   As filed with the Securities and Exchange Commission on November 27, 1996

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                             REGISTRATION STATEMENT

                                   ON FORM S-1

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                -----------------

                         ICF KAISER INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

     Delaware                         8711                       54-1437073

(State of Incorporation)            SIC Code                  (I.R.S. Employer
                                                            Identification No.)

                                9300 Lee Highway
                          Fairfax, Virginia 22031-1207
                                 (703) 934-3600

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

                              Paul Weeks, II, Esq.

              Senior Vice President, General Counsel and Secretary

                         ICF Kaiser International, Inc.

                 9300 Lee Highway, Fairfax, Virginia 22031-1207
                                 (703) 934-3600

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

         Approximate date of commencement of proposed sale to the public. From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                -----------------

        CALCULATION OF REGISTRATION FEE

======================================================================================================================
   Title of each class of        Amount to be      Proposed maximum      Proposed maximum             Amount of
securities to be registered      registered (*)       offering price      aggregate offering      registration fee (*)
                                                      per share (**)          price(*)
----------------------------------------------------------------------------------------------------------------------
        Common Stock               454,545              $1.8125              $823,862.81                $249.66
                                    shares
----------------------------------------------------------------------------------------------------------------------
   Preferred Stock Purchase         (***)                 n/a                    n/a                      n/a
            Rights

(*)     Also covers the registration of 1,078,667 shares registered pursuant to
Registration No. 33-64655 (effective March 6, 1996). Registration fees of $1,444.70 were paid on November 30, 1996, and $ 26.58 on February 5, 1996, for the registration of these shares.

(**)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite Tape on November 21, 1996.

(***)   Each share of Common Stock issued by the Registrant has one associated non-detachable Preferred Stock Purchase Right.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

        Pursuant to Rule 429, promulgated under the Securities Act of 1933, as amended, the Prospectus forming a part of this registration statement also relates to those shares of registrant's Common Stock initially included in registrant's registration statement (File No. 33-64655) that remain unsold as of the date hereof.

                         ICF KAISER INTERNATIONAL, INC.

                              CROSS REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K

         Form S-1 Item Number and Caption                     Location in Prospectus
         ---------------------------------                    ----------------------
1.   Forepart of the Registration Statement and Outside
              Front Cover of Prospectus                            Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages
              of Prospectus                                        Inside Front Cover Page

3.   Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges                              Prospectus Summary; Risk Factors

4.   Use of Proceeds                                               Not Applicable

5.   Determination of Offering Price                               Not Applicable

6.   Dilution                                                      Not Applicable

7.   Selling Security Holders                                      Outside Front Cover Page;
                                                                   Selling Shareholders

8.   Plan of Distribution                                          Outside Front Cover Page

9.   Description of Securities to be Registered                    Description of Capital Stock

10.  Interest of Named Experts and Counsel                         Legal Matters; Experts

11.  Information with Respect to the Registrant                    Prospectus Summary; Risk Factors;
                                                                   Market Prices and Dividend
                                                                   Policy; Selected Consolidated
                                                                   Financial Data; Management's Discussion
                                                                   and Analysis of Financial Condition and
                                                                   Results of Operations; Business;
                                                                   Management; Executive Compensation;
                                                                   Security Ownership; Consolidated Financial
                                                                   Statements and Notes thereto.

12.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities                Not Applicable

                                   PROSPECTUS

                         ICF Kaiser International, Inc.

                        1,533,212 Shares of Common Stock

                                 --------------

         This Prospectus covers the resale by shareholders of up to 1,533,212 shares of ICF Kaiser International, Inc. ("ICF Kaiser" or the "Company") Common Stock, par value $0.01 per share (the "Common Stock") issued in the four distinct and separate transactions described below.

                                 --------------

         See "Risk Factors" beginning on page 8 of this Prospectus for certain considerations relevant to an investment in the Common Stock.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

         (1)      Georgia A.  Wilson and  Associates,  Inc.  ("GAW").  This
                  ---------------------------------------------------
Prospectus covers the resale of up to 454,545 shares of Common Stock which were issued by the Company pursuant to the terms of an Agreement and Plan of Merger (the "GAW Merger") dated as of July 1, 1996 (the "GAW Merger Agreement"), by and among ICF Kaiser; GAW, a Texas corporation; ICF Kaiser/Georgia Wilson, Inc., a Delaware corporation ("ICFK/GW"); and three of the shareholders of GAW (namely, Georgia A. Wilson, James R. Ainsworth, and Danny L. Sherwood). The individual GAW shareholders hereinafter are referred to as the "GAW Selling Shareholders." As a result of the GAW Merger, GAW merged into ICFK/GW, the separate existence of GAW ceased, and ICFK/GW was the surviving corporation. ICFK/GW is a wholly owned ICF Kaiser subsidiary.

         On July 1, 1996, the effective date of the Merger, each GAW Selling Shareholder exchanged the shares of GAW common stock owned immediately prior thereto into her/his pro rata share of 454,545 shares of ICF Kaiser Common Stock (the "GAW Shares"). The 454,545 GAW Shares issued at the GAW Merger closing are being registered for resale. A total of 359,089 GAW Shares (79%) are restricted against transfer until July 22, 1997; thereafter, they may be offered for sale by the GAW Selling Shareholders. The balance of the 95,456 GAW Shares may be offered for sale by the GAW Selling Shareholders. The Company will not receive any of the proceeds from the sale of any of the GAW Shares.

         (2)      EDA, Incorporated ("EDA"). This Prospectus also covers the
                  --------------------------
resale of up to 722,500 shares of Common Stock which were issued by the Company pursuant to the terms of an Agreement and Plan of Merger (the "EDA Merger") dated as of July 28, 1995 (the "EDA Merger Agreement"), by and among ICF Kaiser; EDA; ICF Kaiser Disappearing, Inc., a Maryland corporation ("ICFKDI"); and five shareholders of EDA. The individual EDA shareholders hereinafter are referred to as the "EDA Selling Shareholders". As a result of the EDA Merger, ICFKDI merged into EDA, the separate existence of ICFKDI ceased, and EDA was the surviving corporation. As the surviving corporation, EDA became a wholly owned subsidiary of ICF Kaiser.

         On July 28, 1995, the effective date of the EDA Merger, each EDA Selling Shareholder exchanged the shares of EDA common stock owned immediately prior thereto into his pro rata share of 191,250 shares of ICF Kaiser Common Stock (the "EDA Closing Shares"). In addition, each EDA Selling Shareholder received his pro rata share of cash consideration at the EDA Merger closing and the right to receive his share of the EDA Earn-out Shares as defined below (if any) required to be paid within two years from the closing.

         A total of 191,250 EDA Closing Shares issued at the closing were registered for resale pursuant to a Registration Statement on Form S-1 (No. 33-64655) declared effective by the Securities and Exchange Commission

("SEC" or the "Commission") on March 6, 1996. An additional 531,250 shares of Common Stock (the "EDA Earn-out Shares") were registered for resale under the same filing. This number was determined by dividing the agreed upon value of Common Stock to be issued following an earn-out period ($2,125,000) by $4.00 per share.

         In November 1996, the Company, EDA, and the EDA Selling Shareholders entered into an Agreement pursuant to which the number of EDA Closing Shares was changed; in addition, the conditions for earning the revised EDA Earn-out Shares were changed. Three of the EDA Selling Shareholders agreed to return to the Company a total of 50,000 of the EDA Closing Shares received at the EDA closing (the "EDA Returned Shares"). At such time as the aggregate Valuation Earnings (as defined in the EDA Merger Agreement) reach a specified level, the Company will return the EDA Returned Shares to the respective EDA Selling Shareholders. If the specified level of aggregate Valuation Earnings is not met on or prior to December 31, 1997, then the EDA Returned Shares are forfeited back to the Company. This Agreement also revised the conditions under which the 531,250 EDA Earn-out Shares would be delivered to the EDA Selling Shareholders.

         The EDA Earn-Out Shares, if earned, will be issued in two tranches, the first in August 1997 and the second in February 1998, with a limited right to an additional distribution of EDA Earn-Out Shares in August 1998. The actual number of EDA Earn-out Shares to be issued will be determined by calculating the average closing price of ICF Kaiser Common Stock on the New York Stock Exchange for the twenty (20) trading days prior to the second anniversary of the EDA closing (provided that the first $300,000 of the value of the EDA Earn-out Shares shall be valued at $4.00 per share), in the case of the first tranche, and the average closing price of the ICF Kaiser Common Stock on the NYSE for the twenty (20) trading days prior to December 31, 1997, in the case of the second tranche. The EDA Returned and Earn-out Shares will remain in escrow until the earnout conditions have been met.

         A total of 141,250 of the EDA Closing Shares may be offered for sale by the five EDA Selling Shareholders. None of the EDA Returned Shares may be offered for sale by the three EDA Selling Shareholders until the conditions for their return to such shareholders have been met; thereafter, they may be offered for sale by such shareholders. The EDA Earn-out Shares remain in escrow pending the meeting of the revised conditions for their delivery to the EDA Selling Shareholders. All such shares may be offered for sale by the EDA Selling Shareholders if delivered to the EDA Selling Shareholders pursuant to the amended EDA Merger Agreement. The Company will not receive any of the proceeds from the sale of the EDA Closing Shares, the EDA Returned Shares, or the EDA Earn-out Shares.

         (3) John G. Balch ("Mr. Balch"). The Prospectus also covers the resale
             ----------------------------
of up to 256,167 shares of Common Stock (the "Balch Shares") out of a total of 396,167 shares issued by the Company pursuant to the terms of an Agreement dated as of March 21, 1995 (the "Balch Agreement"), by and between Mr. Balch and Excell Development Construction, Inc. ("Excell"), a Delaware corporation and an indirect, wholly owned subsidiary of the Company. All of the 396,167 Balch Shares were registered for resale pursuant to a Registration Statement on Form S-1 (No. 33-64655) declared effective by the SEC on March 6, 1996. Of the total Balch Shares, 121,167 shares could have been offered for sale by Mr. Balch and 275,000 were pledged as security for loans between Mr. Balch and Excell. The Company is aware that through November 20, 1996, Mr. Balch had sold 85,000 of the 121,167 Balch Shares and 36,167 Balch Shares may be offered for sale by Mr. Balch. The Company will not receive any of the proceeds from the sale of these Balch Shares. As of that date, the Company had applied 55,000 of the 275,000 pledged Balch Shares against Mr. Balch's outstanding loan principal.

         (4) The IPC Company ("IPC"). The Prospectus also covers the resale of
             ------------------------
100,000 shares of Common Stock (the "IPC Shares") issued by the Company pursuant to the terms of an Asset Purchase Agreement (the "IPC Agreement") by and among ICF Kaiser; ICF Kaiser Engineers, Inc., a Delaware corporation and a wholly owned subsidiary of ICF Kaiser; IPC and six IPC shareholders (hereinafter referred to as the "IPC Selling Shareholders". Pursuant to the IPC Agreement, the Company issued 100,000 shares of Common Stock to IPC (the "IPC Shares") in return for substantially all of IPC's assets, excluding certain accounts receivable which were conveyed to an IPC shareholder to liquidate his loan to IPC. The Company's subsidiary assumed only specified, listed contractual obligations in connection with the asset purchase. All of the 100,000 IPC Shares subsequently were distributed to the IPC Selling Shareholders by IPC in connection with the liquidation of IPC or as an IPC dividend, and all such IPC Shares may be offered for sale by the IPC Selling Shareholders. All of the IPC Shares were registered for resale pursuant to a Registration Statement on Form S-1 (No. 33-64655) declared effective by the SEC on March 6, 1996. The Company will not receive any of the proceeds from the sale of the IPC Shares.

         The Company has been advised by the GAW Selling Shareholders, the EDA Selling Shareholders, Mr. Balch, IPC, and the IPC Selling Shareholders that there are no underwriting arrangements with respect to the sale of the GAW

Shares, the EDA Closing Shares, the EDA Returned Shares, the EDA Earn-out Shares, the Balch Shares, and the IPC Shares (collectively the "Shares"), that such Shares will be sold from time to time in public sales at then prevailing prices or at prices related to the then-current market price or in private transactions at negotiated prices. The Shares may be sold through purchases by a broker or dealer as principal and resold by such broker or dealer for its account pursuant to this Prospectus or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the GAW Selling Shareholders, the EDA Selling Shareholders, Mr. Balch, IPC or the IPC Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such sellers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. See "Selling Shareholders."

                                ---------------

         ICF Kaiser's Common Stock is traded on the New York Stock Exchange under the symbol "ICF". The last sale price reported for such Common Stock on November 21, 1996, as quoted on the New York Stock Exchange Composite Tape, was $1.875.

                                ---------------

              The date of this Prospectus is _____________, 1996.


                                TABLE OF CONTENTS

   Available Information ..................................................5
   Prospectus Summary......................................................6
   Risk Factors............................................................8
   Market Prices and Dividend Policy......................................14
   Selected Consolidated Financial Data...................................15
   Management's Discussion and Analysis of Financial Condition
      and Results of Operations...........................................16
   Business...............................................................25
   Management.............................................................36
   Executive Compensation.................................................40
   Security Ownership.....................................................45
   Selling Shareholders...................................................47
   Description of the Capital Stock.......................................48
   Description of the Credit Facility.....................................56
   Description of Proposed $15 Million of 12% Senior Subordinated
      Notes due 2003......................................................59
   Description of the Indenture...........................................59
   Pro Forma Financial Information........................................68
   Legal Matters..........................................................72
   Experts................................................................72
   Consolidated Financial Information....................................F-1

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission
(the "Commission") Registration Statements on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statements") under the Securities Act of 1933, as amended (the "Act"), with respect to the Shares offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statements and in the exhibits and schedules thereto. For further information about the Company and the Shares, reference is made to the Registration Statements. The Registration Statements may be inspected and copied at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. The statements contained in this Prospectus about the contents of any contract or other document filed as an exhibit to the Registration Statement are not complete, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the Commission's Public Reference Room and Regional Offices set forth above, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Common Stock has been traded on the New York Stock Exchange since September 14, 1993, and reports, proxy material, and other information concerning the Company may be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                               --------------

         No persons have been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities other than the Common Stock to which it relates or a solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof or that the other information contained herein is correct at any time subsequent to the date hereof.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Effective December 31, 1995, the Company changed its fiscal year end from February 28 to December 31.

The Company

         ICF Kaiser International, Inc., through ICF Kaiser Engineers, Inc. and its other operating subsidiaries, is one of the nation's largest engineering, construction and consulting services companies, providing fully integrated capabilities to public- and private-sector clients in the related markets of environment, infrastructure, industry and energy. The terms "Company" or "ICF Kaiser" in this Prospectus may refer to ICF Kaiser International, Inc. and/or any of its wholly owned operating subsidiaries. For the nine months ended September 30, 1996, ICF Kaiser reported gross and service revenue of $1.023 billion and $434 million, respectively. Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of income (loss) of joint ventures and affiliated companies.

         The Company is organized into three business groups: the ICF Kaiser Engineers Group; the Federal Programs Group; and the Consulting Group. The Company operates predominantly in one industry segment, in which it provides engineering, construction, consulting and other professional services. As of November 12, 1996, the Company employed approximately 5,000 people located in more than 85 offices worldwide.

         In the environmental market, ICF Kaiser provides services in connection with the remediation of hazardous and radioactive waste, waste minimization and disposal, risk assessment, global warming and acid rain, alternative fuels and clean up of harbors and waterways. Demand for environmental services is driven by a number of factors, including: the need to improve the quality of the environment; federal, state and municipal regulation and enforcement; and increased liability associated with pollution-related injury and damage. ICF Kaiser provides consulting, engineering and construction services to the infrastructure market. This market historically has been driven by the need to maintain and expand roads, highways, mass transit systems and airports. Increasingly, environmental concerns, such as reducing automotive air pollutant emissions, are a driving force behind new infrastructure and transportation initiatives. ICF Kaiser assists clients in private industry by providing the engineering and construction skills needed to maintain and retrofit existing plants and replace aging production capacity with newer, more environmentally responsible facilities. Through its acquisition of ICF Kaiser Engineers, Inc. in 1988, the Company acquired the engineering and construction skills, as well as access to process technologies, needed to establish a leadership position in serving the basic metals and mining industries, including aluminum, steel, copper, and coal.

         ICF Kaiser International, Inc. was incorporated in Delaware in 1987 as the parent holding company of ICF Incorporated, a nationwide consulting and engineering firm that has provided services since 1969. The Company's headquarters is located at 9300 Lee Highway, Fairfax, Virginia 22031-1207, and its telephone number is (703) 934-3600. The Company's four regional headquarters are located at 1800 Harrison St., Oakland, California 94612-3430 Telephone (510) 419-6000; 6440 Southpoint Parkway, Jacksonville, FL 32216 Telephone (904) 279-7200; Gateway View Plaza, 1600 West Carson St., Pittsburgh, PA 15220 Telephone (412) 497-2000; and 3D International Tower, 1900 West Loop South, Suite 1350, Houston, TX 77027 Telephone (713) 623-5000.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The summary consolidated financial data of the Company for the ten months ended December 31, 1995, and each year in the four-year period ended February 28, 1995, have been derived from the Company's audited consolidated financial statements. This information should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary consolidated financial data of the Company as of September 30, 1996 and 1995, and for the nine-month periods then ended have been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company, include all normal and recurring adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996. Certain reclassifications have been made to the prior period financial statements to conform to the presentation used in the September 30, 1996 financial statements. The nine-month data set forth below is unaudited.

                                                 (in thousands, except per share data)
                                                                               Ten Months
                                                          Nine Months Ended       Ended
                                                             September 30      December 31         Year Ended February 28,
                                                            --------------     -----------  --------------------------------------
                                                           1996        1995       1995       1995      1994(1)    1993     1992(2)
                                                           ----        ----       ----       ----      ------     ----     -------
Statement of Operations Data:
Gross revenue ....................................   $ 1,023,410  $ 731,795  $ 916,744  $ 861,518  $ 651,657 $ 678,882  $ 710,873
Service revenue (3) ..............................       433,647    357,582    425,896    459,786    382,708   391,528    385,942
Operating income (loss) .........................         21,170     13,171     17,505     13,688     (5,230)   22,744    (43,963)
Income (loss) before income taxes, minority
    interest, and extraordinary item ............          9,285      2,542      6,303      1,239    (12,877)   14,894    (54,310)
Income (loss) before minority interests and
    extraordinary item ..........................          8,445      1,242      4,212     (1,661)   (12,528)    8,639    (40,516)
Net income (loss) before extraordinary item ......         3,720        (73)     2,252     (1,661)   (12,528)    8,639    (40,516)
Net income (loss) ................................         3,720        (73)     2,252     (1,661)   (18,497)    8,639    (40,516)
Net income (loss) available
    for common shareholders ......................         2,089     (1,689)       449     (3,815)   (25,322)    3,346    (42,932)

Primary and Fully Diluted Net Income (Loss)
    Per Common Share:
    Before extraordinary item ....................   $      0.10  $   (0.08) $    0.02  $   (0.18) $   (0.92)  $  0.16  $   (2.25)
    Extraordinary loss on early
         extinguishment of debt ..................             -          -          -          -      (0.29)        -          -
                                                     -----------  ---------  ---------  ---------  ---------   -------  ---------
         Total ...................................   $      0.10  $   (0.08) $    0.02  $   (0.18) $   (1.21) $   0.16   $  (2.25)
                                                     -----------  ---------  ---------  ---------  ---------   -------   --------

Weighted average common and common equivalent
    shares outstanding, assuming full dilution ...        21,955     21,427     21,517     20,957     20,886    21,272     19,085


Balance Sheet Data(end of period):
Total assets .....................................   $   374,535  $ 373,074  $ 369,517  $ 281,422  $ 281,198 $ 293,076  $ 318,947
Working capital ..................................       102,009     84,422     84,589     91,640     87,648    85,861     65,623
Long-term liabilities ............................       139,063    126,650    125,818    133,130    130,752    75,602     85,675
Redeemable perferred stock .......................        19,940     19,736     19,787     19,617     20,212    44,824     45,161
Shareholders' equity .............................        33,192     27,690     28,427     27,624     30,780    58,521     51,151

(1) In fiscal year 1994, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."
(2) Fiscal year 1992 reflects after-tax charge of $52.4 million associated with the disposal and restructuring of certain businesses.
(3) Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of the equity in income of unconsolidated joint ventures and affiliated companies.

         RISK FACTORS

         Prospective purchasers of the Common Stock should carefully consider the following risk factors relative to investing in the Common Stock.

Company is Highly Leveraged

         At September 30, 1996, the Company had total indebtedness of $133.4 million, representing 71.5% of total capitalization. Effective March 8, 1996, the Company agreed to increase the interest rate on its $125 million of 12% Senior Subordinated Notes due 2003 (the "Existing Notes") by one percent until the Company achieves and maintains a specified level of earnings as defined in the Fourth Supplemental Indenture to the Indenture dated as of January 11, 1994 (the "Existing Indenture") governing the Existing Notes.

         The degree to which the Company is leveraged could have important consequences including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its debt;
(iii) the agreements governing the Company's long-term debt contain certain restrictive financial and operating covenants which could limit the Company's ability to expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns and reduce its flexibility in responding to changing business and economic conditions. The ability of the Company to pay interest and principal on the Existing Notes and to satisfy its other debt obligations will be dependent on the future operating performance of the Company, which could be affected by changes in economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with the covenants and other provisions of its debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions.

         If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion of its long-term debt. However, there can be no assurance that the Company will be able to successfully renegotiate such terms or refinance its indebtedness, or, if the Company were able to do so, that the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company likely would have to consider various other options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness, or other options available to it under law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

History of Net Losses

         As shown in the following table, for three of the past five fiscal years, the Company has had net losses; fiscal 1992 reflects an after-tax charge of $52.4 million associated with the disposal and restructuring of certain businesses. The Company's cumulative deficit at September 30, 1996, was $30,805,000. The amounts shown in the following table are in thousands, and the nine-month data is unaudited.


                                 Nine Months       Ten Months
                                    Ended            Ended
                                September 30,     December 31,                  Year Ended February 28,
                                                               -------------------------------------------------------
                                    1996             1995          1995           1994         1993           1992
                                    ----             ----          ----           ----         ----           ----
Net income (loss)               $  3,720         $  2,252      $ (1,661)     $ (18,497)     $ 8,639      $ (40,516)
Net income (loss) available
for common shareholders            2,089              449        (3,815)       (25,322)       3,346        (42,932)



Limited Ability to Incur Additional Debt

         As of October 31, 1996, the total capacity for cash loans and letters of credit under the Company's revolving credit and letter of credit facility (the "Credit Facility") was $40 million. As of November 12, 1996, there was $21.1 million in letters of credit outstanding and $10.0 million in cash loans outstanding. Thus, as of November 12, 1996, there was $8.9 million available under the Credit Facility.

         Excluding borrowings under the Credit Facility, the Existing Indenture limits the Company's ability to incur additional indebtedness to a total amount equal to 7.5% of the Company's Consolidated Tangible Assets as defined in the Indenture. As of September 30, 1996, Consolidated Tangible Assets as defined in the Indenture totaled $215.85 million; 7.5% of this total is $16.2 million. Of this amount, a total of $15 million may be used for the New Units described in the immediately following risk factor. The combined amount of available additional indebtedness may be insufficient for working capital needs, potential acquisitions, significant capital expenditures, repayment of debt or other purposes. See "Pro Forma Financial Information."

Possible Offering of New 12% Senior Subordinated Notes due 2003

         The Company is considering an offering (the "Offering") of 15,000 units (the "New Units"), each of which consists of $1,000 principal amount of the new 12% Senior Subordinated Notes due 2003 (the "New Notes") and 4.8 warrants (the "New Warrants"), each to purchase one share of common stock, par value $0.01 per share, of the Company (the "Common Stock"). The New Notes and the New Warrants would be separately transferable immediately after the date of issuance of the New Units. The New Notes would have substantially identical terms as the Existing Notes and would be issued pursuant to a new indenture which also would have substantially identical terms as the Existing Indenture. The net proceeds of the New Units, if issued, will be used to repurchase a portion of the Company's Series 2D Senior Preferred Stock with a mandatory redemption date of January 13, 1997, and having an aggregate liquidation preference of $20 million; the balance is expected to be provided by a Term Loan under the Credit Facility.

         Interest on the New Notes (if issued) would be payable semiannually on June 30 and December 31 of each year, commencing December 31, 1996. The New Notes would not be redeemable prior to December 31, 1998. The New Notes would be redeemable, in whole or in part, at the option of the Company on or after December 31, 1998, at the redemption prices set forth therein, plus accrued interest to the date of redemption. The New Notes would be unsecured obligations of the Company and subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes would be unconditionally guaranteed by four wholly owned subsidiaries of the Company. The New Notes would be effectively subordinated to all existing and future claims of creditors and preferred stockholders of the Company's subsidiaries. As of September 30, 1996, after giving pro forma effect to the issuance of the New Notes and application of the proceeds thereof, the amount of indebtedness of the Company and its subsidiaries ranking senior in right of payment to the New Notes would have been approximately $13.0 million. See "Description of the Credit Facility," "Description of the Indenture," and "Pro Forma Financial Information." In the event of a Change of Control (as defined), the Company would be required to offer to purchase all the Existing Notes as well as the New Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount of Notes, plus accrued and unpaid interest, if any, to the date of purchase.

         Each New Warrant (if issued) would entitle the holder thereof to purchase one share of Common Stock at a price equal to $5.00 per share, subject to adjustment under certain circumstances. Prior to their expiration on December 31, 1998, the New Warrants would be exercisable at any time on or after their date of issuance. Upon exercise, the holders of New Warrants would be entitled to purchase, in the aggregate, 72,000 shares of Common Stock.

Risks Associated with Company's Pledge of Assets

         The Company and most of its subsidiaries have granted a security interest in substantially all of their accounts receivable and certain other assets to secure all debt incurred pursuant to the Credit Facility. The Company would not be able to incur additional debt (including additional debt permitted by the Existing Indenture) if the Company were required to pledge assets in connection with the incurrence of such additional debt. In the event of bankruptcy or liquidation of the Company, there can be no assurance that sufficient assets would be available for payment of the Existing Notes.

Limited Ability to Make Acquisitions and Other Investments

         The Credit Facility limits the Company's ability to make acquisitions and other investments, and the Existing Indenture limits the Company's ability to make restricted payments, including certain payments in connection with investments and acquisitions. These limitations in the Existing Indenture are based in part on the Company's

Consolidated Net Income (as defined) during the period since August 31, 1993; the losses incurred by the Company during fiscal 1994 and 1995 have the effect of making these limitations very restrictive.

         The indebtedness, investment, acquisitions, and restricted payments limitations in the Credit Facility and the Existing Indenture mean that during the next several years it likely will be necessary for the Company to issue additional equity securities to fund any significant acquisitions and to invest significant amounts in joint ventures. Additional financing for the Company generally will have to take the form of raising additional equity capital, refinancing existing debt, incurring other permitted indebtedness, or obtaining significant proceeds from the sale of assets.

Company's Intention Not to Pay Common Stock Dividends

         The Company has never paid cash dividends on its Common Stock and has no intention to pay cash dividends on its common stock for the foreseeable future. Even if it were the Company's intention to pay such dividends, the Credit Facility and the Indenture require that the Company comply with certain covenants before cash dividends on the Common Stock could be paid. The Company is not currently in compliance with the covenants that would permit payment of Common Stock dividends.

Consequences of Failure to Redeem the Preferred Stock on a Timely Basis

         The agreements governing the Company's Series 2D Senior Preferred Stock provide that certain restrictive covenants described in the following paragraph become operative if the Company fails to make the mandatory redemption on January 13, 1997.

         If the Company fails to make the mandatory redemption, the holders of the Series 2D Senior Preferred Stock will have the exclusive right to elect two additional directors. In addition, until such failure is cured, if 33% or more of the then outstanding Series 2D Senior Preferred Stock is held by an Initial Holder (currently EXOR America Inc.), the Company becomes subject to certain restrictive covenants. Without the consent of the Initial Holder, such covenants would prohibit the Company from, among other things: making any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole; selling or disposing of assets of the Company or any Subsidiary for consideration of more than $1 million; entering into, amending, and terminating employment agreements or arrangements of the Company or any Subsidiary that provide for annual compensation or payments in excess of $200,000; merging or consolidating the Company with or into any other person; reorganizing, liquidating, dissolving, declaring, or voluntarily entering into bankruptcy with respect to, the Company or any Subsidiary; redeeming and declaring of dividends or distributions on any capital stock of the Company; making any capital expenditures, or any series of capital expenditures for substantially the same purpose, or for related purposes, of the Company or any Subsidiary exceeding, individually $500,000; electing or appointing any officer, and nominating any director, of the Company, other than existing officers and directors; amending the Certificate of Incorporation or By-laws of the Company; acquiring or agreeing to acquire, or acquiring of an option to acquire, all or substantially all of the capital stock or assets of another person (other than joint ventures formed in connection with competing for, or obtaining, project or construction contract or similar business); entering into any material contract outside the ordinary course of business which contemplates the payment or receipt by the Company or any Subsidiary of consideration in excess of $500,000; guaranteeing the obligations of any other person (other than a Subsidiary) in excess of $1 million; and incurring any indebtedness other than as permitted pursuant to the terms of the Existing Indenture.

         To the extent that the Series 2D Senior Preferred Stock is Disqualified Stock under the Indenture or is treated as such under the Indenture, then the failure to redeem such stock on the January 13, 1997, mandatory redemption date could be an Event of Default under the Indenture. If such an Event of Default occurs, the Trustee (or Holders of 25% of the outstanding Existing Notes) could declare the Existing Notes to be due and payable immediately for 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of payment. Such acceleration could also be an Event of Default under the Credit Facility.

Company Dependent on Federal Government Contracts

         A substantial portion of ICF Kaiser's revenues are derived from services performed directly or indirectly under contracts with various agencies and departments of the Federal government. During the ten months ended December 31, 1995, approximately 78% of the Company's consolidated gross revenue was derived from contracts with the U.S.

Government. During the ten months ended December 31, 1995, the U.S. Department of Energy ("DOE") accounted for approximately 68% of consolidated gross revenue; the U.S. Department of Defense ("DOD"), the U.S. Environmental Protection Agency ("EPA"), and other Federal agencies collectively accounted for approximately 10% of the Company's consolidated gross revenue.

         In August 1996, the Company, through its subsidiary ICF Kaiser Hanford Company, was informed that the team of which it was a member was unsuccessful recompeting for work at the DOE's Hanford Site, Richland, Washington, and the Company's existing contract at Hanford was effectively terminated by DOE on October 1, 1996. As a result, and based on the Company's current assessment of the closeout of the Hanford contract, management believes the impact on earnings will be material in the fourth quarter of 1996, as well as future periods, unless replaced. In response to the reduction and eventual elimination of the Hanford contract, in August 1996 the Company initiated a significant operational efficiency and cost savings program, together with management changes, with the objective of minimizing the long-term impact associated with the termination of the Hanford contract. Termination of the Hanford contract is not expected to significantly impact cash flows in the fourth quarter of fiscal year 1996 but may have a significant impact after 1996 if the cost savings program is not successful.

         Contracts made with the U.S. Government generally are subject to annual approval of funding. Limitations imposed on spending by Federal government agencies, which might result from efforts to reduce the Federal deficit or for other reasons, may limit the continued funding of the Company's existing Federal government contracts and may limit the ability of the Company to obtain additional contracts. These limitations, if significant, could have a material adverse effect on the Company.

         The Company has a substantial number of cost-reimbursement contracts with the U.S. government, the costs of which are subject to audit by the U.S. government. As a result of pending audits relating to fiscal years 1986 forward, the government has asserted, among other things, that certain costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with federal procurement regulations. The Company is actively working with the government to resolve these issues. The Company has provided for the potential effect of disallowed costs for the periods currently under audit and for periods not yet audited, although the amounts at issue have not been quantified by the government or the Company. This provision will be reviewed periodically as discussions with the government progress. Based on the information currently available, management believes the potential effects of these pending audits will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

         All Federal contracts may be terminated by the U.S. Government at any time, with or without cause. There can be no assurance that existing or future Federal government contracts would not be terminated or that the government will continue to use the Company's services at levels comparable to current use.

Company Dependent on Governmental Environmental Regulation Continuing

         A substantial portion of the Company's business has been generated either directly or indirectly as a result of Federal and state laws, regulations and programs related to environmental issues. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws, regulations and programs, could have a material adverse effect on the Company's business. In addition, any significant effort by the DOE to reduce the role of private contractors in environmental projects could have a material adverse effect on the Company.

Potential Environmental Liability for Company's Work

         The assessment, analysis, remediation, handling, management, and disposal of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violations of environmental laws and regulations, and liabilities to customers and to third parties for damages arising from performing services for clients.

         Consistent with industry experience and trends, the Company has found it difficult to obtain pollution insurance coverage, in amounts and on terms that are economically reasonable, against possible liabilities that may be incurred in connection with its conduct of its environmental business. An uninsured claim arising out of the Company's environmental activities, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

         Potential Liabilities Arising Out of Environmental Laws and Regulations

         All facets of the Company's business are conducted in the context of a rapidly developing and changing statutory and regulatory framework. The Company's operations and services are affected by and subject to regulation by a number of Federal agencies, including the EPA and the Occupational Safety and Health Administration, as well as applicable state and local regulatory agencies. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") addresses cleanup of sites at which there has been a release or threatened release of hazardous substances into the environment. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation, or disposal of hazardous substances. Several recent court decisions have accepted these claims. Should the Company be held responsible under CERCLA for damages caused while performing services or otherwise, it may be forced to bear such liability by itself, notwithstanding the potential availability of contribution or indemnity from other parties. The Resource Conservation and Recovery Act ("RCRA") governs hazardous waste generation, treatment, transportation, storage, and disposal. RCRA, or EPA-approved state programs at least as stringent, govern waste handling activities involving wastes classified as "hazardous." Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation of such statutes and the regulations thereunder.

         Potential Liabilities Involving Clients and Third Parties

         In performing services for its clients, the Company could potentially be liable for breach of contract, personal injury, property damage, and negligence (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages.

         Environmental contractors, in connection with work performed for clients, potentially face liabilities to third parties from various claims, including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including through a sudden and accidental release or discharge of contaminants or pollutants during the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports or recommendations prepared by the Company. Personal injury claims could arise contemporaneously with performance of the work or long after completion of the project as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be adjudged strictly liable, i.e., liable for damages even though its services were performed using reasonable care, on the grounds that such services involved "abnormally dangerous activities."

         Clients frequently attempt to shift various of the liabilities arising out of remediation of their own environmental problems to contractors through contractual indemnities. Such provisions seek to require the Company to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties including liabilities arising as a result of breaches by the Company of specified standards of care.

         For EPA contracts involving field services in connection with Superfund response actions, the Company is eligible for indemnification under Section 119 of CERCLA, for pollution and environmental damage liability resulting from release or threatened release of hazardous substances. Recently, EPA has constricted significantly the circumstances under which it will indemnify its contractors against liabilities incurred in connection with CERCLA projects. There are other proposals both in Congress and at the regulatory agencies to further restrict indemnification of contractors from third-party claims.

         Kaiser-Hill Company, LLC (a limited liability company owned equally by the Company and CH2M Hill Companies, Ltd.) signed a five-year Performance Based Integrating Management contract in 1995 to perform work at the DOE's Rocky Flats Environmental Technology Site near Golden, Colorado. The terms of that contract govern any liability (including without limitation, a claim involving strict or absolute liability and any civil fine or penalty, expense, or remediation cost, but limited to those of a civil nature), which may be incurred by, imposed on, or asserted against Kaiser-Hill arising out of any act or failure to act, condition, or exposure which occurred before Kaiser-Hill assumed responsibility on July 1, 1995 ("pre-existing conditions"). To the extent the acts or omissions of Kaiser-Hill constitute willful misconduct, lack of good faith, or failure to exercise prudent business judgment on the part of Kaiser-Hill's managerial personnel and cause or add to any liability, expense, or remediation cost resulting from pre-existing conditions, Kaiser-Hill shall be responsible, but only for the incremental liability, expense, or remediation caused by Kaiser-Hill. The contract further provides that Kaiser-Hill will not be reimbursed for liabilities and expenses to third parties caused by the willful misconduct or lack of good faith of Kaiser-Hill's managerial personnel or the failure to exercise prudent business judgment by Kaiser-Hill's managerial personnel.

Highly Competitive Market for Company's Services

         The market for the Company's services is highly competitive. The Company and its subsidiaries compete with many other environmental consulting, engineering and construction firms ranging from small firms to large multinational firms having substantially greater financial, management, and marketing resources than the Company. Other competitive factors include quality of services, technical qualifications, reputation, geographic presence, price, and the availability of key professional personnel.

Risks Associated with Company's Ability to Attract and Retain Professional Personnel

         The Company's ability to retain and expand its staff of qualified professionals is an important factor in determining the Company's future success. The market for these professionals, especially environmental professionals, is competitive. There can be no assurance that the Company will continue to be successful in its efforts to attract and retain such professionals.

Fluctuations in Quarterly Financial Results

         The Company's quarterly financial results may be affected by a number of factors, including the commencement, completion, or termination of major projects. Accordingly, results for any one quarter are not necessarily indicative of results for any other quarter or for the year.

Limitations on Ability to Change the Control of the Company

         In the event of a Change of Control (as defined in the Existing Indenture), the Company would be required, subject to certain conditions, to offer to purchase all outstanding Existing Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any thereon to the date of purchase. As of September 30, 1996, the Company did not have sufficient funds available to purchase all the Existing Notes were they to be tendered in response to an offer made as a result of such a Change of Control. There can be no assurance that, at the time of a Change of Control, the Company will have sufficient cash to repay all amounts due under the Existing Notes. If a Change of Control should occur, the rights of the holders of the Existing Notes to receive payment upon a Change of Control Offer would be subject to the prior payment rights of holders of any Senior Indebtedness (as defined in the Indenture). The terms of the Credit Facility prohibit the optional payment or prepayment or any redemption of the Existing Notes. If, following a Change of Control, the Company has insufficient funds to purchase all the Existing Notes tendered pursuant to such an offer, or is prohibited from purchasing such Notes pursuant to the terms of any Senior Indebtedness (as defined in the Indenture), an event of default in respect of such Notes would occur. The Change of Control provisions of the Indentures may have the effect of discouraging attempts by a person or group to take control of the Company.

         The Company's Amended and Restated Certificate of Incorporation, By-laws, Shareholder Rights Plan and certain other agreements contain provisions that could have the effect of delaying or preventing a change of control of the Company or affect the Company's ability to engage in certain extraordinary transactions.

                        MARKET PRICES AND DIVIDEND POLICY

         The Common Stock is traded on The New York Stock Exchange ("NYSE") under the symbol "ICF". At October 31, 1996, there were 1,392 shareholders of record; the Company believes that there are approximately 6,000 beneficial owners of Common Stock. On November 21, 1996, the closing price of the Common Stock as reported on the NYSE Composite Tape was $1,875. The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock on the NYSE:

                                                                       High        Low
Fiscal Year Ended February 28, 1995
                    First Quarter                                     $3.875      $2.250
                    Second Quarter                                     2.625       2.000
                    Third Quarter                                      4.125       2.375
                    Fourth Quarter                                     4.375       2.625

March 1 to December 31, 1995
                    First Quarter                                     $5.000      $3.750
                    Second Quarter                                     4.625       3.750
                    Third Quarter                                      4.750       3.250
                    December 1995                                      4.250       3.125

Fiscal Year Ended December 31, 1996
                    First Quarter                                     $4.375      $2.625
                    Second Quarter                                     3.375       2.375
                    Third Quarter                                      3.250       2.000
                    Fourth Quarter (through November 21, 1996)         2.375       1.750

         The Company's Transfer Agent and Registrar is First Chicago Trust Company of New York, P.O. Box 2534, Jersey City, NJ 07303-2534. The shareholder relations telephone number is (201) 324-0498, and the First Chicago Web site address is http://www.fctc.com.

         The Company has never paid cash dividends on its Common Stock. The Board of Directors anticipates that no cash dividends will be paid on its Common Stock for the foreseeable future and that the Company's earnings will be retained for use in the business. The Board of Directors determines the Company's Common Stock dividend policy based on the Company's results of operations, payment of dividends on preferred stock, financial condition, capital requirements, and other circumstances. The Company's debt agreements allow dividends to be paid on its capital stock provided that the Company complies with certain limitations imposed by the terms of such agreements. See Notes F and I to the Consolidated Financial Statements for the ten months ended December 31, 1995.

                     SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data of the Company for the ten months ended December 31, 1995, and each year in the four-year period ended February 28, 1995, have been derived from the Company's audited consolidated financial statements. This information should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data of the Company as of September 30, 1996 and 1995, and for the nine-month periods then ended have been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company, include all normal and recurring adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996. Certain reclassifications have been made to the prior period financial statements to conform to the presentation used in the September 30, 1996 financial statements. The nine-month data set forth below is unaudited.

                                             (in thousands, except per share data)
                                                                             Ten Months
                                                           Nine Months Ended    Ended
                                                             September 30     December 31,           Year Ended February 28,
                                                             ------------     ------------  ---------------------------------------
                                                            1996      1995       1995       1995       1994(1)    1993      1992(2)
                                                            ----      ----       ----       ----       ------     ----      -------
Statement of Operations Data:

Gross revenue.........................................  $1,023,410   $731,795   $916,744   $861,518   $651,657   $678,882  $710,873
Service revenue(3)....................................     433,647    357,582    425,896    459,786    382,708    391,528   385,942
Operating income (loss)...............................      21,170     13,171     17,505     13,688     (5,230)    22,744   (43,963)
Income (loss) before income taxes, minority
    interests, and extraordinary item.................       9,285      2,542      6,303      1,239    (12,877)    14,894   (54,310)
Income (loss) before minority interests and
    extraordinary item................................       8,445      1,242      4,212     (1,661)   (12,528)     8,639   (40,516)
Net income (loss) before extraordinary item...........       3,720        (73)     2,252     (1,661)   (12,528)     8,639   (40,516)
Net income (loss).....................................       3,720        (73)     2,252     (1,661)   (18,497)     8,639   (40,516)
Net income (loss) available
    for common shareholders...........................       2,089     (1,689)       449     (3,815)   (25,322)     3,346   (42,932)

Primary and Fully Diluted Net Income (Loss)

    Per Common Share:
    Before extraordinary item.........................  $     0.10   $  (0.08)  $   0.02   $  (0.18)  $  (0.92)  $   0.16  $  (2.25)
    Extraordinary loss on early
       extinguishment of debt.........................          --         --         --         --      (0.29)        --        --
                                                        ----------   --------   --------   --------   --------   --------  --------
       Total..........................................  $     0.10   $  (0.08)  $   0.02   $  (0.18)  $  (1.21)  $   0.16  $  (2.25)
                                                        ==========   ========   ========   ========   ========   ========  ========

Weighted average common and common equivalent
    shares outstanding, assuming full dilution........      21,955     21,427     21,517     20,957     20,886     21,272    19,085

Balance Sheet Data (end of period);
Total assets..........................................  $  374,535   $373,074   $369,517   $281,422   $281,198   $293,076  $318,947
Working capital.......................................     102,009     84,422     84,589     91,640     87,648     85,861    65,623
Long-term liabilities.................................     139,063    126,650    125,818    133,130    130,752     75,602    85,675
Redeemable perferred stock............................      19,940     19,736     19,787     19,617     20,212     44,824    45,161
Shareholders' equity..................................      33,192     27,690     28,427     27,624     30,780     58,521    51,151

(1) In fiscal year 1994, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."
(2) Fiscal year 1992 reflects after-tax charge of $52.4 million associated with the disposal and restructuring of certain businesses.
(3) Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of the equity in income of unconsolidated joint ventures and affiliated companies.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company is one of the nation's largest engineering, construction, program management, and consulting services companies, providing fully integrated capabilities to clients in four related market areas: environment, infrastructure, industry, and energy. The Company provides services to domestic and foreign clients in both the private and public sectors.

Change in Fiscal Year

         The Company changed from a fiscal year ending February 28 to a fiscal year ending December 31, effective December 31, 1995. As a result, the accompanying financial statements include consolidated operations for the ten months ended December 31, 1995 and for the years ended February 28, 1995 and 1994. See Note S to the consolidated financial statements for the ten months ended December 31, 1995 for unaudited comparative operating results for the ten months ended December 31, 1994. In addition, the comparative period financial statements for the nine months ended September 30, 1995 have been restated to conform with the presentation used in the September 30, 1996 financial statements.

Operating Results for Nine Months Ended September 30, 1996 and 1995

         The Company's operating income of $21.2 million for the nine months ended September 30, 1996 was an $8.0 million increase from the $13.2 million of operating income recorded for the nine months ended September 30, 1995. The increase in operating income partially resulted from a $3.9 million increase in operating income from the Company's operations at the Department of Energy's
(DOE) Hanford, Washington site (Hanford), resulting from higher award fees earned at Hanford in 1996 and activities associated with the final phase of the Company's work at Hanford (see Business Outlook). An additional $6.8 million of the increase in operating income was due to earnings (before minority interests) from the Performance Based Integrating Management Contract at DOE's Rocky Flats Environmental Technology Site in Colorado (Rocky Flats). The Rocky Flats contract was awarded in April 1995 to Kaiser-Hill Company, LLC (Kaiser-Hill), a limited liability company owned equally by ICF Kaiser and CH2M Hill Companies, Ltd. (CH2M Hill). Work under the Rocky Flats contract began on July 1, 1995.

         Operating income for the Company's consulting group increased $1.3 million from 1995 to 1996, primarily due to new contracts and task orders awarded during 1996 and the recognition of revenue resulting from the acceleration in the cost approval process (see Note B to the consolidated financial statements for the nine months ended September 30, 1996). Prior to the third quarter of 1996, the Company had estimated and recorded revenue based on provisional rates. In 1996, the Company accelerated the procedures for obtaining approval from the U.S. government for the Company's actual costs incurred in current periods. As a result, in the third quarter of 1996, the Company's consulting group was able to accelerate its process of billing on certain cost-reimbursement contracts.

         The Company's operating income also increased $2.3 million for the nine months ended September 30, 1996 from the comparable period in 1995 as a result of the 1996 closing of an unprofitable business, and $1.1 million due to income from the Company's increased economic interest in an entity that owns a coal pulverization facility. Additionally, the Company realized cost savings of certain corporate functions, resulting in an improvement in operating income in 1996. Finally, operating income from international operations increased $0.8 million, primarily due to improved operating results from the Company's Australian operations.

         Partially offsetting the operating income increases discussed above were declines of $4.6 million in operating income from engineering and construction operations and $4.2 million in operating income from other federal programs. The federal programs group had significant increases in its costs associated with marketing activities in pursuit of large-scale projects, including approximately $2.1 million of costs in 1996 associated with the Company's unsuccessful re-compete bid on the Hanford contract (see Business Outlook) and significant costs associated with other DOE proposals. The engineering and construction group also experienced higher costs in 1996 associated with marketing activities. In addition, the comparative 1995 results for engineering and construction operations had included operating income from a major transit project in the Philippines.

Operating Results for Ten Months Ended December 31, 1995 and 1994

         ICF Kaiser's operating income of $17.5 million for the ten months ended December 31, 1995 was a $4.6 million increase from the $12.9 million recorded for the ten months ended December 31, 1994. The increase in operating income (before minority interests) primarily resulted from a $5.7 million improvement in engineering and construction operations and $5.3 million in earnings from the Rocky Flats contract awarded in April 1995 to Kaiser-Hill. The improvement in engineering and construction operations was partially due to a major transit project in the Philippines, operating revenue of which had been previously deferred. Other improvements in engineering and construction operations were due to substantial growth in the group's industrial sector and a reduction in the group's overhead.

         An additional $3.0 million increase in operating income resulted from the Company's operations at Hanford because the award fees earned in 1995 were higher than those earned in 1994.

         A $4.9 million decline in the Company's operating income from other environmental work (excluding the Rocky Flats and Hanford contracts) partially offset the improvements in operating income discussed above between the ten-month periods ended December 31, 1995 and 1994. This decrease in other environmental operations was primarily due to a decline in operating income from private-sector environmental work, increases in bidding and proposal efforts required by large scale DOD and DOE contracts, and temporary delays in Federal environmental projects due to Federal government budgetary uncertainties.

         The Company's consulting operations also experienced a decline in operating revenues between the ten-month periods ended December 31, 1995 and 1994, resulting in a $0.9 million decrease in operating income for this group. The decrease was caused by a delay in task-order assignments under new contract awards and a significant increase in levels of business development activity. The Federal government's fiscal 1996 budget was not finalized during the ten months ended December 31, 1995, which led to the Federal government's operating under a continuing resolution (including two no-work furlough periods) since October 1, 1995. While under this resolution, the assignment of work under task-order contracts was delayed.

         A significant company-wide increase in marketing efforts further negatively impacted operating results for the ten months ended December 31, 1995 as compared to the ten months ended December 31, 1994. These efforts were in addition to the marketing activities discussed above within the environmental and consulting operations. The Company believes that ICF Kaiser's increased efforts in its business development activities should result in additional contract awards in both the public and private sectors of its business.

Business Outlook

         The Company's contract backlog increased significantly to $4.4 billion at December 31, 1995 compared to $1.4 billion at February 28, 1995. The increase in backlog primarily resulted from the April 1995 award of the Rocky Flats contract, which added $3.0 billion to contract backlog. The fee structure for this five-year contract provides for a mixture of base and incentive fees earned through the achievement of cost reductions, attainment of certain milestones, and accomplishment of other goals. In August 1995, ICF Kaiser signed a contract estimated at $330 million to perform environmental restoration work at Federal installations for the U.S. Army Corps of Engineers (USACE), Baltimore District. This Total Environmental Restoration Contract (TERC) is for four years with two, three-year options. The contract is a cost reimbursement delivery order contract, and the fee structure includes a combination of cost plus fixed fee, award fee, and incentive fees. In August 1995, ICF Kaiser also signed a five-year contract estimated at $50 million to provide environmental services to USACE, Savannah District.

         The Company's contract backlog was $3.9 billion at September 30, 1996 compared to $4.4 billion at December 31, 1995. The overall reduction in backlog is primarily due to Hanford (see below). In September 1996, the Company signed another TERC contract estimated at $260 million to perform environmental restoration work at federal installations in the South Pacific Division of the U.S. Army Corps of Engineers, Sacramento District. The contract (TERC) is for four years, with two, three-year options and is a cost reimbursement delivery order contract. The fee structure includes a combination of cost plus fixed fee, award fee, and incentive fees. An unsuccessful bidder has filed a protest against the award of the contract to the Company. As a result, performance under the Sacramento TERC has been suspended pending resolution of the protest. The Company believes the protest will not be successful. In September 1996, the Company also signed a five-year contract, valued at more than $60 million, to support EPA's Green Lights and ENERGY STAR programs.

         In March 1996, the Company signed a two-year, $102 million contract to provide engineering and construction services for the initial phase of a mini-mill project for Nova Hut, a.s., an integrated steel maker based in the Ostrava region of the Czech Republic. The Company is currently negotiating a contract with Nova Hut for the next phase of the mini-mill project. Earnings associated with this contract for the next phase of work are expected to be material to the Company's operating results. Management expects to complete negotiations on this contract in the fourth quarter of 1996 or the first quarter of 1997.

         The Company is currently negotiating to sell its interest in entities owning and operating a coal pulverization facility, the earnings and cash flows from which have been significant to the Company, in order to improve the Company's cash position in light of substantial near-term cash requirements (see Liquidity and Capital Resources). The Company anticipates that the closing of such a sale will occur in the fourth quarter of 1996 or the first quarter of 1997. The sale is expected to result in a gain in the period in which the sale is finalized. The Company anticipates that any cash proceeds resulting from the sale that are not used to satisfy the substantial near-term cash requirements will be reinvested in the Company's business. See "Pro Forma Financial Information."

         In August 1996, the Company, through its subsidiary, ICF Kaiser Hanford Company, was informed that the team of which it was a member was unsuccessful in its bid for DOE's new management and integration contract at Hanford. The new contract was effective October 1, 1996. The Company's existing contract to perform services at Hanford expires in March 1997, but was effectively terminated by DOE on October 1, 1996. As a result, and based on the Company's current assessment of the closeout of the Hanford contract, management believes the impact on earnings will be material in the fourth quarter of 1996, as well as future periods, unless replaced. In response to the reduction and eventual elimination of the Hanford contract, in August 1996 the Company initiated a significant operational efficiency and cost savings program, together with management changes, with the objective of minimizing the long-term impact associated with the termination of the Hanford contract. To date, the results of the cost savings program have been encouraging. Termination of the Hanford contract is not expected to significantly impact cash flows in the fourth quarter but may have a significant impact after 1996 if the cost savings program is not successful (see Liquidity and Capital Resources). Profitable operating results in the fourth quarter of fiscal year 1996 are dependent on the success of the Company's ongoing marketing efforts (including Nova Hut), results from the cost savings program discussed above, and an expected gain on sale of the entities with interests in the coal pulverization facility.

         The Company's consulting group showed improvement in operating results between the nine-month periods ended September 30, 1996 and 1995, aided by the recognition of revenue resulting from the accelerated cost approval process (see Operating Results for Nine Months Ended September 30, 1996 and 1995). EPA historically has been the consulting group's principal federal government customer; for several years the consulting group has been diversifying its client base to international, private sector, and non-EPA federal government entities. EPA now accounts for only approximately 50% of the consulting group's service revenue. In 1996, the consulting group increased its business development efforts to diversify its client base and expects to make further progress in diversification in 1997.

         As discussed in Operating Results, the Company's domestic engineering and construction business has not met its financial goals during 1996. As a result, the Company continues in its efforts to enhance profitability of these operations. These efforts include both a continuation of cost reduction efforts and increases in marketing. In conjunction with the cost reduction efforts the Company has recently completed a realignment of several of its offices, including the termination of certain underutilized employees (see Note G to the consolidated financial statements for the nine months ended September 30, 1996). The Company will continue to seek other opportunities to save costs, and future actions may include additional office space consolidations and terminations.

RESULTS OF OPERATIONS

The following table summarizes key elements in the Consolidated Statements of Operations for the nine months ended September 30, 1996 and 1995, ten months ended December 31, 1995 and 1994, and the years ended February 28, 1995 and 1994 (dollars in millions).

                                                     Nine Months Ended           Ten Months Ended                Year Ended
                                                        September 30,               December 31,                February 28,
                                                 -------------------------- --------------------------- ---------------------------
                                                     1996          1995          1995          1994          1995          1994
                                                     ----          ----          ----          ----          ----          ----
                                                  (Unaudited)   (Unaudited)                 (Unaudited)
Gross revenue                                     $ 1,023.4     $   731.8     $   916.7     $   732.4     $   861.5     $   651.7
Service revenue                                   $   433.6     $   357.6     $   425.9     $   392.0     $   459.8     $   382.7
Service revenue as a percentage
  of gross revenue                                    42.4%         48.9%         46.5%         53.5%         53.4%         58.7%
Operating expenses as a percentage
  of service revenue:
     Direct cost of services and overhead             81.8%         83.5%         84.5%         86.0%         85.5%         84.6%
     Administrative and general                       11.5%         10.8%          9.5%          8.7%          9.5%         12.0%
     Depreciation and amortization                     1.8%          2.0%          2.0%          2.0%          2.0%          2.5%
     Unusual items, net                                   -             -        (0.1)%             -             -          2.3%
Operating income (loss) as a percentage
  of service revenue                                   4.9%          3.7%         4.1%           3.3%          3.0%        (1.4)%

         Gross revenue represents services provided to customers with whom the Company has a primary contractual relationship. Included in gross revenue are costs of certain services subcontracted to third parties and other reimbursable direct project costs, such as materials procured by the Company on behalf of its customers.

         Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of the equity in income of unconsolidated joint ventures and affiliated companies. The Company believes that it is appropriate to analyze operating margins and other ratios in relation to service revenue because such revenue and ratios reflect the work performed directly by the Company.

         Operating profits (fees) generated by the Hanford and Rocky Flats contracts are based on performance and not revenue. A change in revenue between periods is likely to be disproportionate to the change in the fees earned. Consequently, changes in revenue may have an exaggerated impact on the Company's margins as measured on a percentage basis. In addition, because Kaiser-Hill is a consolidated subsidiary of the Company effective July 1, 1995, operating income includes the portion of income generated under the Rocky Flats contract attributable to CH2M Hill. CH2M Hill's interest in Kaiser-Hill is reflected as a minority interest in subsidiaries in the Company's financial statements (see Note C to the consolidated financial statements for the nine months ended September 30, 1996.)

Nine Months Ended September 30, 1996 versus Nine Months Ended September 30, 1995

         Revenue

         Gross revenue for the nine months ended September 30, 1996 increased $291.6 million, or 39.8%, to $1,023.4 million. The increase in gross revenue was primarily attributable to the commencement of work under the Rocky Flats contract which generated a $291.8 million increase in gross revenue during the nine months ended September 30, 1996.

         Service revenue increased by $76.0 million for the nine-month period ended September 30, 1996 as compared to the nine-month period ended September 30, 1995. The increase was due primarily to an $82.3 million increase in service revenue generated under the Rocky Flats contract. Service revenue as a percentage of gross revenue decreased to 42.4% for the nine months ended September 30, 1996 from 48.9% for the nine months ended September 30, 1995. The decrease in service revenue as a percentage of gross revenue is a result of the nature of the Rocky Flats contract. A significant portion of the gross revenue derived from the Rocky Flats contract includes the costs of services subcontracted to third parties.

         Operating Expenses

         Direct cost of services and overhead increased $56.2 million between the nine-month periods ended September 30, 1996 and 1995. A $74.4 million increase in costs on the Rocky Flats contract was partially offset by a $13.0 million reduction in Hanford costs attributable to federal budget reductions at the Hanford site. The Company's direct cost of services and overhead as a percentage of service revenue for the nine months ended September 30, 1996 was comparable to the same period in the prior year.

         Administrative and general expense increased $11.4 million, or 29.4%, between the nine-month periods ended September 30, 1996 and 1995 and increased from 10.8% to 11.5% as a percentage of service revenue. The increase in these costs is primarily attributable to the Company's increased commitment to marketing activities in 1996, including costs associated with new marketing positions within the Company and proposing and bidding large-scale domestic and foreign contracts. The increase in administrative and general expenses as a percentage of service revenue resulting from increased marketing efforts was partially offset as a result of the increase in service revenue in 1996 from the Rocky Flats contract which does not have a proportionate increase in administrative and general expenses.

         Income Tax Expense

         The Company's income tax provision was $0.8 million for the nine months ended September 30, 1996 compared with $1.3 million for the nine months ended September 30, 1995. The income tax provision for the nine months ended September 30, 1996 reflects a partial reversal of the valuation allowance for certain deferred tax assets. This partial reversal reduced tax expense by approximately $2.0 million for the nine-month period. The Company expects to have significant taxable income in the near-term from the sale of certain subsidiaries (see Business Outlook). The remaining valuation allowance after this partial reversal in 1996 is for foreign tax benefits not currently assured of realization. Also, the income tax provision for the nine months ended September 30, 1996 was computed by excluding the minority interest in Kaiser-Hill's income because Kaiser-Hill is a flow-through entity for tax purposes and is partially owned by an outside party. This and the partial reversal of the valuation allowance had the effect of reducing the Company's effective tax rate. Since Kaiser-Hill commenced operations on July 1, 1995, its effect on the effective tax rate was relatively larger in the nine months ended September 30, 1996 than in 1995.

Ten Months Ended December 31, 1995 Versus Ten Months Ended December 31, 1994

         Revenue

         Gross revenue for the ten months ended December 31, 1995 increased $184.3 million, or 25.2%, to $916.7 million. The increase in gross revenue was attributable to the commencement of work under the Kaiser-Hill contract which generated $277.7 million in gross revenue during the ten-month period. The increase was partially offset by a $98.6 million reduction in gross revenue under the Hanford contract due to Federal budget reductions at the Hanford site.

         Service revenue increased by $33.9 million for the ten-month period ended December 31, 1995 as compared to the ten months ended December 31, 1994. The increase was due primarily to $91.2 million of service revenue generated under the Rocky Flats contract, offset by a $57.8 million decrease in service revenue under the Hanford contract. Service revenue as a percentage of gross revenue decreased to 46.5% for the ten months ended December 31, 1995 from 53.5% for the ten months ended December 31, 1994 as a result of the nature of the Rocky Flats contract. A significant portion of the gross revenue derived from the Rocky Flats contract includes the costs of services subcontracted to third parties.

         Operating Expenses

         Direct cost of services and overhead increased $22.8 million between the ten-month periods ended December 31, 1995 and 1994. Costs on the new Rocky Flats contract ($85.3 million) were offset by a $60.9 million reduction in the Hanford contract costs (attributable to the Federal budget reductions discussed above). The remainder of the Company's direct cost of services and overhead as a percentage of service revenue for the ten months ended December 31, 1995 was comparable to the same period in the prior year.

         Administrative and general expenses increased $6.4 million, or 18.5%, between the ten-month periods ended December 31, 1995 and 1994 and increased from 8.7% to 9.5% as a percentage of service revenue. The increase in these costs was primarily attributable to the Company's increased marketing activities, including filling several key marketing positions and incurring relatively high levels of marketing expense associated with proposing and bidding large-scale DOD and DOE contracts.

         Interest Expense

         ICF Kaiser's average debt outstanding and average effective interest rate for the ten months ended December 31, 1995 and 1994 were as follows.

                                                                       Ten Months Ended
                                                            ---------------------------------------
                                                               December 31,         December 31,
                                                                   1995                 1994
                                                            ------------------   ------------------
              Average debt outstanding                           $123,701,000         $122,674,000
              Average effective interest rate                           12.9%                12.8%

         The average effective interest rate was comparable between the ten-month periods ended December 31, 1995 and 1994 due to consistent interest rates and indebtedness outstanding between the ten-month periods. The Company's principal debt outstanding consists of 12% Senior Subordinated Notes due 2003 (Existing Notes) (see Liquidity and Capital Resources).

         Income Tax Expense

         ICF Kaiser's income tax provision was $2.1 million and $3.0 million for the ten months ended December 31, 1995 and 1994, respectively. Although pretax income for the ten months ended December 31, 1995 was $3.5 million greater than pretax income for the comparable period ended December 31, 1994, the Company's effective tax rate decreased due to a reduction in permanent differences (such as the nondeductibility of goodwill) as a percentage of pretax income, increased foreign tax benefits, and minority interest earnings of a consolidated subsidiary (see Note H to the consolidated financial statements for the ten months ended December 31, 1995). The ten months ended December 31, 1994 also included a repatriation of overseas funds to the United States which could not then be currently offset by foreign tax credits, resulting in additional income taxes for that period (see Income Tax Expense under Year Ended February 28, 1995 Versus Year Ended February 28, 1994).

         Because of the reported losses for the year ended February 28, 1994, a $3.3 million valuation allowance was established in that year for deferred tax assets. Although the level of pretax income has increased substantially since that period (with a corresponding increase in taxable income), the Company maintained the valuation allowance as of December 31, 1995. At December 31, 1995, the Company had deferred tax assets of $0.7 million related to net operating loss carryforwards, of which $0.5 million expire in the next five years and $0.2 million expire in 2008. Additionally, the Company had deferred tax assets of $2.1 million related to tax credit carryforwards, the majority of which expire in 1998 to 2009.

         Unusual Items

         During the ten months ended December 31, 1995, the Company recorded $0.5 million in additional income (net), consisting of the following unusual items: income in settlement of litigation against the Internal Revenue Service
(IRS), associated with an affiliate of an acquired company, net of an accrual for related expenses ($6.8 million) (see Liquidity and Capital Resources); a charge to accrue the net settlement cost and legal expenses of other litigation ($4.6 million); a charge to accrue for severance for the termination of 110 employees in the engineering and international groups ($1.0 million); and a charge to accrue for consolidation of office space ($0.7 million). Management expects that all actions associated with the termination of employees and office space consolidation will be completed by December 31, 1996.

Year Ended February 28, 1995 Versus Year Ended February 28, 1994

         Revenue

         Gross revenue for the year ended February 28, 1995 increased 32.2% to $861.5 million, while service revenue increased 20.1% to $459.8 million, versus the year ended February 28, 1994. These increases were attributable to the work performed at Hanford ($208.8 million of the gross revenue increase and $97.4 million of the service revenue increase). The Hanford revenue increases were offset partially by a decrease in the Company's engineering and construction revenue ($14.1 million gross revenue and $10.8 million service revenue).

         Service revenue as a percentage of gross revenue decreased to 53.4% for the year ended February 28, 1995, from 58.7% for the previous year, primarily because under an October 1993 amendment to the Hanford contract, the Company absorbed tasks utilizing a much higher proportion of subcontractors than Company personnel.

         Operating Expenses

         The Company's direct cost of services and overhead was relatively flat as a percentage of service revenue for the year ended February 28, 1995 versus the previous year. Excluding Hanford, direct cost of services and overhead decreased to 76.2% of service revenue for the year ended February 28, 1995 from 79.2% for the year ended February 28, 1994. Administrative and general expense decreased $2.1 million. The decrease in these costs was attributable primarily to management cost-cutting initiatives.

         A restructuring plan initiated during the year ended February 28, 1994 to respond to operating losses included downsizing the work force, consolidating office space, renegotiating significant leases, and restructuring certain international operations. All actions have been completed, and there is no further liability outstanding as of December 31, 1995 associated with this plan.

         Interest Expense

         ICF Kaiser's interest expense net of interest income (net interest) for the year ended February 28, 1995, increased $6.3 million from the prior year due to a recapitalization that took place in the fourth quarter of the year ended February 28, 1994 (see Liquidity and Capital Resources). The increase in net interest was impacted favorably by $1.3 million in refunds of interest from the IRS recorded in the third quarter of the year ended February 28, 1995 associated with the Company's tax liabilities and those of an acquired company. The increase in net interest was offset partially by a reduction in preferred stock dividends.

         Income Tax Expense

         The Company's income tax provision for the year ended February 28, 1995 was $2.9 million, even though pretax income was $1.2 million. This is due to several factors including the deemed dividend from the repatriation of overseas funds to the United States during the year ended February 28, 1995 that currently could not be offset by foreign tax credits and permanent differences, such as the nondeductibility of goodwill amortization. Nondeductible permanent differences comprised a very high percentage of pretax income. As such, the traditional percentage relationship between income tax expense and pretax income was not meaningful.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows for Nine Months Ended September 30, 1996

         During the nine months ended September 30, 1996, cash and cash equivalents increased $4.7 million to $21.0 million. Operating activities generated $5.9 million in cash, primarily from operations at Kaiser-Hill which generated $8.8 million. An additional significant operating source of cash was $7.0 million received from the IRS in settlement of litigation (see Unusual Items under Results of Operations for the ten months ended December 31, 1995). Significant operating uses of cash included $15.4 million in interest payments on the Company's Existing Notes, a $3.7 million pension payment, and $4.2 million of payments for net settlement costs and legal expenses of litigation.

         The increase in contract receivables, net between December 31, 1995 and September 30, 1996 was primarily due to an increase in receivables under the Hanford contract resulting from the closeout of the contract. The decrease in prepaid expenses and other current assets in 1996 was attributable to collection from the IRS of $7.0 million, which was accrued in other current assets at December 31, 1995. The cash received from the IRS settlement is included in unusual items on the Statement of Cash Flows.

         During the nine months ended September 30, 1996, net borrowings under the Company's Credit Facility provided $8.0 million in cash (see Note E to the consolidated financial statements for the nine months ended September 30, 1996). Borrowings under the Credit Facility were used to fund operations (including the pension payment made in September 1996). Other significant uses of cash in investing and financing activities included purchases of fixed assets ($4.9 million), payment of dividends ($2.0 million), and investments in joint ventures and affiliates ($1.2 million ).

         In July 1996, EPA approved the Company's provisional billing rates for the year ended February 28, 1995. This approval permitted the Company to submit invoices for billing rate variances on cost-plus contracts with U.S. government agencies for costs incurred during that year. The Company expects to collect in excess of $1.5 million on these billings in future periods. In October 1996, the Company also obtained approval for provisional billing rates for the ten months ended December 31, 1995 which is expected to result in more than $2.0 million in additional invoicing.

Cash Flows for Ten Months Ended December 31, 1995

         During the ten months ended December 31, 1995, cash and cash equivalents decreased $11.9 million to $16.4 million. Cash was primarily used in investing and financing activities for acquisitions and investments in joint ventures and affiliates ($2.0 million); purchases of fixed assets ($1.8 million); payments of dividends ($1.5 million); repurchases by the Company's insurance subsidiary of a portion of the Company's outstanding Existing Notes and related warrants ($1.4 million); and payments of other outstanding debt ($1.2 million). In addition, $6.1 million was used in operating activities. An interest payment of $7.5 million on the Company's Existing Notes was made in June 1995. An additional $7.5 million interest payment on the Existing Notes was due and paid on January 2, 1996.

         An increase in contract receivables, net between February 28, 1995 and December 31, 1995 was primarily due to $71.9 million in receivables from the commencement of work by Kaiser-Hill under the Rocky Flats contract. An increase in accounts payable, accrued expenses, and accrued salaries and employee benefits was also primarily due to the Rocky Flats contract which had $70.6 million of accounts payable, accrued expenses, and accrued salaries and employee benefits as of December 31, 1995.

         During the year ended February 28, 1995, the EPA approved the Company's revised provisional billing rates for fiscal years 1991 through 1994, thus authorizing the Company to submit invoices on cost-plus contracts with U.S. government agencies for work performed during these approved years. The Company collected in excess of $4 million as of December 31, 1995 on these contracts.

Liquidity and Capital Resources Outlook

         Effective May 7, 1996, the Company's new $40 million Credit Facility replaced the then-existing revolving credit facility which was due to expire October 31, 1996. The Credit Facility contains Eurodollar and alternate base interest rate alternatives with margins dependent upon the Company's financial operating results and expires June 30, 1998. The Credit Facility is provided by CoreStates Bank, as agent bank, and two other banks (the Banks) with terms and covenants similar to those under the former credit facility. ICF Kaiser International, Inc. and certain of its subsidiaries, which are guarantors of the Credit Facility, granted the Banks a security interest in their accounts receivable and certain other assets. The Credit Facility limits the payments of cash dividends on common stock and requires the maintenance of specified financial ratios. Total available credit is determined from a borrowing base calculation based on eligible accounts receivable (billed and unbilled). As of September 30, 1996, the Company had $13.0 million in cash borrowings and $21.3 million of letters of credit outstanding under the Credit Facility. The letters of credit outstanding under the Credit Facility are generally required to support performance guarantees, primarily on international projects. The Company had $5.7 million of additional credit available under the Credit Facility as of September 30, 1996. As of November 12, 1996, the Company had $10.0 million of cash borrowings outstanding, $21.1 million of letters of credit outstanding and the additional credit available under the Credit Facility was $8.9 million.

         Kaiser-Hill has a $50 million receivables purchase facility to support its working capital requirements under the Rocky Flats contract. The receivables purchase facility requires Kaiser-Hill to maintain a specified tangible net worth and contains certain default provisions for delinquent receivables. Program fees consist of 0.30% per annum of the unused portion of the facility and 0.45% per annum of the used portion of the facility. The receivables purchase facility is non-recourse to Kaiser-Hill's owners, ICF Kaiser and CH2M Hill, and expires on June 30, 1998.

         In January 1994, the Company issued its Existing Notes and 600,000 warrants, each to purchase one share of the Company's common stock at $5.00 per share. The net proceeds of the $125 million offering were used, in part, to retire senior subordinated notes and associated warrants, to repurchase preferred stock, and to repay the outstanding balance on the Company's then-existing revolving credit facility. The recapitalization resulted in a $6.0 million extraordinary charge (net of $0 tax benefit) for the early extinguishment of debt and a $1.9 million charge to net income available for common shareholders to repurchase redeemable preferred stock. As noted above, in November 1995, the Company's insurance subsidiary repurchased $1,450,000 of the Existing Notes and related warrants for $1.4 million. In March 1996, the interest rate on the Existing Notes was increased by one percent until the Company achieves and maintains a specified level of earnings (see Notes F and I to the consolidated financial statements for the ten months ended December 31,
1995). The Existing Notes mature on December 31, 2003 with semi-annual interest payments.

         The Company's Series 2D Senior Preferred Stock is subject to mandatory redemption on January 13, 1997 in the amount of $20 million plus accrued dividends. Because of technical limitations on the payment of dividends contained in the Indenture governing the Company's Existing Notes, the Company did not pay the November 30, 1995 and February 29, 1996 accrued dividends in the aggregate amount of $975,000 until March 1996, following the signing of an amendment to the Indenture governing the Existing Notes which permitted the payment of all accrued and future dividends. As consideration for this amendment, the interest rate on the Existing Notes was increased as discussed above. Cash flows from operations are not expected to be sufficient for the full redemption of the preferred stock. Therefore, to the extent permitted by the Banks and the Credit Facility, the Company intends to use a combination of the following potential transactions to redeem this preferred stock. The Company is considering a private offering of up to $15 million of additional senior subordinated notes with terms and conditions virtually identical to the Company's Existing Notes. The Existing Notes allow the Company to incur Additional Indebtedness (as defined in the Indenture governing the Existing Notes) in an amount sufficient to permit this private placement. In addition, and as discussed in the Business Outlook section above, the Company is currently negotiating the sale of interests in certain entities; the proceeds of this sale could be used to pay down the outstanding loan balance on the Credit Facility, thus freeing up capacity that could be used in part for the redemption of the preferred stock. The Company is also reviewing with the Banks a possible temporary increase in the Credit Facility under terms that would permit the use of the Credit Facility for the partial redemption of the preferred stock. The Company's ability to redeem the preferred stock when due is subject to the successful conclusion of some combination of these or other transactions prior to January 13, 1997. See "Pro Forma Financial Information."

         As explained in the Business Outlook Section, the loss of the Hanford contract may have a significant impact on the Company's cash flows after 1996 if the Company's cost savings and marketing programs are not successful. The Company believes it will be successful in its ability to generate adequate cash flows to fund operations throughout the next twelve months and in reducing overhead costs within the operating groups and corporate functions. In addition to the cash requirements of the Company's daily operations and the redemption of the preferred stock discussed above, the Company has financial obligations in excess of $8 million due in January 1997 for interest due on the Existing Notes. The Company expects to meet this interest obligation with either operating cash flows or borrowings under its Credit Facility.

IMPACT OF NEW ACCOUNTING STANDARDS

         The Financial Accounting Standards Board (FASB) recently issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for financial statements for fiscal years beginning after December 15, 1995. It is the Company's current policy to evaluate all long-lived assets on a periodic basis for asset impairment. Therefore, upon formal adoption of this statement in 1996, management does not expect that there will be a material adverse effect on the Company's financial position or operations.

         The FASB also recently issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which encourages companies to adopt a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date based on the value of the award and is recognized over the service period. Alternatively, SFAS No. 123 requires the provision of pro forma disclosures of net income and earnings per share as if the fair value method had been adopted when the fair value method is not reflected in the financial statements. The Company has elected to provide pro forma disclosures. Therefore, the Company does not believe that the adoption of SFAS No. 123 will have a material adverse effect on the Company's financial position or results of operations. The requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995.

                                   BUSINESS

         ICF Kaiser International, Inc., through ICF Kaiser Engineers, Inc. and its other operating subsidiaries, is one of the nation's largest engineering, construction, and consulting services companies, providing fully integrated engineering, construction, program management, and consulting services to public- and private-sector clients in the related markets of environment, infrastructure, energy and industry.

         For the ten months ended December 31, 1995, ICF Kaiser reported gross and service revenue of $917 million and $426 million, respectively. For the nine months ended September 30, 1996, ICF Kaiser reported gross and service revenue of $1,023 million and $434 million, respectively. Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of income of unconsolidated joint ventures and affiliated companies. During the four years and nine months ended September 30, 1996, the Company operated predominantly in one industry segment, in which it provided engineering, construction, program management, consulting and other professional services.

                                    Nine Months           Ten Months             Fiscal Year Ended
                                       Ended                Ended                  February 28,
                                    September 30,        December 31,     -----------------------------------
                                       1996                 1995                 1995              1994
                                       ----                 ----                 ----              ----
Gross revenue....................  $1,023,410,000      $  916,744,000      $  861,518,000     $  651,657,000
Service revenue..................  $  433,647,000      $  425,896,000      $  459,786,000     $  382,708,000
Operating income (loss)..........  $   21,170,000      $   17,505,000      $   13,688,000     $   (5,230,000)
Assets...........................  $  374,535,000      $  369,517,000      $  281,422,000     $  281,198,000


         As of September 30, 1996, the Company's contract backlog totaled approximately $3.9 billion, down from $4.4 billion as of December 31, 1995. Most of the Company's backlog relates to public-sector environmental projects that span from one to five years. Approximately 6.4% of the $3.9 billion backlog is expected to be worked off during the last quarter of the fiscal year ending December 31, 1996. See "Backlog."

         The Company's headquarters is located at 9300 Lee Highway, Fairfax, Virginia 22031-1207, and its telephone number is (703) 934-3600. The Company's four regional headquarters are located at 1800 Harrison St., Oakland, California 94612-3430 Telephone (510) 419-6000; 6440 Southpoint Parkway, Jacksonville, FL 32216 Telephone (904) 279-7200; Gateway View Plaza, 1600 West Carson St., Pittsburgh, PA 15220 Telephone (412) 497-2000; and 3D International Tower, 1900 West Loop South, Suite 1350, Houston, TX 77027 Telephone (713) 623-5000. Other offices include Livermore, Los Angeles, Rancho Cordova, San Diego, San Francisco, San Rafael and Universal City, CA; Golden and Lakewood, CO; Washington, DC; Ft. Lauderdale and Miami, FL; Chicago, IL; Gary, IN; Ruston, LA; Edgewood, Baltimore and Silver Spring, MD; Boston, MA; Las Vegas, NV; Iselin, NJ; Albuquerque and Los Alamos, NM; Richmond, VA; Richland and Seattle, WA. The Company's international offices are located in Perth, Australia; Prague, Czech Republic; London, England; Paris, France; Mexico City, Mexico; Makatic City and Mandaluyong City, Philippines; Lisbon, Portugal; Moscow, Russia; and Taipei, Taiwan. As of November 12, 1996, ICF Kaiser employed approximately 5,000 persons.

         ICF Kaiser International, Inc. is a Delaware corporation incorporated in 1987 under the name American Capital and Research Corporation. It is the successor to ICF Incorporated, a nationwide consulting firm organized in 1969. In 1988, the Company acquired the Kaiser Engineers business which dates from 1914.

Strategy

         The Company's business strategy is based primarily on four elements:
(i) full front end capability, (ii) value added services, (iii) access to technology, and (iv) strategic relationships.

         Full Front-end Capability. The Company's front-end skills include
         -------------------------
policy analysis and consulting; scientific analysis and health/risk assessments; facility siting and environmental assessments; remedial investigations and feasibility studies; and engineering design. By possessing these skills, the Company's involvement at the outset of any project places it in a position to participate in any follow-on engineering and construction work.

         Value-added Services. The Company provides value-added services within
         --------------------
those markets that relate to environmental services through specialized environmental knowledge that (i) helps clients understand environmental threats and opportunities and alternative ways in which such threats can be managed and opportunities capitalized on; (ii) allows creation of customized solutions for the clients' environmental problems; and (iii) combines problem identification, solution, and implementation.

         Access to Technology. The Company has access to new technologies that
         --------------------
play a critical role in both the cleanup of existing waste sites and in the reduction of waste generated by ongoing and new production processes. These key technologies relate to reducing and monitoring emissions, bioremediation, and industrial process technologies that can help minimize waste, reduce costs, and improve the quality of a finished product. To assist clients better and to increase its overall participation in clients' projects, the Company continues to expand its access to leading environmental and process technologies through various methods, including licensing and joint ventures.

         Strategic Relationships. The Company has established business
         -----------------------
relationships through joint ventures, marketing agreements, and direct equity investments that extend its presence and reduce its business development risks. These relationships are particularly important in the management of the Company's international operations, and they help reduce the cost and risks associated with the Company's entering new geographic regions.

         The Company is organized into three business groups: the Federal Programs Group; the ICF Kaiser Engineers Group; and the Consulting Group.

FEDERAL PROGRAMS GROUP

         U.S. Department of Energy. An important DOE mission has changed over
         -------------------------
the years--from nuclear weapons production to environmental cleanup of former nuclear weapons production sites. To help accomplish DOE's cleanup goals pursuant to this new mission, the Company actively supports DOE at the following facilities: Argonne National Laboratory, Idaho National Engineering Laboratory, Lawrence Livermore National Laboratory, Los Alamos National Laboratory, Mound Plant Site, Oak Ridge National Laboratory, two Sandia National Laboratories, Hanford Site, and Rocky Flats Environmental Technology Site (the last Site is described in more detail below). The services provided by the Company at these facilities include (i) conducting comprehensive assessments related to environment, safety, and health; (ii) quality assurance; (iii) security and safeguards; (iv) assessing, managing, and remediating existing hazardous and solid wastes, radioactive materials, highly volatile chemical compounds, unidentified mixed wastes, and exploded/unexploded munitions; and (v) architect, engineer, construction, and site operations.

         In 1995 the Company, through Kaiser-Hill Company, LLC, a limited liability company owned equally by the Company and CH2M Hill Companies, Ltd. ("Kaiser-Hill"), won DOE's Performance Based Integrating Management contract at the DOE's Rocky Flats Environmental Technology Site near Golden, Colorado. Rocky Flats is a former DOE nuclear weapons production facility. Under the five-year contract, Kaiser-Hill oversees plutonium stabilization and storage, environmental restoration, waste management, decontamination and decommissioning, site safety and security, and construction activities of subcontractor companies. Under the performance-based contract signed by Kaiser-Hill, the concept which was developed in the DOE's 1994 Contract Reform Initiative, 85% of Kaiser-Hill's fees are based on performance, while only 15% are fixed. Kaiser-Hill's contract commits it to dealing with urgent risks first, and measurable results in the following "urgent risk" areas determines its incentive fee: stabilize plutonium and plutonium residues for specific time frames; consolidate plutonium in a single building; and clean up and remove all high-risk "hot spot" contamination. Finally, Kaiser-Hill is expected to reduce the number employees at the site by the end of the contract term.

         In August 1996, the Company, through its subsidiary ICF Kaiser Hanford Company, was informed that the team of which it was a member was unsuccessful in its bid for DOE's new management and integration contract at the DOE's Hanford Site, Richland, Washington, where the Company had worked since 1987. The Company's existing contract at Hanford was effectively terminated by the DOE on October 1, 1996. As a result, and based on the Company's current assessment of the closeout of the Hanford contract, management believes the impact on earnings will be material in the fourth quarter of 1996, as well as future periods, unless replaced. In response to the reduction and eventual elimination of the Hanford contract, in August 1996 the Company initiated a significant operational efficiency and cost savings program, together with management changes, with the objective of minimizing the long-term impact associated with the termination of the Hanford contract. Termination of the Hanford contract is not expected to significantly impact cash flows in the fourth quarter of fiscal year 1996 but may have a significant impact after 1996 if the cost savings program is not successful.

         Effective October 1, 1996, ICF Kaiser Hanford Company acquired the Hanford Site General Support Services Contract from the MACTEC Division of Management Analysis Company of Golden, Colorado. Under the contract, ICF Kaiser provides administrative, engineering, and technical support services for major DOE projects at the Hanford Site, including tank waste remediation programs. In addition, the Company will work closely with DOE to aid its strategic initiatives associated with site cleanup and facility transition.

         U.S. Department of Defense. DOD estimates that its environmental
         --------------------------
expense will be directed primarily to cleaning up hundreds of military bases with thousands of contaminated sites. There is an urgent need to ensure that the hazardous wastes present at these sites (often located near population centers) do not pose a threat to the surrounding population, and, in connection with the closure of many of the bases, there is an economic incentive to make sure that the environmental restoration enables the sites of the former bases to be developed commercially by the private sector.

         The U.S. Department of Defense (DOD) established the Total Environmental Restoration Contract (TERC) program to clean up contaminated Army sites in a streamlined and efficient manner by partnering with private contractors. A TERC allows a single contractor to handle all aspects of remediation, resulting in quicker cleanup, more effective project management, and better coordination with federal and state regulators and the public. It also helps to build a culture of cooperation among USACE, the contractor, the regulatory community, and the public.

         In September 1996, the Company signed a contract estimated at $260 million to perform environmental restoration work at federal installations in the South Pacific Division of the U.S. Army Corps of Engineers (USACE). The contract was awarded and will be managed by the Sacramento District, is for four years (with two, three-year options), and covers cleanup work at the Oakland (California) Army Base and at other Army bases and federal installations in California, Arizona, Nevada, and Utah. An unsuccessful bidder for the Sacramento TERC filed a protest against the award of the contract to the Company, alleging that the USACE did not properly evaluate its technical proposal and did not perform a cost/technical tradeoff. As permitted by Federal rules and regulations, performance under the TERC has been suspended pending resolution of the protest. The Company believes that the protest is without merit and that work under the contract will begin as soon as the protest is dismissed.

         The Sacramento TERC was the second TERC awarded to ICF Kaiser. In August 1995, ICF Kaiser won the largest hazardous, toxic, and radioactive waste contract ever awarded by USACE, a $330 million TERC to remediate contaminated Army sites in USACE's Baltimore District. ICF Kaiser's Baltimore TERC covers cleanup work at Picatinny Arsenal in New Jersey, Aberdeen Proving Ground near Baltimore, and other Army bases and federal installations in New York, New Jersey, Pennsylvania, Delaware, Maryland, the District of Columbia, Virginia, and West Virginia. The Baltimore TERC is for four years with two three-year options. The contract is a cost reimbursement delivery order contract, and the fee structure includes a combination of cost plus fixed fee, award fee, and incentive fees.

         The Company also provides environmental services to USACE, Savannah (Georgia) District, under several contracts, including a $50 million contract to support the Corps' South Atlantic Division, as well as a $2 million contract under which the company is designing contaminated groundwater treatment systems at the Milan Army Ammunition Plant in Tennessee.

         Other Federal Government Work. Under a variety of smaller contracts,
         -----------------------------
the Company provides the Federal government with numerous other services. Under an EPA contract awarded in 1995, the Company will continue to manage the EPA's quality assurance laboratory in Las Vegas, Nevada, and provide the laboratory with analytical support. The Company also supports the EPA's Superfund program under Alternative Remedial Contracting Strategy (ARCS) contracts for remedial planning services. Architectural, engineering, and construction management services for facilities and infrastructure (such as post offices, court houses, and prisons) are provided to the U.S. Postal Service, Department of Justice, and General Services Administration.

ICF KAISERS ENGINEERS GROUP

         Environmental Consulting and Engineering Services. Demand for the
         -------------------------------------------------
Company's non-Federal environmental consulting and engineering services is driven by a number of factors: the need to improve the quality of the environment; environmental regulation and enforcement; and increased liability associated with pollution-related injury and damage. Significant environmental laws have been enacted in response to public concern over the environment, and these laws and the implementing regulations affect nearly every industrial activity. Increasingly strict Federal, state, and local government regulation has forced private industry and state and local agencies to clean up contaminated sites, to bring production facilities into compliance with current environmental regulations, and to minimize waste generation on an ongoing basis. Although growth in this private-sector market is being hampered by uncertainty over continuing Federal regulations, the Company generates new business by increasing the types of services it sells to existing clients, by targeting new markets for the Company's full-service capabilities, and by expanding the types of services the Company offers.

         The Company's environmental services have progressed beyond study and analysis to remediation. Following on its established market position in the consulting and front-end analysis phase of environmental services, the Company now offers alternative remediation approaches that may involve providing on-site waste containment, on-site treatment, management of on-site/off-site remediation, or waste removal. The Company also designs new processes (and redesigns ongoing production processes) to minimize or eliminate the generation of hazardous waste. Currently the Company provides site investigations and feasibility studies, compliance planning and audits, risk assessment, permitting, community relations services, and construction and construction management. See "Potential Environmental Liability."

         Industry Services. ICF Kaiser's engineering design, project management,
         -----------------
and construction services to the industrial market involve work with the steel, aluminum, alumina, copper, and other minerals and metals industries as well as chemicals, petrochemicals, and refineries. In the coke, coal, and coal chemicals area, ICF Kaiser's services have included inspection of coke plants for environmental compliance, facility design and construction, and equipment sales and services. The Company has provided services related to coal cleaning, handling, and environmental controls. The Company recently announced that it is negotiating to sell the pulverized coal injection facility that it designed, built, currently operates and jointly owns under a multiyear tolling agreement.

         The international industry market provides opportunities for the Company's industrial services. The Company's largest industrial project will be a mini-mill project for Nova Hut, a.s., an integrated steel maker based in the Ostrava region of the Czech Republic. Under a two-year contract signed in March 1996, the Company will oversee the construction of the mini-mill as well as future production and environmental upgrades to Nova Hut's existing integrated steel-making facilities. The Company will provide project management, engineering, procurement, construction management, start-up, commissioning, and training services. This initial phase of the mini-mill project, which is scheduled to initiate production in December 1997, is part of a two-phase endeavor in which the second phase will provide Nova Hut with the capability of producing 1 million metric tons per year of hot rolled steel product. The Company also is assisting the International Finance Corporation in securing the financing for the mini-mill.

         Infrastructure Services. The Company also is helping rebuild the
         -----------------------
infrastructure of roads, highways, transit systems, harbors, airports, facilities, and buildings in domestic and international markets. Budget constraints at the Federal, state, and local government levels have hindered infrastructure market growth, but the Company remains active in major U.S. metropolitan areas: Chicago (light rail transit system); Pittsburgh (busway and light rail projects); San Francisco (commuter rail line extension); Atlanta (general engineering consulting services to the Metropolitan Atlanta Rapid Transit Authority); Miami (Intermodal Transit Center, a project that will tie together air, light/heavy rail, buses, highway systems, and parking facilities).

         The major ports of many of the world's cities have serious water pollution problems, and ICF Kaiser is helping to improve the condition of many harbors and waterways. In its largest harbor project, the Company continues as the construction manager of the cleanup of Boston Harbor, one of the largest environmental projects in the country, under a contract extension that runs through 1998. Since the inception of the project in 1988, the Company has served as its construction manager, and currently manages construction workers, engineers, architects, and support personnel working to construct a wastewater treatment plant on Deer Island in Boston Harbor.

         International Services. ICF Kaiser provides engineering, construction
         ----------------------
management, and consulting services through companies managed and staffed by local professionals in Australia, Taiwan, the Philippines, Mexico, Brazil, Portugal, France, England, Russia, and the Czech Republic, as well as project offices throughout the world. International projects include design engineering for the expansion of a major alumina refinery in Western Australia; program management of the overhaul and upgrade of Portugal's main intercity freight and passenger rail lines; and environmental remediation of hydrocarbon contamination in soil and groundwater in France and Mexico. The Company's large-scale construction infrastructure skills are at work in Portugal where the Company as part of a joint venture provides project and construction management services for the modification and reconstruction of the main rail link between the cities of Lisbon and Oporto. Those skills also are at work in the Philippines where the Company as part of a joint venture provides front-to-back-end services for a light rail transit line in Manila.

CONSULTING GROUP

         The ICF Kaiser Consulting Group serves customers in domestic and international markets, including both public- and private-sector organizations. Among its major customers are U.S. government agencies, especially the EPA; U.S. private sector organizations, particularly major energy producers such as utilities and oil companies; and governments and businesses around the world, as well as various multinational banks, development organizations, and treaty organizations. The ICF Kaiser Consulting Group draws upon the talents of its multi-disciplinary professional staff to support customers within four primary lines of business.

         Environmental consulting services assist customers in developing plans
         ---------------------------------
and policies, evaluating options for managing environmental responsibilities in the most cost-effective manner, and identifying and employing the best available technologies and practices. Life-cycle management strategies are emphasized. The group has special expertise in such areas as industrial and municipal waste management, air pollution control, chemical accident prevention, and ground-water and drinking water management. The Consulting Group also provides technical and regulatory support to the EPA's Office of Solid Waste, focusing on human health and ecological risk assessment and waste characterization.

         Global environmental issues are also a particular area of focus within the Group. Working with U.S. and international organizations that fund global environmental work and with numerous private sector organizations, the Consulting Group has conducted projects in over thirty countries and has been actively involved in supporting international environmental treaties. The group has achieved great success in implementing technology transfer programs through the creation of effective public-private partnerships. Working on global change issues for the EPA for 14 years, the Company supports the EPA's Global Change Division, providing services related to the reduction of methane and other greenhouse gases.

         In September 1996, the Consulting Group announced that it had signed a five-year contract, potentially valued at more than $60 million, to provide technical analysis and implementation support for EPA's Green Lights and ENERGY STAR programs. The Consulting Group has worked on EPA's voluntary public-private partnership programs on energy efficiency and methane reduction since their inception in 1990.

         In-career education and training programs range in subject matter from
         -----------------------------------------
highly technical areas to broader, skill-based and management-oriented training. The Consulting Group's expertise in the development and delivery of workplace training, combined with expert knowledge in a wide variety of technologies and programmatic areas, enables it to provide high impact training that is specifically tailored to the needs of each customer organization. Environmental management programs cover regulation, technology, information reporting, emergency response, and pollution prevention.

         Information management programs assist clients in developing decision
         -------------------------------
support systems which facilitate the collection and use of information to track performance, identify opportunities, and improve decision making. The group offers a number a number of sophisticated simulation models and proprietary applications. By combining consulting expertise with information technology skills, the group helps its customers deal with the unique challenges of their business environment.

         Energy and natural resource management services support the development
         -----------------------------------------------
of corporate and technical plans for managing power resources and energy projects, provide economic assessments of short- and long-term market conditions for various fuels, and serve as an expert foundation in litigation and regulatory proceedings. The group assists its customers in identifying market opportunities, commercializing new technologies, and developing public policy. Its contributions involve linking an in-depth understanding of the energy markets with an ongoing involvement with energy technology.

Competition and Contract Award Process

         The markets in which the Company operates are very competitive. The Company's competitors range from small local firms to large multinational companies. The Company believes that no single firm or small number of firms dominates its markets. Competition for private-sector work generally is based on several factors, including quality of work, reputation, price, and marketing approach. The Company's objective is to establish and maintain a strong competitive position in its areas of operations by adhering to its basic philosophy of delivering high-quality work in a timely fashion within its clients' budget constraints.

         Most of the Company's contracts with public-sector clients are awarded through a competitive bidding process that places no limit on the number or type of offerors. The process usually begins with a government Request for Proposal
(RFP) that delineates the size and scope of the proposed contract. Proposals are evaluated by the government on the basis of technical merit (for example, response to mandatory solicitation provisions, corporate and personnel qualifications, and experience) and cost. The Company believes that its experience and ongoing work strengthen its technical qualifications and, thereby, enhance its ability to compete successfully for future government work.

         In both the private and public sectors, the Company, acting either as a prime contractor or as a subcontractor, may join with other firms to form a team that competes for a single contract or submits a single proposal. Because a team of firms almost always can offer a stronger set of qualifications than any firm standing alone, these teaming arrangements often are very important to the success of a particular competition or proposal. The Company maintains a large network of business relationships with other companies and has drawn repeatedly upon these relationships to form winning teams.

         The Company's subsidiaries operate under a number of different types of contract structures with its private- and public-sector clients, the most common of which are Cost Plus and Fixed Price. Under Cost Plus contracts, the Company's costs are reimbursed with a fee (either fixed or percentage of cost) and/or an incentive or award fee offered to provide inducement for effective project management. A variation of Cost Plus contracts are time and materials contracts under which the Company is paid at a specified fixed hourly rate for direct labor hours worked. Under Fixed Price contracts, the Company is paid a predetermined amount for all services provided as detailed in the design and performance specifications agreed to at the project's inception.

Customers

         The Company's clients include DOE, EPA, and DOD; major corporations in the energy, transportation, chemical, steel, aluminum, mining, and manufacturing industries; utilities; and a variety of state and local government agencies throughout the United States. A substantial portion of the Company's work is repeat business from existing clients. In many cases, the Company has worked for the same client for many years, providing different services at different times. DOE accounted for approximately 60% of the Company's consolidated gross revenue during for the ten months ended December 31, 1995; EPA accounted for another approximately 6%; and DOD and other Federal agencies collectively accounted for another approximately 4%. The Federal government accounted for approximately 73% of the Company's consolidated gross revenue in fiscal year 1995 and 65% in fiscal year 1994.

         The Company's international clients include both private firms and foreign government agencies in such countries as Australia, France, Portugal, and Taiwan. For the ten months ended December 31, 1995, foreign operations accounted for approximately 4.7% of the Company's consolidated gross revenue. For information concerning gross revenue, operating income, and identifiable assets of the Company's business by geographic area, see Note O to the Consolidated Financial Statements for the ten months ended December 31, 1995.

Backlog

         Backlog refers to the aggregate amount of gross contract revenue remaining to be earned pursuant to signed contracts extending beyond one year. At September 30, 1996, the Company's contract backlog was approximately $3.9 billion in gross revenue, down from approximately $4.4 billion in gross revenue at December 31, 1995. The Company expects that approximately 6.4% of the total backlog at September 30, 1996, will be worked off during the last fiscal quarter of fiscal year 1996. Because of the nature of its contracts, the Company is unable to calculate the amount or timing of service revenue that might be earned pursuant to these contracts. The Rocky Flats contract with Kaiser-Hill represents approximately $2.3 billion of the Company's $3.9 billion backlog at September 30, 1996. The Company believes that backlog is not a predictor of future gross or service revenue.

         Differences in contracting practices between the public and private sectors result in the Company's backlog being weighted heavily toward contracts associated with agencies of the Federal government. Backlog under contracts with agencies of the Federal government that extend beyond the government's current fiscal year includes the full contract amount, including in many cases amounts anticipated to be earned in option periods and certain performance fees, even though annual funding of the amounts under such contracts generally must be appropriated by Congress before the agency may expend funds during any year under such contracts. In addition, the agency must allocate the appropriated funds to these specific contracts and thereafter authorize work or task orders to be performed under these specific contracts. Such authorizations are generally for periods considerably shorter than the duration of the work the Company expects to perform under a particular contract and generally cover only a percentage of the contract revenue. Because of these factors, the amount of Federal government contract backlog for which funds have been appropriated and allocated, and task orders issued, at any given date is a substantially smaller amount than the total Federal government contract backlog as of that date. In the event that option periods under any given contract are not exercised or funds are not appropriated, allocated, or authorized to be spent under any given contract, the amount of backlog attributable to that contract would not result in revenue to the Company. All contracts and subcontracts with agencies of the Federal government are subject to termination, reduction, or modification at any time at the discretion of the government agency.

Environmental Regulation

         Significant environmental laws have been enacted in response to public concern over the environment. These laws and the implementing regulations affect nearly every industrial activity. Efforts to comply with the requirements of these laws have increased demand for the Company's services. The principal Federal legislation having the most significant effect on the Company's business includes the following:

         The Comprehensive Environmental Response, Compensation and Liability
         --------------------------------------------------------------------
Act. CERCLA, as amended by the Superfund Amendments and Reauthorization Act,
---
established the Superfund program to clean up hazardous waste sites and provides for penalties and punitive damages for noncompliance with EPA orders. Superfund may impose strict liability (joint and several as well as individual) on certain hazardous substance waste owners, operators, disposal "arrangers," transporters, and disposal facility owners and operators (Potentially Responsible Parties or PRPs) for the costs of removal or remedial action; for other necessary response costs and damages for injury, destruction, or loss of natural resources; and for the cost of any health effects study. Under certain circumstances Federal funds may be used to pay for the cleanup.

         The Resource Conservation and Recovery Act (RCRA). RCRA, as amended by
         -------------------------------------------------
the Hazardous and Solid Waste Amendments of 1984 (HSWA), provides a comprehensive scheme for the regulation of hazardous waste from the time of generation to its ultimate disposal (and sometimes thereafter), as well as the regulation of persons engaged in the treatment, storage, and disposal of hazardous waste. The RCRA scheme includes both a permitting and a manifest tracking system and detailed regulations on the handling, treatment, transportation, storage, and disposal of hazardous waste. Regulations have been issued pursuant to RCRA in the following areas (among others) of importance to the Company: permitting remediation of releases associated with underground storage tanks; municipal solid waste disposal; waste minimization and treatment, transportation, and disposal of hazardous waste. HSWA has increased the number of hazardous waste generators subject to RCRA. HSWA also imposes land disposal restrictions/bans on certain listed and characteristic hazardous wastes that do not meet specified treatment standards.

         The Clean Air Act. Under the Clean Air Act of 1970, as amended, EPA is
         -----------------
empowered to establish and enforce National Ambient Air Quality Standards and limits on the emissions of various pollutants from specific types of facilities. The Clean Air Act Amendments of 1990 require certain sources emitting an air pollutant regulated under the Clean Air Act to obtain an operating permit, which includes enforceable emissions limitations and compliance schedules. The Clean Air Act also addresses substantial expanded regulation of vehicle emissions, hazardous air pollutant emissions, stratospheric ozone protection, acid rain minimization (through the use of limitations on sulfur dioxide and nitrogen oxide emissions) and related enforcement issues. The use of "marketable allowances" to establish limits on total emissions while maintaining maximum market flexibility reflects a shift in environmental policy from command and control management to a more flexible approach.

         Other Statutes. Under the Safe Drinking Water Act and its subsequent
         --------------
reauthorizations, EPA is empowered to set drinking water standards for community water supply systems in the United States. The Clean Water Act established a system of standards, permits, and enforcement procedures for the discharge of pollutants to surface water from industrial, municipal, and other wastewater sources. Under the Ocean Dumping Ban Act of 1988, regulatory revisions to the Clean Water Act were made to eliminate ocean dumping of sludge. The Toxic Substance Control Act (TSCA), enacted in 1976, establishes requirements for identifying and controlling toxic chemical hazards to human health and the environment. The Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA), focuses on the health-based risk of pesticides and requires the registration of all pesticides, with a heavy emphasis on scientific data and risk assessment.

Potential Environmental Liability

         The assessment, analysis, remediation, handling, management, and disposal of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violations of environmental laws and regulations, and liabilities to customers and to third parties for damages arising from performing services for clients.

         Potential Liabilities Arising Out of Environmental Laws and Regulations

         All facets of the Company's business are conducted in the context of a rapidly developing and changing statutory and regulatory framework. The Company's operations and services are affected by and subject to regulation by a number of Federal agencies, including EPA and the Occupational Safety and Health Administration, as well as applicable state and local regulatory agencies.

         As discussed above, CERCLA addresses cleanup of sites at which there has been a release or threatened release of hazardous substances into the environment. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation, or disposal of hazardous substances. Several recent court decisions have accepted these claims. Should the Company be held responsible under CERCLA for damages caused while performing services or otherwise, it may be forced to bear such liability by itself, notwithstanding the potential availability of contribution or indemnity from other parties.

         RCRA, also discussed above, governs hazardous waste generation, treatment, transportation, storage, and disposal. RCRA, or EPA-approved state programs at least as stringent, govern waste handling activities involving wastes classified as "hazardous." Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation of such statutes and the regulations thereunder.

         Potential Liabilities Involving Clients and Third Parties

         In performing services for its clients, the Company could potentially be liable for breach of contract, personal injury, property damage, and negligence (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages.

         Environmental contractors, in connection with work performed for clients, potentially face liabilities to third parties from various claims, including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including through a sudden and accidental release or discharge of contaminants or pollutants during the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports or recommendations prepared by the Company. Personal injury claims could arise contemporaneously with performance of the work or long after completion of the project as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be adjudged strictly liable, i.e., liable for damages even though its services were performed using reasonable care, on the grounds that such services involved "abnormally dangerous activities."

         Clients frequently attempt to shift various of the liabilities arising out of remediation of their own environmental problems to contractors through contractual indemnities. Such provisions seek to require the Company to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties. The Company has endeavored to protect itself from potential liabilities resulting from pollution or environmental damage by obtaining indemnification from its private-sector clients and intends to continue this practice in the future. Under most of these contracts, the Company has been successful in obtaining such indemnification; however, such indemnification generally is not available if such liabilities arise as a result of breaches by the Company of specified standards of care or if the indemnifying party has insufficient assets to cover the liability. The Company has a wholly owned subsidiary, ICF Kaiser Remediation Company, through which it intends to increase its remediation activities performed for public- and private-sector clients. The Company will continue its efforts to minimize the risks and potential liability associated with its remediation activities by performing all remediation contracts in a professional manner and by carefully reviewing any and all remediation contracts it signs in an effort to ensure that its environmental clients accept responsibility for their own environmental problems.

         For EPA contracts involving field services in connection with Superfund response actions, the Company is eligible for indemnification under Section 119 of CERCLA, for pollution and environmental damage liability resulting from release or threatened release of hazardous substances. Some of the Company's clients (including private clients, DOE, and DOD) are Potentially Responsible Parties (PRPs) under CERCLA. Under the Company's contracts with these PRPs, the Company has the right to seek contribution from these PRPs for liability imposed on the Company in connection with its work at these clients' CERCLA sites and, with respect to Federal government clients, generally qualifies for the limitations on liabilities under CERCLA Section 119(a). In addition, in connection with contracts involving field services at DOE weapons facilities, including the DOE's Hanford site, the Company is indemnified under the Price-Anderson Act, as amended, against liability claims arising out of contractual activities involving a nuclear incident. Recently, EPA has constricted significantly the circumstances under which it will indemnify its contractors against liabilities incurred in connection with CERCLA projects. There are other proposals both in Congress and at the regulatory agencies to further restrict indemnification of contractors from third-party claims.

         As discussed above, Kaiser-Hill signed a Performance Based Integrating Management contract with DOE. The terms of that contract provide that Kaiser-Hill shall not be held responsible for, and DOE shall pay all costs associated with, any liability (including without limitation, a claim involving strict or absolute liability and any civil fine or penalty, expense, or remediation cost, but limited to those of a civil nature), which may be incurred by, imposed on, or asserted against Kaiser-Hill arising out of any act or failure to act, condition, or exposure which occurred before Kaiser-Hill assumed responsibility on July 1, 1995 ("pre-existing conditions"). To the extent the acts or omissions of Kaiser-Hill constitute willful misconduct, lack of good faith, or failure to exercise prudent business judgment on the part of Kaiser-Hill's managerial personnel and cause or add to any liability, expense, or remediation cost resulting from pre-existing conditions, Kaiser-Hill shall be responsible, but only for the incremental liability, expense, or remediation caused by Kaiser-Hill.

         The Kaiser-Hill contract further provides that Kaiser-Hill shall be reimbursed for the reasonable cost of bonds and insurance allocable to the Rocky Flats contract and for liabilities (and expenses incidental to such liabilities, including litigation costs) to third parties not compensated by insurance or otherwise. The exception to this reimbursement provision applies to liabilities caused by the willful misconduct or lack of good faith of Kaiser-Hill's managerial personnel or the failure to exercise prudent business judgment by Kaiser-Hill's managerial personnel.

         In connection with its services to its environmental, infrastructure, and industrial clients, the Company works closely with Federal and state government environmental compliance agencies, and occasionally contests the conclusions those agencies reach regarding the Company's compliance with permits and related regulations. To date, the Company never has paid a fine in a material amount or had material liability imposed on it for pollution or environmental damage in connection with its services. However, there can be no assurance that the Company will not have substantial liability imposed on it for any such damage in the future.

Insurance

         The Company has a comprehensive risk management and insurance program that provides a structured approach to protecting the Company. Included in this program are coverages for general, automobile, pollution impairment, and professional liability; for workers' compensation; and for employers and property liability. The Company believes that the insurance it maintains, including self-insurance, is in such amounts and protects against such risks as is customarily maintained by similar businesses operating in comparable markets. At this time, the Company expects to continue to be able to obtain general, automobile, and professional liability; workers' compensation; and employers and property insurance in amounts generally available to firms in its industry. There can be no assurance that this situation will continue, and if insurance of these types is not available, it could have a material adverse effect on the Company.

         Consistent with industry experience and trends, the Company has found it difficult to obtain pollution insurance coverage, in amounts and on terms that are economically reasonable, against possible liabilities that may be incurred in connection with its conduct of its environmental business. An uninsured claim arising out of the Company's environmental activities, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

Regulation

         The Company may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other Federal laws and regulations. The Company currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against the Company by these agencies. Management does not believe that there will be any material adverse effect on the Company's financial position, operations, or cashflows as a result of these investigations.

         The Company has a substantial number of cost-reimbursement contracts with the U.S. government, the costs of which are subject to audit by the U.S. government. As a result of pending audits relating to fiscal years 1986 forward, the government has asserted, among other things, that certain costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with federal procurement regulations. The Company is actively working with the government to resolve these issues. The Company has provided for the potential effect of disallowed costs for the periods currently under audit and for periods not yet audited, although the amounts at issue have not been quantified by the government or the Company. This provision will be reviewed periodically as discussions with the government progress. Based on the information currently available, management believes the potential effects of these pending audits will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

         Federal agencies that are the Company's regular customers (including DOE, EPA, and DOD) have formal policies against awarding contracts that would present actual or potential conflicts of interest with other activities of the contractor. Because the Company provides a broad range of services in environmental and related fields for the Federal government, state governments, and private customers, there can be no assurance that government conflict-of-interest policies will not restrict the Company's ability to pursue business in the future.

         Because some of the Company's subsidiaries provide the Federal government with nuclear energy and defense-related services, these subsidiaries and a substantial number of their employees are required to have and maintain security clearances from the Federal government. These subsidiaries and their employees have been able to obtain these security clearances in the past, and the Company has no reason to believe that there would be any problems in this area in the future. However, there can be no assurance that the required security clearances will be obtained and maintained in the future. Because of its nuclear energy and defense-related services, the Company is subject to foreign ownership, control, and influence
(FOCI) regulations imposed by the Federal government and designed to prevent the release of classified information to contractors who are under foreign control or influence. Under these regulations, FOCI concerns may arise as a result of a variety of factors, including foreign ownership of substantial percentages of equity securities or debt, a high percentage of foreign revenue, and the number of directors and officers who are not U.S. citizens. Subsidiaries of the Company with facility security clearances or sensitive DOE contracts file reports with DOD and DOE with respect to events and changes that affect the potential for FOCI. The Company has implemented procedures designed to insulate such subsidiaries from any FOCI that might affect the Company. There can be no assurance that such measures will prevent FOCI policies from affecting the ability of the Company's subsidiaries to secure and maintain certain types of DOD and DOE contracts.

Employees

         As of November 12, 1996, ICF Kaiser employed approximately 5,000 people, and the Company believes that its relations with its employees are good. Of the 5,000 total employees, approximately 2,400 persons are employed at Kaiser-Hill's Rocky Flats site in Colorado. Approximately 1,375 of the Rocky Flats personnel are represented by the United Steelworkers of America, Local 8031 (as of October 1996), and approximately 130 are represented by the Buildings Trade Union (as of October 1996).

Properties

         All of the Company's operations are conducted either in leased facilities or in facilities provided by the Federal government or other clients. As of September 30, 1996, the Company leased an aggregate of approximately one million square feet of space. The terms of these leases range from month-to-month to 15 years, and some may be renewed for additional periods. Some of the space leased by the Company has been subleased to other entities under subleases expiring from 1996 to 2000.

         The Company's headquarters is located at 9300 Lee Highway, Fairfax, Virginia 22031-1207, and its telephone number is (703) 934-3600. The Company's four regional headquarters are located at 1800 Harrison St., Oakland, California 94612-3430 Telephone (510) 419-6000; 6440 Southpoint Parkway, Jacksonville, FL 32216 Telephone (904) 279-7200; Gateway View Plaza, 1600 West Carson St., Pittsburgh, PA 15220 Telephone (412) 497-2000; and 3D International Tower, 1900 West Loop South, Suite 1350, Houston, TX 77027 Telephone (713) 623-5000. Other offices include Livermore, Los Angeles; Rancho Cordova, San Diego, San Francisco, San Rafael and Universal City, CA; Golden and Lakewood, CO; Washington, DC; Ft. Lauderdale and Miami, FL; Chicago, IL; Gary, IN; Ruston, LA; Edgewood, Baltimore and Silver Spring, MD; Boston, MA; Las Vegas, NV; Iselin, NJ; Albuquerque and Los Alamos, NM; Richmond, VA; Richland and Seattle, WA. The Company's international offices are located in Perth, Australia; Prague, Czech Republic; London, England; Paris, France; Mexico City, Mexico; Makatic City and Mandaluyong City, Philippines; Lisbon, Portugal; Moscow, Russia; and Taipei, Taiwan.

Legal Proceedings

         The Company and its subsidiaries are involved in a number of lawsuits and government regulatory proceedings arising in the ordinary course of its business or arising in connection with the disposition or acquisition of certain businesses and investments. The Company believes that any ultimate liability resulting therefrom will not have a material adverse effect on its financial position, operations, or cash flows.

         The Company may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other Federal laws and regulations. The Company currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against the Company by these agencies. Management does not believe there will be any material adverse effect on the Company's financial position, operations, or cashflows as a result of these investigations.

                                   MANAGEMENT

         Set forth below is certain information concerning the directors and executive officers of the Company.

          Name                    Age                                   Position(s) with Company
          ----                    ---                                   ------------------------
James O. Edwards                  53          Chairman of the Board and Chief Executive Officer
Michael K. Goldman                44          Executive Vice President and Chief Administrative Officer
Stephen W. Kahane                 46          Executive Vice President and President of the Federal Programs Group
Edward V. Lower                   51          Executive Vice President
Richard K. Nason                  54          Director, Executive Vice President and Chief Financial Officer
George D. O'Brien                 58          Executive Vice President
Marcy A. Romm                     37          Senior Vice President and Director of Human Resources
Marc Tipermas                     48          Director, Executive Vice President, and Director of Corporate Development
David Watson                      53          Executive Vice President and President of the ICF Kaiser Engineers Group
Paul Weeks, II                    52          Senior Vice President, General Counsel, and Secretary
Gian Andrea Botta                 43          Director
Tony Coelho                       54          Director
Maynard H. Jackson                58          Director
Thomas C. Jorling                 56          Director
Frederic V. Malek                 59          Director
Rebecca P. Mark                   42          Director
Robert W. Page, Sr.               69          Director

Outside Directors

         Gian Andrea Botta has been President of EXOR America Inc., a subsidiary of EXOR Group, since 1993. He had been Vice President of Acquisitions of EXOR America (formerly IFINT-USA Inc.) from 1987 to 1993. EXOR Group is the international investment holding unit of the Agnelli Group, a diversified holding company. Pursuant to the terms of the Company's Series 2D Senior Preferred Stock, EXOR America has the right to designate a nominee for election to the Board of Directors. Since March 1, 1993, Mr. Botta has been EXOR America's nominee to the Board of Directors. Mr. Botta also is a director of Lear Seating Corporation and a trustee of Corporate Property Investors. Mr. Botta received a degree in economics and business administration in 1975 from the University of Torino, Italy.

         Tony Coelho has been Chairman and Chief Executive Officer of Coelho Associates, LLC, a financial consulting firm, since July 1995. He also has been Chairman and Chief Executive Officer of ETC, the Washington, D.C.-based education, training, and communications subsidiary of Tele-Communications, Inc. since October 1995. From 1989 to July 1995 he had been a Managing Director of Wertheim Schroder & Co. Incorporated, a New York-based international investment banking and securities firm; from 1990 to 1995 he also served as President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. Mr. Coelho was appointed by President Clinton to serve as Chairman of the President's Committee on Employment of People with Disabilities in 1994 and to serve as a member of the Commission on the Roles and Capabilities of the United States Intelligence Community in 1995. From 1979 to 1989, Mr. Coelho was a member of the U.S. House of Representatives from California, and from 1986 to 1989, he served as House Majority Whip. Mr. Coelho has been a director of ICF Kaiser International, Inc. since 1990. He also is a director of Circus Circus Enterprises, Inc.; Crop Growers Corporation; Specialty Retail Group, Inc.; Service Corporation International; Tanknology Environmental, Inc.; and Tele-Communications, Inc. He is a director of the National Foundation for Affordable Housing Solutions, the National Organization on Disability, the National Rehabilitation Hospital and Very Special Arts, and is an Honorary Lifetime Director of the Epilepsy Foundation of America. Mr. Coelho also serves on Fleishman-Hillard, Inc.'s International Advisory Board.

         Thomas C. Jorling has been Vice President, Environmental Affairs, of International Paper Company since 1994. Mr. Jorling joined International Paper Company in 1994 following a 28-year career that included serving for seven years as the Commissioner of the New York State Department of Environmental Conservation. Prior to that, Mr. Jorling was a professor of environmental studies at Williams College and a visiting professor at the University of California at Santa Cruz. In addition, Mr. Jorling served from 1977 to 1979 as Assistant Administrator for Water and Hazardous Material at the U.S. Environmental Protection Agency. Mr. Jorling has been a director of ICF Kaiser International, Inc. since August 1995. Mr. Jorling graduated from the University of Notre Dame (B.S.), Washington State University (M.S.), and Boston College (LL.B.).

         Maynard H. Jackson has been Chairman of Jackson Securities Incorporated, an investment banking firm, since 1994. Mr. Jackson returned to private business in 1994 after completing his third term as mayor of Atlanta. He had served three terms as mayor, from 1974 to 1982 and again from 1990 to 1994. From 1982 to 1990, Mr. Jackson was a managing partner in public finance with the law firm of Chapman and Cutler; he also managed his own law firm from 1970 to 1974. Mr. Jackson is a Trustee of Morehouse College and a Trustee of FGIC Public Trust. Mr. Jackson has been a director of ICF Kaiser International, Inc. since September 1995. Mr. Jackson graduated from Morehouse College (B.A.) and the School of Law at North Carolina Central University (J.D.).

         Frederic V. Malek has been Chairman of Thayer Capital Partners, a merchant bank, since April 1993. In 1992, he was Campaign Manager, Bush-Quayle '92; he also has been Co-chairman of the Board of Directors of CB Commercial Group (formerly Coldwell Banker Commercial Group) since 1989. He was Vice Chairman of Northwest Airlines from July 1990 to December 1991. He was President of Northwest Airlines from October 1989 to July 1990. From September 1978 to December 1988, Mr. Malek served as Executive Vice President of Marriott Corporation and from January 1981 to May 1988 as President of Marriott's Hotels and Resorts Division. Mr. Malek has been a director of ICF Kaiser International, Inc. since 1989. He also serves as a director of American Management Systems, Inc.; Automatic Data Processing, Inc.; Avis, Inc.; CB Commercial Group; FPL Group, Inc.; Intrav, Inc.; Manor Care, Inc.; National Education Corp.; Northwest Airlines; and Paine Webber Mutual Funds. Mr. Malek graduated from the United States Military Academy (B.S.) and Harvard University (M.B.A.).

         Rebecca P. Mark has been Chairman and Chief Executive Officer of Enron Development Corp., the international project development arm of Enron Corp., since 1991. She is responsible for Enron's project development activities worldwide (excluding the U.S.) in power generation, pipelines, LNG, and liquid fuels. Ms. Mark joined Enron Corp. in 1982 and was a member of Enron Power Corp.'s executive management team from its establishment in 1986 to 1991. Before joining Enron, Ms. Mark held executive positions with Continental Resources Company and First City National Bank of Houston. Ms. Mark has been a director of ICF Kaiser International, Inc. since 1993. Ms. Mark also is a director of the Institute of the Americas. Ms. Mark graduated from Baylor University (B.A. and M.I.M.) and Harvard University (M.B.A.).

         Robert W. Page, Sr. retired as an Executive Vice President at McDermott International, Inc., an energy services company, in 1993. Prior to joining McDermott in 1990, Mr. Page served as Assistant Secretary of the Army for Civil Works. He also served as Chairman of the Panama Canal Commission. From 1981 to 1987, Mr. Page worked for Kellogg Rust, Inc., of Houston, Texas, where he held the positions of Chairman and Chief Executive Officer. From 1976 to 1981, Mr. Page was President and Chief Executive Officer of Rust Engineering. Mr. Page has been a director of ICF Kaiser International, Inc. since 1993. He holds a B.S. in architectural engineering from Texas A & M University.

Executive Officers (three of whom also are directors)

         James O. Edwards has been Chairman of the Board and Chief Executive Officer of ICF Kaiser International, Inc. since 1987. He also was President of ICF Kaiser International, Inc. from 1987 to 1990. In 1974, he joined ICF Incorporated, the predecessor of ICF Kaiser International, Inc. and was its Chairman and Chief Executive Officer from 1986 until the 1987 establishment of ICF Kaiser International, Inc. Mr. Edwards graduated from Northwestern University (B.S.I.E.) and Harvard University (M.B.A., High Distinction, George
F. Baker Scholar).

         Michael K. Goldman has been an Executive Vice President since 1990 and the Chief Administrative Officer of the Company since 1995. He has held senior management positions in several of the Company's operating subsidiaries since 1980. Prior to joining the Company, Mr. Goldman was in the private practice of law. Mr. Goldman graduated from Harvard University (B.A., M.B.A. High Distinction, George F. Baker Scholar) and the University of California at Berkeley (J.D.).

         Stephen W. Kahane has been an Executive Vice President of the Company since 1993 and President of the Company's Federal Programs Group since its creation in 1995. He has held senior management positions in several of the Company's operating subsidiaries since 1985. From 1981 to 1985, Dr. Kahane held a number of management positions at Jacobs Engineering Group, Inc.; he headed Environmental and Hazardous Waste Programs and was a Vice President when he left that firm. Dr. Kahane graduated from the University of California, Los Angeles (B.A., M.S.P.H., D. Env.).

         Edward V. Lower has been an Executive Vice President of the Company and a Group Executive Vice President and Regional Manager (Northeast and Mid-Atlantic) of the ICF Kaiser Engineers Group since December 1995. In 1991, Dr. Lower joined EA Engineering, Science and Technology, Inc. as President and Chief Operating Officer; he became a member of that company's Board of Directors in 1994. Prior to joining EA Engineering, Dr. Lower worked for Union Carbide in a variety of positions, most notably vice president/general manager. Dr. Lower graduated from the University of Delaware (B.S.), LaSalle University (LL.B.), West Virginia University (M.B.A.), and New York University (M.A.; Ph.D.).

         Richard K. Nason has been an Executive Vice President and the Chief Financial Officer of the Company since December 1994; he had been a Senior Vice President and the Treasurer of the Company from April to December 1994. He joined the Company as Senior Vice President - Internal Audit in June 1993. From 1991 to 1993, Mr. Nason was Executive Vice President and Chief Financial Officer for The Artery Organization, Inc., a private real estate development and management company in Bethesda, Maryland. From 1988 to 1991, Mr. Nason was Senior Vice President for Finance and Planning for Griffin Homes, a real estate development and home building company in California. Mr. Nason was Senior Vice President of Marriott Corporation and its subsidiary Host International, Inc. from 1977 to 1988. Mr. Nason has been a director of ICF Kaiser International, Inc. since June 1995. Mr. Nason graduated cum laude from Washington and Jefferson College (B.A.) and the Wharton Graduate School of Finance and Commerce, University of Pennsylvania (M.B.A.). He also attended the Executive Program at The Darden School, University of Virginia.

         George D. O'Brien has been an Executive Vice President of the Company and of the Federal Programs Group since May 1996. Dr. O'Brien was President and CEO of Kaiser-Hill Company, LLC, from its inception in 1994 until he became Executive Vice President of the Company. Dr. O'Brien joined the Company in 1989 and directed its infrastructure, engineering, and constructions operations from 1989 to 1994 when he was appointed President of the Company's subsidiary, ICF Kaiser Hanford Company. He left that position to head Kaiser-Hill Company; he now serves in a senior position focusing on DOE and DOD projects within the Federal Programs Group. From 1986 to 1989, Dr. O'Brien was Commanding Officer of the nuclear-powered aircraft carrier USS Carl Vinson; prior to that, he held a variety of assignments with the U.S. Navy involving aircraft and ship operations, aircraft engineering program management, and national strategic planning. Dr. O'Brien graduated from the U.S. Naval Academy (B.S.) and the Navy Post Graduate School (Ph.D.), Monterey, California.

         Marcy A. Romm has been Senior Vice President and Director of Human Resources of the Company since 1993. She has held Human Resources positions at ICF Kaiser since 1984. Ms. Romm graduated from George Washington University (B.A., M.B.A.).

         Marc Tipermas has been Executive Vice President and Director of Corporate Development for ICF Kaiser International, Inc. since 1993. In November 1996 he accepted line responsibility for the Consulting Group and staff responsibility for governmental relations. He has held senior management positions in several of ICF Kaiser's operating subsidiaries since joining the Company in 1981. From 1977 to 1981, Dr. Tipermas was employed by the U.S. Environmental Protection Agency where he was the Director of the Superfund Policy and Program Management Office from 1980 to 1981. Prior to joining EPA, he was Assistant Professor of Political Science at the State University of New York at Buffalo from 1975 to 1977. Dr. Tipermas has been a director of ICF Kaiser International, Inc. since 1993. Dr. Tipermas graduated from the Massachusetts Institute of Technology (S.B.) and Harvard University (A.M., Ph.D.).

         David Watson has been an Executive Vice President and President of the Company's International Operations Group since December 1995. He became President of the combined Kaiser Engineers and International Groups in November 1996. From 1989 to November 1995, he was with Day & Zimmerman International, Inc., an engineering and construction firm. From 1989 to 1993 he was President of that firm's Advanced Dzign Systems; in 1993 he led that firm's venture into the international marketplace by taking the position of President of D&Z International, an off-shore international unit, where he established a strategy to pursue engineering and construction work in China and Russia. Prior to joining Day & Zimmerman, Mr. Watson was with Stearns Catalytic, Inc. and Burmah Oil Company. Mr. Watson graduated from Loughborough University of Technology, Loughborough, Leicestershire, England (B. Tech.).

         Paul Weeks, II has been Senior Vice President, General Counsel and Secretary of ICF Kaiser International, Inc. since 1990. He joined ICF Incorporated in May 1987 as its Vice President, General Counsel, and Secretary. From 1973 to 1987 he was employed by Communications Satellite Corporation, where from 1983 to 1987 he was Assistant

General Counsel for Corporate Matters. Mr. Weeks graduated from Princeton University (B.S.E.E.) and The National Law Center of George Washington University (J.D.).

Compensation of Outside Directors

         Directors who are not employees of the Company are paid $1,000 for attendance at each meeting of the Board of Directors and $750 for attendance at each meeting of a committee of the Board of Directors of which the director is a member. In addition, each non-employee director receives an annual retainer of $20,000, payable in advance in quarterly installments, and each is reimbursed for his or her expenses incurred in connection with his or her Board service. Directors of the Company who also are employees of the Company are not compensated separately for their service as directors.

         Under the ICF Kaiser International, Inc. Non-employee Directors Stock Option Plan, each director of the Company who is not an employee of the Company ("Non-employee director") receives a five-year option to purchase 3,000 shares of Common Stock on the day he or she commences his or her initial term of service as a director. In addition, each Non-employee director elected at or continuing in office following the Company's Annual Meeting of Shareholders receives an option to purchase 3,000 shares of Common Stock on the date of the meeting in each calendar year after the year in which the Non-employee director received his or her initial option grant. The purchase price of each share of Common Stock subject to an option granted under the plan is the fair market value of the Common Stock on the date the option is granted. Each option becomes fully exercisable at the close of business on the next business day following the date on which the option was granted. Options are not assignable or transferable other than by will or by the laws of descent and distribution. Options are exercisable during an optionee's lifetime only by the optionee or his or her guardian.

Certain Transactions with Certain Directors

         The Company's transactions with Mr. Botta and Mr. Edwards are described in the immediately following section of this Prospectus.

         The Company's employment agreements with Mr. Edwards and Dr. Tipermas are described in the "Executive Compensation--Agreement and Transactions with Executive Officers Named in the Summary Compensation Table (Three of Whom also are Directors)" section of this Prospectus.

Compensation Committee Interlocks and Insider Participation

         The non-employee directors of the Company who are voting members of the Compensation Committee are Tony Coelho (Chairman), Thomas C. Jorling, and Frederic V. Malek. Gian Andrea Botta also is a voting member of the Committee. The full Board of Directors has designated an employee director of the Company, James O. Edwards (the CEO of the Company) as an ex-officio, non-voting member of
                                                ----------
the Committee. SEC rules require that whenever there is insider or employee participation in compensation decisions, certain disclosures must accompany the identification of the participating insiders. The following paragraphs provide these required disclosures with respect to Mr. Botta (as the representative of EXOR America Inc.) and Mr. Edwards (as an employee director). All transactions with Mr. Botta and Mr. Edwards were on market terms, including then-current market interest rates.

         Mr. Botta. Mr. Botta is the President of EXOR America, Inc., the holder
         ---------
of the Company's Series 2D Senior Preferred Stock. The Company is obligated to redeem the Series 2D Senior Preferred Stock no later than January 13, 1997. EXOR America is an affiliate of the holder of the Company's Series 2D Warrants. The holder of the Series 2D Warrants, instead of exercising the warrants, will be able to (a) require the Company to issue it shares of Common Stock with an aggregate market value equal to the difference between (i) the then-current market price for the Common Stock and (ii) 90% of the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D Warrants for which the holder is requiring such issuance. In addition, for 15 days prior to and ending on the expiration date of the Series 2D Warrants (November 2, 1997), the holder of the warrants, instead of exercising the warrants or having Common Stock issued as described in (a) above, will be able to (b) require the Company to pay it cash in the amount of the difference between the then-current market price for the Common Stock and the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D Warrants for which the holder is requiring that cash payment. If the Company cannot make the cash payment referred to in (b) above without violating a covenant or covenants contained in its debt agreements, the Company would be obligated to make the payment in shares of

Common Stock as described in (a) above. Pursuant to the terms of the Series 2D Senior Preferred Stock, EXOR America has the right to designate a nominee for election to the Board of Directors. Since March 1, 1993, Mr. Botta has been EXOR America's nominee to the Board of Directors.

         Mr. Edwards. As part of his employment agreement which is described in
         -----------
the "Executive Compensation--Agreements and Transactions with Executive Officers Named in the Summary Compensation Table (Three of Whom also are Directors)" of this Prospectus, Mr. Edwards' then-outstanding indebtedness to the Company was restructured effective December 31, 1994. Mr. Edwards had been indebted to the Company under promissory notes dated January 14, 1991, September 22, 1991, and January 24, 1992, in the respective principal amounts (and per annum interest rates) of $622,740 (at 9%), $50,000 (at 9%), and $150,000 (at 8%) (collectively, the "Predecessor Notes"). As of December 31, 1994, the accrued interest on the Predecessor Notes totaled $205,326.27. All of these loans had been provided to Mr. Edwards pursuant to his previous compensation agreement with the Company in return for agreements restricting his ability to sell his stock, were secured by a pledge of 130,665 shares of ICF Kaiser Common Stock (the "Pledged Shares"), and were non-recourse to Mr. Edwards. Mr. Edwards signed an amended and restated promissory note in the amount of $1,028,066.27 dated December 31, 1994, which is a continuation of the Predecessor Notes, bears interest at 6.34% per annum, is secured by the Pledged Shares, is non-recourse to Mr. Edwards, and is due on December 31, 1997 (with accrued interest from December 31, 1994). The largest aggregate amount of Mr. Edwards' indebtedness to the Company outstanding at any time since March 1, 1995 was $1,081,816. It is the Company's intention to retire the debt when the value of the collateral reaches the amount owed.

         Executive compensation paid to Mr. Edwards during the ten-month fiscal period ended December 31, 1995 and fiscal years 1995 and 1994 is described in the "Executive Compensation" section of this Prospectus.

                             EXECUTIVE COMPENSATION

         The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the three fiscal periods ended December 1995. Because of the Company's fiscal year-end change, the fiscal period that ended December 31, 1995, is only a ten-month period. The table shows the amounts received by each Named Executive Officer for all three fiscal periods.

                           SUMMARY COMPENSATION TABLE

====================================================================================================================
                            Annual Compensation                Long-term Compensation Awards
--------------------------------------------------------------------------------------------------------------------
   (a)      (b)      (c)           (d)            (e)           (f)                (g)                  (i)
-----------------  Salary         Bonus       Other Annual   Restricted   Securities Underlying      All Other
Name, Principal      ($)           ($)        Compensation     Stock        Options/SARs (#)        Compensation
 Position, and                     (1)          ($) (2)      Award(s) ($)
 Fiscal Period
--------------------------------------------------------------------------------------------------------------------
James O. Edwards, Chairman and CEO (3)
--------------------------------------------------------------------------------------------------------------------
Ten-month 1995    $295,673          $152,500            (2)            0                       0       $111,938 (3)
--------------------------------------------------------------------------------------------------------------------
Fiscal 1995       $324,519                 0            (2)            0    53,000 new options         $111,890 (3)
                                                                            97,000 repriced options
--------------------------------------------------------------------------------------------------------------------
Fiscal 1994       $300,000                 0            (2)            0                       0       $123,596 (3)
--------------------------------------------------------------------------------------------------------------------
Stephen W. Kahane, Executive Vice President (4)
--------------------------------------------------------------------------------------------------------------------
Ten-month 1995    $219,808                 0            (2)            0                       0        $12,235 (4)
--------------------------------------------------------------------------------------------------------------------
Fiscal 1995       $249,423           $60,000            (2)            0    66,666 new options          $12,866 (4)
                                                                              33,334 repriced options
--------------------------------------------------------------------------------------------------------------------
Fiscal 1994       $220,000                 0            (2)            0                       0        $23,007 (4)
--------------------------------------------------------------------------------------------------------------------
Richard K. Nason, Executive Vice President and CFO(5)
--------------------------------------------------------------------------------------------------------------------
Ten-month 1995    $190,865           $25,000            (2)            0                       0        $12,558 (5)
--------------------------------------------------------------------------------------------------------------------
Fiscal 1995       $168,749                 0            (2)            0          52,000 options         $9,538 (5)
--------------------------------------------------------------------------------------------------------------------
Fiscal 1994       $100,077                 0            (2)            0                       0         $1,140 (5)
--------------------------------------------------------------------------------------------------------------------
Alvin S. Rapp, Executive Vice President (6)
--------------------------------------------------------------------------------------------------------------------
Ten-month 1995    $245,096           $50,000            (2)            0                       0        $11,608 (6)
--------------------------------------------------------------------------------------------------------------------
Fiscal 1995       $274,519          $150,000       $200,022 (2)(7)     0                       0       $278,702 (6)
--------------------------------------------------------------------------------------------------------------------
Fiscal 1994        $64,500          $147,159            (2)     $418,499         100,000 options        $35,729 (6)
--------------------------------------------------------------------------------------------------------------------
Marc Tipermas, Executive Vice President (7)
--------------------------------------------------------------------------------------------------------------------
Ten-month 1995    $248,942          $110,000            (2)            0                       0        $11,788 (7)
--------------------------------------------------------------------------------------------------------------------
Fiscal 1995       $274,423           $45,000            (2)            0    74,463 new options          $12,573 (7)
                                                                              50,537 repriced options
--------------------------------------------------------------------------------------------------------------------
Fiscal 1994       $220,000                 0            (2)            0                       0        $22,715 (7)
====================================================================================================================

         NOTE: Because of the Company's fiscal year-end change, the fiscal period ended December 31, 1995, is only a ten-month period. Fiscal 1995 is a twelve-month period running from March 1, 1994, through February 28, 1995. Fiscal 1994 is a twelve-month period running from March 1, 1993, through February 28, 1994.

(1) The amounts shown in this column were paid for services rendered during the ten months ended December 31, 1995, and include amounts paid during 1996 that were attributed to ten-month 1995 service.

(2) Any amounts shown in the "Other Annual Compensation" column do not include any perquisites and other personal benefits because the aggregate amount of such compensation for each of the Named Executive Officers did not exceed the lesser of (i) $50,000 or (ii) 10% of the combined salary and bonus for the Named Executive Officer for the stated fiscal period.

(3) The amounts shown in column (i) of the table for Mr. Edwards comprise the following:

Ten-month 1995    $100,000  Special cash payment due under Mr. Edwards'
                            previous December 1990 compensation agreement
                  $9,552    Company contribution under the Company's Retirement
                            Plan for ten-month 1995 made in September 1996
                  $1,666    Company match under the Company's Section
                            401(k) Plan
                  $720      Imputed income for Company-paid life insurance
Fiscal 1995       $100,000  Special cash payment under Mr. Edwards' December
                            1990 compensation agreement
                  $1,450    Company match under the Company's Section 401(k)
                            Plan
                  $9,576    Company contribution under the Company's Retirement
                            Plan for FY95 made in November 1995
                  $864      Imputed income on Company-paid life insurance
Fiscal 1994       $100,000  Special cash payment under Mr. Edwards' December
                            1990 compensation agreement
                  $16,563   Company contribution under the Company's Retirement
                            Plan for FY94 made in November 1995
                  $1,452    Company match under the Company's Section 401(k)
                            Plan
                  $4,717    Company 2% contribution under the Company's Employee
                            Stock Ownership Plan for FY94 made in November 1994
                  $864      Imputed income on Company-paid life insurance

(4) The amounts shown in column (i) of the table for Dr. Kahane comprise the following:

Ten-month 1995    $2,248     Company match under the Company's Section 401(k)
                             Plan
                  $9,552     Company contribution under the Company's Retirement
                             Plan for ten-month 1995 made in September 1996
                  $435       Imputed income for Company-paid life insurance
Fiscal 1995       $2,984     Company match under the Company's Section 401(k)
                             Plan
                  $9,576     Company contribution under the Company's Retirement
                             Plan for FY95 made in November 1995
                  $306       Imputed income for Company-paid life insurance
Fiscal 1994       $16,563    Company contribution under the Company's Retirement
                             Plan for FY94 made in FY95
                  $1,421     Company match under the Company's Section 401(k)
                             Plan
                  $4,717     Company 2% contribution under the Company's
                             Employee Stock Ownership Plan for FY94 made in FY95
                  $306       Imputed income for Company-paid life insurance

(5) Mr. Nason became an executive officer of the Company in December 1994; he became an employee of the Company in June 1993. The amounts shown in column
(i) of the table for Mr. Nason comprise the following:

Ten-month 1995    $614       Imputed income for Company-paid life insurance
                  $9,552     Company contribution under the Company's
                             Retirement Plan for ten-month 1995 made in
                             September 1996
                  $2,392     Company match under the Company's Section 401(k)
                             Plan
Fiscal 1995       $3,121     Company match under the Company's Section 401(k)
                             Plan
                  $5,773     Company contribution under the Company's Retirement
                             Plan for FY95 made in November 1995.
                  $644       Imputed income for Company-paid life insurance
Fiscal 1994       $785       Company match under the Company's Section 401(k)
                             Plan
                  $355       Imputed income for Company-paid life insurance
                             premium

(6) Mr. Rapp joined the Company in November 1993 (fiscal year 1994). The amount shown in column (e) for fiscal year 1995 was an amount reimbursed for the payment of taxes. The amount shown in column (f) for fiscal year 1994 is the value of 88,105 shares of Restricted Stock awarded to Mr. Rapp under the Company's Stock Incentive Plan determined by multiplying the number of shares by the $4.75 closing price per share of the Company's Common Stock on the New York Stock Exchange on November 8, 1993, the date of the grant. The restriction on these shares was lifted on November 9, 1994, when they vested; Mr. Rapp owns no other shares of Restricted Stock. The amounts shown in column (i) of the table for Mr. Rapp comprise the following:

Ten-month 1995    $1,778     Company match under the Company's Section 401(k)
                             Plan
                  $9,552     Company contribution under the Company's Retirement
                             Plan for ten-month 1995 made in September 1996
                  $278       Imputed income for Company-paid life insurance
Fiscal 1995       $2,353     Company match under the Company's Section 401(k)
                             Plan
                  $46,219    Reimbursed expenses associated with relocation from
                             California to Virginia
                  $219,155   Forgiveness of interest-free loans made to
                             facilitate the sale of Mr. Rapp's California
                             residence and his purchase of a Virginia residence
                             (includes imputed interest amounts)
                  $880       Reimbursed accounting expenses associated with tax
                             considerations for Mr. Rapp's employment
                             arrangement
                  $9,576     Company contribution under Company's Retirement
                             Plan for FY95 made in November 1995
                  $519       Imputed income for Company-paid life insurance
Fiscal 1994       $462       Company match under the Company's Section 401(k)
                             Plan
                  $35,152    Reimbursed expenses associated with relocation from
                             California to Virginia
                  $115       Imputed income for Company-paid life insurance

(7) The amounts shown in column (i) of the table for Dr. Tipermas comprise the following:

Ten-month 1995    $2,236     Company match under the Company's Section 401(k)
                             Plan
                  $9,552     Company contribution under the Company's Retirement
                             Plan for ten-month 1995 made in September 1996
Fiscal 1995       $2,997     Company match under the Company's Section 401(k)
                             Plan
                  $9,576     Company contribution under the Company's Retirement
                             Plan for FY95 made in November 1995
Fiscal 1994       $16,563    Company contribution under the Company's Retirement
                             Plan for FY94 made in FY95
                  $1,435     Company match under the Company's Section 401(k)
                             Plan
                  $4,717     Company 2% contribution under the Company's
                             Employee Stock Ownership Plan for FY94 made in FY95

Senior Executive Officers Severance Plan

         In April 1994 the Compensation Committee of the Board of Directors approved the adoption of the Company's Senior Executive Officers Severance Plan (the "SEOSP"). In December 1994, the SEOSP was amended to clarify (a) that once an officer becomes a participant in the SEOSP, he or she will continue to be eligible for SEOSP benefits throughout his or her employment by the Company and
(b) that the SEOSP is intended to set a minimum severance benefit for the participant. If a participant is entitled to a greater benefit under his or her employment agreement with the Company, then such arrangement prevails over the lower SEOSP benefit.

         The eligible participants in the SEOSP are the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the General Counsel, the Senior Vice President and Director of

Human Resources, and any Executive Vice President and other officers of rank equivalent to Executive Vice President as designated by the Compensation Committee. As of September 30, 1996, there were eight persons whose severance payments are governed by the SEOSP.

         A participant is eligible to receive severance payments if the Company terminates his or her employment without "cause" or if the participant terminates his or her employment for "good reason." "Cause" and "good reason" are defined in the SEOSP. Severance benefits equal to three months of average salary will be paid if the participant's length of employment is three years or less; severance benefits equal to one month of average salary for each year of service (up to a maximum of 18 months) will be paid if a participant's length of employment is four or more years. Average salary is defined in the SEOSP as the participant's average monthly gross salary excluding all bonus for the nine months prior to employment termination. Severance benefits may be paid under the SEOSP in two installments or, with the approval of the Compensation Committee, in a lump sum. The SEOSP provides that severance pay will not be considered compensation for purposes of the Retirement Plan or the Section 401(k) Plan; severance pay will not increase Years of Service for those Plans' purposes. No severance benefits have been paid under the Plan since the SEOSP was adopted.

Agreements and Transactions with Executive Officers Named in the Summary Compensation Table (Three of whom also are Directors)

         James O. Edwards. Effective December 31, 1994, the Company entered into
         ----------------
a three-year employment agreement with Mr. Edwards for his services as Chairman and Chief Executive Officer of the Company. In addition to delineating Mr. Edwards' areas of responsibility and reporting line, the agreement provides for his salary; annual bonus compensation to be determined by the Compensation Committee; severance payments as provided under the Company's Senior Executive Officers Severance Plan; eligibility under the Company's employee benefit plans; cancellation of 97,000 existing options (89,000 of which were vested) to purchase the Company's Common Stock at exercise prices ranging from $9.51 to $16.23; the grant of 150,000 options (expiring on November 15, 1999, and vesting in 37,500 increments over four years beginning May 15, 1995) at fair market value on the date of grant ($2.51 on September 1, 1994); and a one-year non-competition period following voluntary or "for cause" employment termination. The Company's transactions with Mr. Edwards are described in the "Compensation Committee Interlocks and Insider Participation" section of this Prospectus.

         Stephen W. Kahane. Effective March 1, 1994, the Company entered into a
         -----------------
three-year employment agreement with Dr. Kahane for his services as an Executive Vice President and as Group President of the Company's re-named Federal Programs Group. In addition to delineating Dr. Kahane's areas of responsibility and reporting line, the agreement provides for his annual salary; annual bonus compensation to be determined by the Compensation Committee of the Company's Board of Directors (in amounts specified in the agreement and with minimum cash bonuses of $30,000 to be paid at the beginning of each of fiscal years 1996 and
1997); severance payments as provided under the Company's Senior Executive Officers Severance Plan; eligibility under the Company's employee benefit plans; cancellation of 40,000 existing options to purchase the Company's Common Stock at exercise prices ranging from $8.25 to $9.51; the grant of 100,000 options (vesting in 25,000 increments over four years and expiring on November 15, 1999) at fair market value on the date of grant ($3.48 on April 4, 1994); and a one-year non-competition period following voluntary or "for cause" employment termination.

         Alvin S. Rapp. In November 1993, the Company entered into an employment
         -------------
agreement with Mr. Rapp for his services as an Executive Vice President and as Group President of the Company's re-named ICF Kaiser Engineers Group. In addition to delineating Mr. Rapp's areas of responsibility and reporting line, the agreement provides for his salary, bonuses, options, other employee benefits, and interest-free loans to facilitate the sale of Mr. Rapp's California residence and the purchase of a new residence near the Company's Virginia headquarters. As of September 30, 1996, two of these loans had been forgiven under the terms of the employment agreement because the proceeds from the sale of Mr. Rapp's California residence were less than anticipated. The third loan (dated January 20, 1994) has a balance of $300,000 as of September 30, 1996, is secured by Mr. Rapp's Virginia residence, and is due and payable in full on the earliest to occur of (a) January 20, 1999, (b) termination of Mr. Rapp's employment by the Company, (c) provision of reasonably satisfactory substitute collateral, or (d) the occurrence of a defined event of default. The largest aggregate amount of Mr. Rapp's indebtedness to the Company outstanding at any time since March 1, 1995 was $648,546. As of November 8, 1996, Mr. Rapp is an employee, but no longer an executive officer, of the Company.

         Marc Tipermas. Effective March 1, 1994, the Company entered into a
         -------------
three-year employment agreement with Dr. Tipermas for his services as Executive Vice President and Director of Corporate Development of the Company. Dr. Tipermas also is a director of the Company. In addition to delineating Dr. Tipermas' areas of responsibility and reporting line, the agreement provides for his salary; annual bonus compensation to be determined by the Compensation Committee of the Company's Board of Directors (in amounts specified in the agreement); severance payments as provided under the Company's Senior Executive Officers Severance Plan; eligibility under the Company's employee benefit plans; cancellation of 60,000 existing options to purchase the Company's Common Stock at exercise prices ranging from $8.25 to $9.51; the grant of 125,000 options (vesting in 31,250 increments over four years and expiring on November 15, 1999) at fair market value on the date of grant ($3.48 on April 4, 1994); and a one-year non-competition period following voluntary or "for cause" employment termination.

Agreements and Transactions with Other Executive Officers

         Michael K. Goldman. Effective February 28, 1994, the Company and Mr.
         ------------------
Goldman agreed to terminate Mr. Goldman's Amended Executive and Compensation Agreements originally signed in December 1990. Effective March 1, 1994, the Company and Mr. Goldman entered into an employment arrangement under which Mr. Goldman (a) serves as an employee of the Company at a specified annual salary;
(b) received the $50,000 special cash payment provided for in his December 1990 Compensation Agreement; and (c) was designated, with certain specified restrictions, as a participant in the Senior Executive Officers Severance Plan. In addition, all then-unvested options previously granted to Mr. Goldman vested as of March 1, 1994. The Company and Mr. Goldman also agreed to amend the terms of Mr. Goldman's outstanding loan with the Company as follows: the principal shall be due upon demand by the Company but no later than February 28, 1999; interest from May 16, 1994, shall accrue on the outstanding principal at 6% per annum; and payment of interest will be deferred until such time as the principal is due. No interest shall accrue or be payable on such deferred interest. Mr. Goldman's loan is secured by 33,134 shares of the Company's Common Stock and is non-recourse to Mr. Goldman. The Company and Mr. Goldman agreed that if the value of the pledged stock is less than the then-outstanding amount of principal and interest at the time of loan repayment demand (or February 28, 1999, at the latest), then the Company will retire the principal and interest by considering the pledged shares to have been sold back to the Company (within the constraints set forth in the Company's debt and equity instruments). The outstanding balance as of September 30, 1996, was $191,647, plus accrued interest. The largest aggregate amount of Mr. Goldman's indebtedness to the Company outstanding at any time since March 1, 1995 was $191,647.

                               SECURITY OWNERSHIP

=================================================================================================================

     Name and Address of 5% Shareholders,           Beneficial              Percent of             Aggregate
      Directors, and Executive Officers            Ownership (a)          Class of Stock       Voting Power (a)

=================================================================================================================
Directors
-----------------------------------------------------------------------------------------------------------------
      Gian Andrea Botta                   (b)                12,000             *                      *
-----------------------------------------------------------------------------------------------------------------
      Tony Coelho                         (c)                17,000             *                      *
-----------------------------------------------------------------------------------------------------------------
      James O. Edwards                    (d)               424,431    1.9% of Common Stock          1.7%
-----------------------------------------------------------------------------------------------------------------
      Maynard H. Jackson                  (e)                 6,000             *                      *
-----------------------------------------------------------------------------------------------------------------
      Thomas C. Jorling                   (f)                 6,000             *                      *
-----------------------------------------------------------------------------------------------------------------
      Frederic V. Malek                   (g)                30,000             *                      *
-----------------------------------------------------------------------------------------------------------------
      Rebecca P. Mark                     (h)                12,000             *                      *
-----------------------------------------------------------------------------------------------------------------
      Richard K. Nason                    (i)                28,459             *                      *
-----------------------------------------------------------------------------------------------------------------
      Robert W. Page, Sr.                 (j)                12,000             *                      *
-----------------------------------------------------------------------------------------------------------------
      Marc Tipermas                       (k)               261,262    1.2% of Common Stock          1.1%
-----------------------------------------------------------------------------------------------------------------
Executive Officers Named in the Summary Compensation Table
-----------------------------------------------------------------------------------------------------------------
      James O. Edwards,  Chairman and Chief
      Executive Officer                   (d)               424,431    1.9% of Common Stock          1.7%
-----------------------------------------------------------------------------------------------------------------
      Stephen W. Kahane,                                    165,547             *                      *
        Executive Vice President          (l)
-----------------------------------------------------------------------------------------------------------------
      Richard K. Nason,                                      28,459             *                      *
        Executive Vice President          (i)
-----------------------------------------------------------------------------------------------------------------
      Alvin S. Rapp,                                        128,180             *                      *
        Executive Vice President          (m)
-----------------------------------------------------------------------------------------------------------------
      Marc Tipermas,                                        261,262    1.2% of Common Stock          1.1%
        Executive Vice President          (k)
-----------------------------------------------------------------------------------------------------------------
All Directors and Executive Officers
as a Group (17 persons)                   (n)             1,239,690    5.5% of Common Stock          5.0%
-----------------------------------------------------------------------------------------------------------------
5% Common Shareholders
-----------------------------------------------------------------------------------------------------------------
      ICF Kaiser International, Inc.                      1,871,965    8.4% of Common Stock          7.6%
      Employee Stock Ownership Trust      (o)
-----------------------------------------------------------------------------------------------------------------
      ICF Kaiser International, Inc.                        957,807    4.3% of Common Stock          3.9%
      Retirement Plan                     (p)
-----------------------------------------------------------------------------------------------------------------
      FIMA Finance Management, Inc.       (b)             2,680,952   10.7% of Common Stock          10.7%
-----------------------------------------------------------------------------------------------------------------
      State of Wisconsin Investment Board (q)             2,055,000    9.2% of Common Stock          8.3%
-----------------------------------------------------------------------------------------------------------------
      Cowen & Company                     (r)             2,422,300   10.8% of Common Stock          9.8%
-----------------------------------------------------------------------------------------------------------------
Series 2D Senior Preferred Stock
-----------------------------------------------------------------------------------------------------------------
      EXOR America, Inc.                  (b)        200 shares (b)     100% of Series 2D            9.6%
                                                                      Senior Preferred Stock
-----------------------------------------------------------------------------------------------------------------

* = ownership of less than 1%
=================================================================================================================

(a) Except as noted below, all information in the above table is as of October 31, 1996. To calculate the voting percentage, it was assumed that the individual or entity exercised all of his/her/its exercisable options, but that no other individuals or entities exercised theirs. A person is deemed to be a beneficial owner of the Company's stock if that person has voting or investment power (or voting and investment powers) over any shares of capital stock or has the right to acquire such shares within 60 days from October 31, 1996. With respect to the total number of shares held by the Company's Employee Stock Ownership Trust (the "ESOP"), the share information is current as of September 30, 1996; the unaudited information with respect to the number of shares allocated to individuals' accounts is current as of September 30, 1996. With respect to ownership of shares which are held in the Company's Section 401(k) Plan but allocated to individuals' accounts, the unaudited information is current as of September 30, 1996. For shares shown in the following footnotes as being held by the Company's Retirement Plan or in directed investment accounts in the Company's Retirement Plan, the unaudited information is current as of September 30, 1996.

(b) Mr. Botta's share ownership includes 12,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. Mr. Botta is the President of EXOR America, Inc., 375 Park Avenue, New York, NY 10152, the owner of 200 shares of Series 2D Senior Preferred Stock. FIMA Finance Management Inc., Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands, owns Series 2D Warrants for the purchase of 2,680,952 shares of Common Stock. EXOR America and FIMA are wholly owned subsidiaries of EXOR Group, 2 Blvd. Royal, Luxembourg. The Amended and Restated Certificate of Incorporation of the Company limits the total vote of the Series 2D Senior Preferred Stock to 2,380,952 votes. Mr. Botta disclaims beneficial ownership of the shares of Series 2D Senior Preferred Stock and of the Series 2D Warrants.

(c) Mr. Coelho's share ownership includes 15,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. He also owns 2,000 other shares.

(d) Mr. Edwards' share ownership includes 2,909 shares allocated to his ESOP account, 4,215 shares allocated to his Section 401(k) Plan account, 62,274 shares in his directed investment account under the Retirement Plan, and 75,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. He also beneficially owns 280,033 other shares. Mr. Edwards disclaims beneficial ownership of the 2,900 shares of Common Stock owned by his spouse's IRA which are not included in the total shown for Mr. Edwards in the table. Mr. Edwards is a member of the ESOP Plan Committee and the Retirement Plan Committee; as such, he has shared investment power over 1,871,965 and 957,807 shares held by the ESOP and Retirement Plan, respectively. He has shared voting power over 717,301 shares held by the Retirement Plan that are not held in directed investment accounts. Mr. Edwards disclaims beneficial ownership of the shares held by the ESOP and the Retirement Plan.

(e) Mr. Jackson's share ownership includes 6,000 that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options.

(f) Mr. Jorling's share ownership includes 6,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options.

(g) Mr. Malek's share ownership includes 15,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. He also owns 15,000 other shares.

(h) Ms. Mark's share ownership includes 12,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options.

(i) Mr. Nason's share ownership includes 212 shares allocated to his ESOP account, 12,413 shares allocated to his Section 401(k) Plan account, and 13,834 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. He also owns 2,000 other shares.

(j) Mr. Page's share ownership includes 12,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options.

(k) Dr. Tipermas' share ownership includes 8,028 shares allocated to his ESOP account, 12,734 shares in his directed investment account under the Retirement Plan, and 62,500 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. He also owns 178,000 other shares.

(l) Dr. Kahane's share ownership includes 7,079 shares allocated to his ESOP account, 5,946 shares in his directed investment account under the Retirement Plan, and 50,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. He also owns 102,522 other shares.

(m) Mr. Rapp's share ownership includes 60,000 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. He also owns 68,180 other shares.

(n) This total includes 37,861 shares allocated to ESOP accounts, 18,823 shares in Section 401(k) Plan accounts, 83,789 shares in directed investment accounts under the Retirement Plan, and 379,398 shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. The 717,669 balance of the shares are owned directly.

(o) The ESOP Trustee is Vanguard Fiduciary Trust Company, 200 Vanguard Blvd., Malvern, PA 19355. All of the shares of Common Stock held by the ESOP are allocated to individual ESOP participants' accounts and are voted by those participants. The ESOP Plan Committee has investment power over all of the shares of Common Stock held by the ESOP, the members of which are James O. Edwards, Michael K. Goldman, and Marcy A. Romm. Each ESOP Plan Committee member disclaims beneficial ownership of the shares of Common Stock held by the ESOP. The individual shareholdings of Mr. Edwards are shown above in footnote (d). Mr. Goldman beneficially owns 94,856 shares of Common Stock, 11,334 of which are shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. Ms. Romm beneficially owns 25,983 shares of Common Stock, 5,813 of which are shares that may be acquired within 60 days of October 31, 1996, upon the exercise of stock options. The ESOP Plan Committee's address is 9300 Lee Highway, Fairfax, VA 22031.

(p) The Retirement Plan Trustee is Vanguard Fiduciary Trust Company, 200 Vanguard Blvd., Malvern, PA 19355. The members of the Retirement Plan Committee are James O. Edwards, Michael K. Goldman, and Marcy A. Romm; the individual shareholdings of the members are shown in footnotes (d) and (o). Mr. Goldman does not have any shares of Common Stock in his directed investment account under the Retirement Plan; Ms. Romm has 1,973 shares in her directed investment account. Of the 957,807 shares of Common Stock held by the Retirement Plan, a total of 240,506 at September 30, 1996, were held in directed investment accounts in which the participants have voting and investment powers over their allocated shares. The Retirement Plan Committee has investment and voting powers over the remaining shares held by the Retirement Plan in the ICF Stock Fund. The Retirement Plan Committee's address is 9300 Lee Highway, Fairfax, VA 22031.

(q) State of Wisconsin Investment Board, P.O. Box 7842, Madison, WI 53707. The information with respect to the shares of Common Stock beneficially owned by the State of Wisconsin Investment Board is based on a Report on Schedule 13G (Amendment No. 3 dated February 13, 1996) which was filed with the SEC and which reports share ownership information as of December 31, 1995.

(r) Cowen & Company, Financial Square, New York, New York, 10005-3597. The information with respect to the shares of Common Stock beneficially owned by Cowen & Company is based on a Report on Schedule 13G dated February 13, 1996, which was filed with the SEC reporting share ownership information as of December 31, 1995.

                              SELLING SHAREHOLDERS

  ================================================================================================================
        Name         Beneficial Ownership         GAW Shares       Number of Shares     Beneficial Ownership of
                   of GAW Shares Restricted     Not Restricted      of Common Stock      Shares of Common Stock
                       Against Transfer        Against Transfer     Offered for Sale       After Giving Effect
                        Until 7/22/97          prior to 7/22/97           (a)               to Proposed Sale
  ================================================================================================================
  Georgia A. Wilson                238,794               63,478              302,272                0
  ----------------------------------------------------------------------------------------------------------------
  James R. Ainsworth               102,340               27,205              129,545                0
  ----------------------------------------------------------------------------------------------------------------
  Danny L. Sherwood                 17,955                4,773               22,728                0
  -----------------------------------------------------------------------------------------------------------------
  Total                            359,089               95,456              454,545                0
  =================================================================================================================

(a) The Company issued 454,545 shares of Common Stock to the GAW Selling Shareholders in return for all the outstanding shares of Georgia A. Wilson & Associates, Inc.

  ================================================================================================================================
        Name         Beneficial   Beneficial       Beneficial        Beneficial    Number of Shares       Beneficial Ownership
                     Ownership   Ownership of     Ownership of      Ownership of    of Common Stock       of Shares of Common
                      of EDA         EDA          EDA Initial        Additional    Offered for Sale    Stock After Giving Effect
                      Closing     Returned      Earn-out Shares     EDA Earn-out          (a)               to Proposed Sale
                      Shares       Shares
  --------------------------------------------------------------------------------------------------------------------------------
  Douglas A. Huppert     11,475             0             4,500           27,375             43,350                (b)
  --------------------------------------------------------------------------------------------------------------------------------
  Igor Livshin           39,152        15,356            21,375          130,031            205,914                (b)
  --------------------------------------------------------------------------------------------------------------------------------
  Daniel A. Milliron     39,998        19,288            23,250          141,438            223,974                (b)
  --------------------------------------------------------------------------------------------------------------------------------
  Terry B. Soesbee       39,152        15,356            21,375          130,031            205,912                (b)
  --------------------------------------------------------------------------------------------------------------------------------
  Timothy V. Treadwell   11,475             0             4,500           27,375             43,350                (b)
  --------------------------------------------------------------------------------------------------------------------------------
  Total                 141,250     50,000(b)         75,000(b)       456,250(b)            772,500                (b)
  ================================================================================================================================

(a) The Company issued 722,500 shares of Common Stock to the EDA Selling Shareholders in return for all the outstanding shares of EDA, Incorporated.

(b) The EDA Returned Shares and EDA Earn-out Shares are being held in escrow, but may be offered for sale by the EDA Selling Shareholders if delivered to the EDA Selling Shareholders as specified in the agreement with the EDA Selling Shareholders.

  =======================================================================================================
        Name         Beneficial     Number of Shares     Number of Shares     Beneficial Ownership of
                    Ownership of    of Common Stock          Pledged           Shares of Common Stock
                    Balch Shares    Offered for Sale                             After Giving Effect
                                                                                  to Proposed Sale
  =======================================================================================================
  John G. Balch(a)       256,167              36,167              220,000                 0
  -------------------------------------------------------------------------------------------------------
  Total               256,167(a)           36,167(a)              220,000                (a)
  =======================================================================================================

(a) In addition to the 256,167 Balch Shares, Mr. Balch beneficially owns 2,792 shares allocated to his account in the Company's Employee Stock Ownership Plan. On March 6, 1996, Mr. Balch and Excell executed a stock pledge agreement pursuant to which Mr. Balch pledged a total of 275,000 of the Balch Shares as security for all loans owed by Mr. Balch to Excell. In partial satisfaction of loans owed by Mr. Balch to Excell, Excell accepted 55,000 pledged Balch Shares on April 2, 1996.

========================================================================================================
                   Name            Beneficial     Beneficial       Number of       Beneficial Ownership
                                   Ownership     Ownership of      Shares of       of Shares of Common
                                     of IPC       IPC Shares        Common          Stock After Giving
                                     Shares       (following     Stock Offered      Effect to Proposed
                                      (a)        distribution)     for Sale                Sale
========================================================================================================
The IPC Company                     100,000           0                0                     0
--------------------------------------------------------------------------------------------------------
The IPC Selling Shareholders
--------------------------------------------------------------------------------------------------------
Carlos E. Camacho (b)                                  28,369           28,369               0
--------------------------------------------------------------------------------------------------------
Norman P. Kolb (b)                                      4,965            4,965               0
--------------------------------------------------------------------------------------------------------
Glynn R. Kruger (c)                                    28,368           28,368               0
--------------------------------------------------------------------------------------------------------
Glynn R. Kruger, Jr. (c)                               28,368           28,368               0
--------------------------------------------------------------------------------------------------------
Charles A. Reeves, Jr. (b)                              4,965            4,965               0
--------------------------------------------------------------------------------------------------------
Richard H. Street (b)                                   4,965            4,965               0
--------------------------------------------------------------------------------------------------------
              Total                 100,000           100,000          100,000               0
========================================================================================================

(a) The Company issued 100,000 shares of Common Stock to IPC (the "IPC Shares") in return for substantially all of IPC's assets, excluding certain accounts receivable which were conveyed to an IPC shareholder to liquidate his loan to IPC. The Company assumed only specified, listed contractual obligations in connection with the asset purchase. All of the 100,000 IPC Shares subsequently were distributed to the IPC Selling Shareholders by IPC. All such shares may be offered by resale by the IPC Selling Shareholders.

(b) This individual became an employee of a wholly owned subsidiary of the Company following the purchase of substantially all of the IPC Company's assets by the Company.

(c)      This individual or entity was a shareholder of the IPC Company.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share. As of October 31, 1996, the outstanding capital stock of the Company consisted of 22,361,842 shares of Common Stock and 200 shares of Series 2D Senior Preferred Stock. The outstanding Common Stock figure excludes 531,250 shares held in escrow in connection with the EDA acquisition.

Common Stock

         Each share of Common Stock has one vote per share on all matters submitted to a vote of shareholders. The Company's Amended and Restated Certificate of Incorporation provides that no action may be taken by the holders of shares of Common Stock by written consent in lieu of holding a meeting of shareholders.

         The Company has never paid cash dividends on its Common Stock. The Board of Directors anticipates that for the foreseeable future no cash dividends will be paid on its Common Stock and that the Company's earnings will be retained for use in the business. The Board of Directors determines the Company's Common Stock dividend policy based on the Company's results of operations, payment of dividends on preferred stock (if any is outstanding), financial condition, capital requirements, and other circumstances. The Company's debt and credit agreements allow dividends to be paid on its capital stock provided that the Company complies with certain limitations imposed by the terms of such agreements.

         Holders of Common Stock have no preemptive or other rights to subscribe for additional shares of Company stock. Upon liquidation, dissolution, or winding up of the Company, each share of Common Stock will share equally in assets legally available for distribution to stockholders.

         The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York, 14 Wall Street, Mail Suite 4680, New York, New York 10005. The shareholder relations telephone number at First Chicago is (201) 324-0498, and the First Chicago Web site address is http://www.fctc.com.

         Since September 14, 1993, the Common Stock has been traded on the New York Stock Exchange under the symbol "ICF." From December 14, 1989, to September 13, 1993, the Common Stock was traded on the NASDAQ National Market.

Preferred Stock

         Preferred stock is available for issuance from time to time at the discretion of the Board of Directors of the Company and without shareholder approval. For each series of preferred stock it establishes, the Board of Directors has authority to prescribe the number of shares in that series and the dividend rate. In addition, the Board of Directors has authority to prescribe the voting rights, conversion privileges, redemption, sinking fund provisions and liquidation rights, if any, and any other rights, preferences and limitations of the particular series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. Additionally, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company's debt and credit agreements allow dividends to be paid on its capital stock provided that the Company complies with certain limitations imposed by the terms of such agreements.

Series 2D Senior Preferred Stock

         The Company has issued 200 shares of Series 2D Senior Preferred Stock, all of which are currently outstanding and held by EXOR America, Inc. In connection with the issuance of the Series 2D Senior Preferred Stock, the Company issued Series 2D Warrants for the purchase of 2,680,952 shares of Common Stock to an affiliate of the purchaser of the Series 2D Senior Preferred Stock (see "Series 2D Warrants" below). The following is a summary of the terms of the Series 2D Senior Preferred Stock, which ranks prior to the Company's Common Stock and Series 4 Junior Preferred Stock (if any is issued) with respect to dividend rights and rights on liquidation, winding up, and dissolution.

         Dividends. The Series 2D Senior Preferred Stock pays cumulative
         ---------
dividends of $9,750 per $100,000 of liquidation preference per year, payable in quarterly amounts of $487,500.

         Liquidation Preference. Upon any voluntary or involuntary liquidation,
         ----------------------
dissolution or winding up of the Company, the holders of Series 2D Senior Preferred Stock are entitled to receive a liquidation preference equal to $100,000 plus accrued but unpaid dividends per share of Series 2D Senior Preferred Stock before any distribution is made to the holders of any capital stock of the Company ranking junior to the Series 2D Senior Preferred Stock.

         Mandatory Redemption. The Company is obligated to redeem all shares of
         --------------------
Series 2D Senior Preferred Stock outstanding on January 13, 1997, for the full liquidation preference amount, plus accrued and unpaid dividends thereon to the redemption date. In addition, upon a proposal for or the occurrence of a Change in Control Event, as defined in the Certificate of Designations creating the Series 2D Senior Preferred Stock ("Series 2D Certificate of Designations"), the original purchaser (and current holder) of the shares of Series 2D Senior Preferred Stock (the "Initial Holder") has the option to require the Company to redeem all or part of such Initial Holder's shares at a redemption price of $100,000 per share, together with accrued and unpaid dividends. This Certificate of Designations is now included in the Company's Amended and Restated Certificate of Incorporation.

         The Initial Holder of the Series 2D Senior Preferred Stock has the right, subject to a 180-day cure period, to require the Company to redeem all shares of Series 2D Senior Preferred Stock (or shares of Series YD Preferred Stock and associated Exchange Notes, as the case may be) held by it under certain circumstances. This right is exercisable in the event the Company notifies it that the U.S. Departments of Defense or Energy, or the President of the United States has made a final determination on the grounds of national security that the Company, by reason of the ownership of such Company securities by the Initial Holder, should forfeit a security clearance on a material facility or a material government contract, and, in the reasonable judgment of the Company's Board of Directors, such forfeiture will have a material adverse effect on the Company. This right is not exercisable, however, if the parent organization of the Initial Holder acquires more than 20% of the voting power of the Company in a market purchase or a private purchase other than from the Company.

         Optional Redemption. The Company at any time and at its option may
         -------------------
redeem all, but not less than all, of the shares of Series 2D Senior Preferred Stock at a redemption price of $106,250 per share, plus accrued and unpaid dividends thereon to the redemption date. If, as of any date the Company elects to redeem the shares of Series 2D Senior Preferred Stock, an Initial Holder owns any Series 2D Warrants, then the holder of such shares may elect to receive, in lieu of the applicable redemption price described above, consideration per share equal to (i) cash in the amount of $106,249.99, and (ii) one share of a new series of preferred stock, par value $0.01 per share (the "Series XD Preferred Stock"), of the Company to be created pursuant to a Certificate of Designations in the form attached as an exhibit to the Series 2D Certificate of Designations (the "Series XD Certificate of Designations"). No dividends will be payable with respect to shares of Series XD Preferred Stock. The liquidation preference for such shares will be $0.01 per share. Holders of shares of Series XD Preferred Stock would be entitled to vote together with holders of the Company's Common Stock on all matters to be voted on by the Company's shareholders. The number of votes entitled to be cast by holders of such shares of Series XD Preferred Stock is determined separately with respect to each holder in accordance with formulae set forth in the Series XD Certificate of Designations. No holder of shares of Series XD Preferred Stock may transfer any such shares unless such shares are transferred to a Purchaser Affiliate, as defined in the Securities Purchase Agreement between the Company and the Initial Holder (the "Securities Purchase Agreement"). The Company must redeem all outstanding shares of Series XD Preferred Stock at a redemption price per share equal to the aggregate liquidation preference of such shares on the first to occur of (i) January 13, 1997 or (ii) the date upon which an Initial Holder does not hold any Series 2D Warrants.

         One-time Redemption Right. The Company has a one-time right to redeem
         -------------------------
all outstanding shares of Series 2D Senior Preferred Stock, each share in exchange for (i) a subordinated debt security (the "Exchange Note") with an aggregate principal amount of $99,999.99 and a minimum interest rate of 9.75%, in the form attached as an exhibit to the Series 2D Certificate of Designations, bearing interest at a rate that would preserve the after-Federal income tax return on dividends on the Series 2D Senior Preferred Stock, (ii) cash in an amount equal to all accrued and unpaid dividends on the Series 2D Senior Preferred Stock, and (iii) one share of a new series of preferred stock, par value $0.01 per share (the "Series YD Preferred Stock"), of the Company to be created pursuant to a Certificate of Designations in the form attached as an exhibit to the Series 2D Certificate of Designations (the "Series YD Certificate of Designations"). No dividends will be payable with respect to shares of Series YD Preferred Stock. The liquidation preference for such shares will be $0.01 per share. The Company may at any time and at its option redeem all, but not less than all, the shares of Series YD Preferred Stock at a redemption price of $0.01 per share. The Company has mandatory redemption obligations to: (i) redeem all shares of Series YD Preferred Stock outstanding on January 13, 1997 for the full liquidation preference amount, (ii) redeem all or part of the Initial Holder's Series YD Preferred Stock for the liquidation preference amount if the Initial Holder exercises its redemption option upon the proposal or occurrence of a Change in Control Event, (iii) concurrently redeem all outstanding Exchange Notes when Series YD Preferred Stock is redeemed, and (iv) redeem and purchase outstanding shares of Series YD Preferred Stock pursuant to the Securities Purchase Agreement. If the holder of such redeemed Series YD Preferred Stock is an Initial Holder and also holds any outstanding Series 2D Warrants, then such holder shall receive, for each share of Series YD Preferred Stock redeemed, a share of Series XD Preferred Stock. Shares of Series XD Preferred Stock may not be transferred separately from their corresponding Exchange Notes.

         Voting. The number of votes entitled to be cast by any holder of Series
         ------
2D Senior Preferred Stock is equal to the total number of shares of Series 2D Senior Preferred Stock owned by such holder divided by the total number of outstanding shares of Series 2D Senior Preferred Stock times the total number of shares of Common Stock (not to exceed 2,380,952, subject to certain adjustments) for which Series 2D Warrants are outstanding and unexercised. After such time as there are outstanding Series 2D Warrants exercisable for 2,380,952 or fewer shares of Common Stock, the voting power of the Series 2D Senior Preferred Stock is reduced as Series 2D Warrants are exercised. Thus, the Series 2D Senior Preferred Stock has voting power similar to that of the Common Stock.

         In general, holders of shares of Series 2D Senior Preferred Stock vote together with the holders of Common Stock and are not entitled to vote as a separate class. However, the affirmative vote of the holders of a majority of the shares of Series 2D Senior Preferred Stock, voting as a class with the holders of other series of preferred stock or as a separate class, in accordance with Delaware law, would be required for the approval of any proposed amendment of the Amended and Restated Certificate of Incorporation that would change the par value of the Series 2D Senior Preferred Stock or alter or change the powers, preferences, or special rights of the Series 2D Senior Preferred Stock so as to affect such holders adversely. Such a class vote is also required with respect to any proposed merger or similar transaction involving an amendment of the Company's Amended and Restated Certificate of Incorporation if the amendment would materially and adversely affect the powers, preferences, or special rights of the Series 2D Senior Preferred Stock. Moreover, without the affirmative vote of at least 66 2/3% of the aggregate voting power of shares of Series 2D Senior Preferred Stock outstanding, the Company may not (i) authorize or issue preferred stock senior to the Series 2D Senior Preferred Stock or (ii) authorize or issue equity securities with a mandatory redemption date earlier than January 13, 1997.

         Board Membership. As discussed below (see "Provisions Affecting Changes
         ----------------
of Control and Extraordinary Transactions"), until January 13, 1997 (when the Series 2D Senior Preferred Stock is required to be redeemed), the Initial Holder has the right to designate one nominee for election as a director of the Company.

         Rights Upon Dividend Default. Whenever the Company is in arrears with
         ----------------------------
respect to any dividend payable on the Series 2D Senior Preferred Stock for a period in excess of 100 days or fails to make a mandatory redemption, the holders of Series 2D Senior Preferred Stock will have the exclusive right to elect two additional directors. In addition, until such an arrearage or failure to make a mandatory redemption is cured, if 33% or more of the then-outstanding Series 2D Senior Preferred Stock (or securities issued in exchange therefor) is held by an Initial Holder, the Company becomes subject to certain restrictive covenants. Such covenants would prohibit the Company from, among other things: making any material change in nature of the business of the Company and its Subsidiaries, taken as a whole; selling or disposing of assets of the Company or any Subsidiary for consideration of more than $1 million; entering into, amending and terminating employment agreements or arrangements of the Company or any Subsidiary that provide for annual compensation or payments in excess of $200,000; merging or consolidating the Company with or into any other person; reorganizing, liquidating, dissolving, declaring, or voluntarily entering into bankruptcy with respect to, the Company or any Subsidiary; redeeming and declaring of dividends or distributions on any capital stock of the Company; making any capital expenditures, or any series of capital expenditures for substantially the same purpose, or for related purposes, of the Company or any Subsidiary exceeding, individually $500,000; electing or appointing any officer, and nominating any director, or the Company, other than existing officers and directors; amending of the Certificate of Incorporation or By-laws of the Company; acquiring or agreeing to acquire, or acquiring of an option to acquire, all or substantially all of the capital stock or assets of another person (other than joint ventures formed in connection with competing for, or obtaining, project or construction contract or similar business); entering into any material contract outside the ordinary course of business which contemplates the payment or receipt by the Company or any Subsidiary of consideration in excess of $500,000; guaranteeing the obligations of any other person (other than a Subsidiary) in excess of $1 million; and incurring any indebtedness other than as permitted pursuant to the terms of the Existing Indenture.

         Further, under such circumstances, the Initial Holder is relieved from the limitations on its right to acquire additional voting securities of the Company, to subject the Series 2D Senior Preferred Stock to a voting trust, or to solicit proxies in opposition to the Company's Board of Directors. The Company is current in the payment of dividends on the Series 2D Preferred Stock; the Indentures permit the Company to pay the remaining dividends to the date of mandatory redemption of the Series 2D Preferred Stock.

         Transferability. The Series 2D Senior Preferred Stock and Series 2D
         ---------------
Warrants were sold in a private placement exempt from registration under the Securities Act. Thus, there is no public market for the Series 2D Senior Preferred Stock (or the Series XD Preferred Stock, Series YD Preferred Stock or Exchange Notes, if any of such securities are issued) or the Series 2D Warrants. Transfers of any such securities are further restricted by the Securities Purchase Agreement, as amended, pursuant to which the securities were sold in 1992; that Agreement grants the Company a right of first offer to purchase any such securities prior to any transfers to any person other than an Initial Holder.

         Other Terms. Except as set forth above, holders of the Series 2D Senior
         -----------
Preferred Stock have no preemptive or other rights to subscribe for additional shares of Company stock.

Series 2D Warrants

         In January 1992, the Company sold to an affiliate of EXOR America, Inc. Series 2D Warrants to purchase 2,680,952 shares of Common Stock (subject to adjustment) at an exercise price of $8.40 per share. The Series 2D Warrants expire in November 1997. In January 1994, the Company issued replacement Series 2D Warrants to the same affiliate exercisable at $6.90 per share (subject to adjustment). The holder of the Series 2D Warrants is able, in lieu of exercising such warrants, to require the Company to issue to such holder Common Stock with an aggregate market value equal to the difference between the then-current market price for the Common Stock and 90% of the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D Warrants for which the holder is requiring such issuance. In addition, on the expiration date of the Series 2D Warrants, the holder of such warrants will be able, in lieu of exercising the warrants or having Common Stock issued as described in the preceding sentence, to require the Company to pay it cash in the amount of the difference between the then-current market price for the Common Stock and the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D Warrants for which the holder is requiring such payment. In the event that the Company cannot make such cash payment without violating a covenant or covenants contained in the Indenture, its then-current credit agreement, or any similar agreement relating to indebtedness for borrowed money of the Company, the Company shall make such payment in Common Stock.

         A registration rights agreement provides the holders of Series 2D Warrants and the holders of any shares of Common Stock issued upon exercise of Series 2D Warrants with certain rights to register for resale shares of Common Stock issued upon exercise of the Series 2D Warrants. These registration rights include customary demand and incidental registration rights.

Senior Subordinated Debt Warrants

         A total of 600,000 Senior Subordinated Debt Warrants (the "Senior Warrants") were issued by the Company under a warrant agreement (the "Warrant Agreement") dated as of January 11, 1994, between the Company and The Bank of New York, a New York banking corporation, as warrant agent (the "Warrant Agent"). Each Senior Warrant entitles the holder thereof to acquire one share of Common Stock of the Company, subject to adjustment, upon payment of the exercise price of $5.00 (the "Purchase Price"), subject to adjustment as described below. All outstanding Senior Warrants terminate and become void on December 31, 1998 (the "Expiration Date"). The Senior Warrants are subject to the terms contained in the Warrant Agreement; capitalized terms that are not otherwise defined below are used as defined in the Warrant Agreement. The Common Stock issuable upon exercise of the Senior Warrants has been registered with the SEC and listed on the New York Stock Exchange.

         Non-Surviving Combination. If the Company proposes to enter into a
         -------------------------
transaction that would constitute a Non-Surviving Combination if consummated, the Company must give written notice thereof to the holders promptly after an agreement is reached with respect to the Non-Surviving Combination but in no event less than 30 days prior to the consummation thereof. As used herein, a "Non-Surviving Combination" means any merger, consolidation, or other business combination by the Company with one or more persons (other than a wholly owned subsidiary of the Company) in which the Company is not the survivor, or a sale of all or substantially all of the assets of the Company to one or more such other persons, if, in connection with any of the foregoing, consideration (other than consideration which includes Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock or rights or options to acquire Common Stock or such other securities) is distributed to holders of Common Stock in exchange for all or substantially all of their equity interest in the Company.

         In a Non-Surviving Combination, the surviving entity (the "Survivor") will be obligated to distribute or pay to each holder of Senior Warrants, upon payment of the Purchase Price prior to the Expiration Date, the number of shares of stock or other securities or other property (including any cash) of the Survivor that would have been distributable or payable on account of the Common Stock if such holder's Senior Warrants had been exercised immediately prior to such Non-Surviving Combination (or, if applicable, the record date therefor). Following the consummation of a Non-Surviving Combination, the Senior Warrants will represent only the right to receive such shares of stock or other property from the Survivor upon payment of the Purchase Price prior to the Expiration Date. No transaction is presently in progress or under negotiation that would constitute a Non-Surviving Combination.

         Adjustment. The number of shares of Common Stock issuable upon the
         ----------
exercise of each Senior Warrant and the Purchase Price are subject to adjustment in certain events, including (a) a dividend or distribution on the Company's

Common Stock in shares of its Common Stock or a combination, subdivision, reorganization, or reclassification of Common Stock, (b) the issuance of shares of Common Stock for a consideration per share less than the market price per share at the time of issuance, (c) the issuance of rights, warrants, or options for the purchase of Common Stock or for the purchase of securities convertible into or exchangeable for Common Stock where the aggregate amount of consideration (taking into account the consideration received for the issuance of such right, warrant, or option plus any consideration to be received upon the exercise thereof and including, in the case of a right, warrant, or option to purchase a convertible or exchangeable security, any consideration to be received upon the eventual conversion or exchange of such security for Common Stock) per share of Common Stock received or receivable by the Company is less than the market price per share at the time of issuance of such right, warrant, or option, (d) the issuance of any securities convertible into or exchangeable for Common Stock where the aggregate amount of consideration (taking into account the consideration received for the issuance of such convertible or exchangeable security and the consideration to be received upon the conversion or exchange thereof) per share of Common Stock received or receivable by the Company is less than the market price per share of Common Stock on the date of issuance of such convertible or exchangeable security, and (e) a dividend or distribution on the Company's Common Stock of cash, evidences of its indebtedness, other securities, or other properties or assets other than any cash dividend which, when aggregated with all other cash dividends paid in the year prior to the declaration of such cash dividend, does not exceed 10% of the market price per share of Common Stock on the date of such declaration. If the terms of any of the Company's outstanding rights, warrants, or options for the purchase of Common Stock or securities convertible into or exchangeable for Common Stock change, in each case where the issuance thereof caused an adjustment in the terms of the Senior Warrants (including by way of expiration of such securities but excluding by way of antidilution provisions thereof triggering an adjustment of the terms thereof upon the occurrence of an event that would cause an adjustment of the terms of the Senior Warrant), then the Purchase Price and the number of shares of Common Stock issuable upon the exercise of each Senior Warrant shall be readjusted to take account of such change. Notwithstanding the foregoing, no adjustment in the Purchase Price or the number of shares of Common Stock issuable upon exercise of Senior Warrants will be required (i) until cumulative adjustments would result in an adjustment of at least one percent in the Purchase Price, (ii) for the granting, in a transaction which would otherwise trigger an adjustment, of any rights, warrants, or options or the issuance of any Common Stock to officers, directors, or employees of, or consultants or advisors to, the Company where such issuances are registered with the SEC on Form S-8 and do not, in the aggregate exceed five percent of the number of shares of Common Stock outstanding (assuming the exercise of the options so granted and all rights, warrants, options, and convertible securities then outstanding), or (iii) the issuance of Common Stock pursuant to any dividend reinvestment plan where the purchase price of Common Stock thereunder is no less than 95% of the market price on the date of issuance.

Shareholder Rights Plan

         On January 13, 1992, the Board of Directors of the Company declared a dividend distribution to shareholders of record at the close of business on January 31, 1992 (the "Record Date") of one Right for each outstanding share of Common Stock.

         Each Right entitles the registered holder of Common Stock to purchase from the Company a unit consisting of one 1/100th of a share (a "Preferred Stock Unit") of Series 4 Junior Preferred Stock ("Series 4 Preferred Stock"), at a purchase price of $50.00 per Preferred Stock Unit ("Purchase Price"), subject to adjustment. The Rights also are subject to antidilution adjustments. The description of the Rights is set forth in a Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent. The Rights Agent is First Chicago Trust Company of New York.

         A Distribution Date (the "Distribution Date") for the Rights will occur upon the earlier of (i) 10 business days following a "Stock Acquisition Date," which is the public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (such person or group referred to herein as an "Acquiring Person") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group becoming an Acquiring Person. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 13, 2002, unless earlier redeemed by the Company as described below.

         The Rights Agreement provides, among other things, that the Initial Holder on the date of the Rights Agreement of the Series 2D Senior Preferred Stock cannot be deemed an Acquiring Person.

         Until the Distribution Date (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such certificates and (ii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         In the event that, at any time following the Distribution Date, a person becomes an Acquiring Person, then each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive, (x) upon exercise and payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right or (y) at the discretion of the Board of Directors, upon exercise and without payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to the Purchase Price of the Right. For example, at a Purchase Price of $50.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following the event set forth above would entitle its holder to purchase $100 worth of Common Stock (or other consideration, as noted above) for $50.00. Assuming that the Common Stock has a per share value of $10.00 at such time, the holder of each Right would be entitled to purchase 10 shares of Common Stock for a total aggregate purchase price of $50.00. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

         In the event that, at any time following the Stock Acquisition Date,
(i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger with any Person (as defined in the Rights Agreement) and its Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights held by an Acquiring Person or which previously have been exercised as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring Company having a value equal to two times the Purchase Price of the Right. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."

         As noted above, following the occurrence of any of the events described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         The Purchase Price payable, and the number of Preferred Stock Units or other securities or property issuable upon exercise of the Rights, are subject to amendment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series 4 Preferred Stock, (ii) if holders of the Series 4 Preferred Stock are granted certain rights or warrants to subscribe for Series 4 Preferred Stock or convertible securities at less than the current market price of the Series 4 Preferred Stock, or (iii) upon the distribution to holders of the Series 4 Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent of the Purchase Price. In addition, to the extent that the Company does not have sufficient shares of Common Stock issuable upon exercise of the Rights following the occurrence of a Triggering Event, the Company may, under certain circumstances, reduce the Purchase Price. No fractional Preferred Stock Units will be issued and, in lieu thereof, an adjustment in cash will be made.

         In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors), at any time until 10 business days following the Stock Acquisition Date. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces its beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, and without any notice to the holder of such Rights prior to such redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         Other than those provisions relating to the principal economic terms of the Rights (except with respect to increasing the Purchase Price under certain circumstances described in the Rights Agreement), any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement. However, no amendment to adjust the time period governing redemption shall be made when the Rights are not redeemable.

         One Right will be distributed to shareholders of the Company for each share of Common Stock owned of record by them at the close of business on the Record Date. Until the Distribution Date, the Company will issue a Right with each share of Common Stock so that all shares of Common Stock will have attached Rights.

         The Rights may be deemed to have certain anti-takeover effects. The Rights generally may cause substantial dilution to a person or group that attempts to acquire the Company under circumstances not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of (i) the tenth business day following the Stock Acquisition Date or (ii) January 13, 2002, redeem all but not less than all of the then outstanding Rights at $0.01 per Right.

Provisions Affecting Changes of Control and Extraordinary Transactions

     In addition to the Shareholder Rights Plan, certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws and other agreements could have the effect of delaying, deferring, or preventing a change in control of the Company or other extraordinary corporate transaction.

     The Company's Amended and Restated Certificate of Incorporation and By-laws provide for classification of the Board of Directors into three classes, as nearly equal in number as possible, with one class of directors being elected each year for three-year terms. Under Delaware law, members of a classified board may be removed only for cause. Thus, at least two years would be required to effect a change of control in the Board of Directors, unless a shareholder had sufficient voting power to amend or repeal the Amended and Restated Certificate of Incorporation and By-law provisions relating to classification of the Board of Directors.

     In addition, the Amended and Restated Certificate of Incorporation imposes supermajority voting requirements for certain corporate transactions that apply if a majority of the Board of Directors has not served in such positions for at least 12 months. Under those circumstances, the approval of two-thirds of the voting power of the Company's capital stock would be required in order for the Company to (i) merge with or consolidate into any other entity, other than a subsidiary of the Company, (ii) sell, lease or assign all or substantially all of the assets or properties of the Company, or (iii) amend the voting provisions of the Amended and Restated Certificate of Incorporation. Other Amended and Restated Certificate of Incorporation provisions of the type referred to above include (i) the denial of the right of holders of Common Stock to take action by written consent in lieu of at a shareholders' meeting and (ii) the ability of the Board of Directors to determine the rights and preferences (including voting rights) of the Company's authorized but unissued preferred stock, and then to issue such stock. Such By-law provisions include those that (i) require advance nomination of directors, (ii) require advance notice of business to be conducted at shareholders' meetings, and (iii) provide that shareholders owning at least 50% of the voting power of the capital stock are required to call a special meeting of shareholders.

     With the exception of the provision that authorizes the Board of Directors to fix the terms of and issue authorized but unissued shares of preferred stock, the approval of the holders of at least two-thirds of the voting power of the Company's capital stock is required to amend, alter, or repeal, or to adopt provisions inconsistent with, the Amended and Restated Certificate of Incorporation and By-law provisions described above, regardless of whether a majority of the members of the Board of Directors has served in such positions for more than 12 months at the time of such action.

     The voting and certain other rights of the holders of the Company's Series 2D Preferred Stock may also have the effect of delaying, deferring or preventing a change of control of the Company. As described in the preceding sections, the terms of the Series 2D Preferred Stock permit the holders of such stock to require redemption of the stock upon a "Change of Control Event" as defined therein (in general, (i) the acquisition of 40% or more of the voting power of the Company by an unrelated third party, (ii) a change in the composition of a majority of the Company's directors over a two-year period or (iii) shareholder approval of (A) a transaction or series of transactions consummated within nine months which results in the shareholders of the Company prior to such transaction(s) owning less than 55% of the voting power of the Company, (B) liquidation of the Company, or (C) sale or disposition of all or substantially all of the Company's assets). See "Series 2D Senior Preferred Stock."

     The agreements relating to the Series 2D Senior Preferred Stock provide that, until January 13, 1997, subject to adjustment, so long as the purchaser of the Series 2D Senior Preferred Stock (and its affiliates) owns 80% of such stock (including securities issuable in exchange for such stock) or 80% of the Series 2D Warrants or the Common Stock issued upon exercise of the Series 2D Warrants, such purchaser (and its affiliates) shall be entitled to designate a nominee for director to serve on the Company's Board of Directors.

     In addition, warrants issued by the Company in 1989 to purchase 275,088 shares of Common Stock, subject to antidilution adjustment (the "Subordinated Debt Warrants expiring 1999") and the Series 2D Warrants (which are exercisable for 2,680,952 shares of Common Stock, subject to adjustment) provide that, if the Company is a party to a merger or other extraordinary corporate transaction in which the Company's outstanding Common Stock is exchanged for securities or other consideration (including cash), the holders thereof shall have the right to elect, within 60 days after notice, to receive, at the holder's election, (i) the consideration which the warrantholder would have received had the warrants been exercised immediately prior to the transaction or (ii) the number of shares of the acquiring party's voting stock (with the highest voting power per share in the case of the Series 2D Warrants) determined by reference to a formula that gives effect to the fair market value of the consideration paid for the Company's Common Stock in the transaction. If such a transaction constitutes a Change of Control Event (as described above), each of the holders of the Subordinated Debt Warrants expiring 1999 and Series 2D Warrants also have the right to exercise the warrants they hold within the 60-day notice period referred to above and receive cash in an amount equal to the fair market value of the highest per share consideration paid in connection with the transaction, computed as if the warrants had been exercised immediately prior to consummation of the transaction.

Delaware Takeover Statute

     Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its stockholders. The Delaware Takeover Statute provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder, unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Delaware Takeover Statute defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

                       DESCRIPTION OF THE CREDIT FACILITY

         Effective on May 7, 1996, the Company entered into a revised revolving credit and letter of credit facility (the "Credit Facility" ), with a syndicate of three banks (the "Banks" ). The agent for the Banks (the "Agent" ) is CoreStates Bank, N.A. Capitalized terms and acronyms used but not defined in this description of the Credit Facility have the meanings assigned to them in the agreement governing the Credit Facility. The material terms of the Credit Facility are summarized below:

         Borrowing Availability and Termination Date. Under the Credit Facility,
         -------------------------------------------
loans may be made to the Company and letters of credit may be issued at the request of the Company for an aggregate amount of the lesser of (i) $40 million or (ii) the Borrowing Base (85% of Eligible Billed Accounts Receivable and Certain Unbilled Accounts Receivable up to a maximum of $10 million). If the Company sells assets other than in the ordinary course of business while the Credit Facility is in effect, the borrowing availability will be reduced by the net cash proceeds from each sale; however, there is no mandatory reduction for the first approximately $5 million in aggregate net cash proceeds. The Credit Facility terminates on June 30, 1998.

         Interest. The Credit Facility contains LIBOR and Base Rate options,
         --------
each with applicable margins determined from time to time based on the ratio of the Company's EBITDA to Consolidated Interest Expense, payable monthly.

         Fee. The Company pays certain fees and commissions to the Banks,
         ---
including a commitment fee of 5/8% per annum on the unused portion of the Credit Facility. Outstanding letters of credit bear a fee equal to the LIBOR applicable margin in effect over the period, payable quarterly.

         Subsidiary Guarantee. Certain Subsidiaries of the Company (the
         --------------------
"Subsidiary Guarantors") entered into a joint and several guarantee of the Company's payment obligations under the Credit Facility. Each of the Subsidiary Guarantors also agreed to a number of covenants in favor of the Agent, including covenants (each with specified exceptions) (i) not to create, incur or permit to exist any Lien on its Collateral, (ii) not to sell, transfer, lease, or otherwise dispose of any of its Collateral, (iii) not to amend, modify, terminate or waive any provision of any agreement giving rise to an Account in a manner that could have a materially adverse effect upon the value of the Account as Collateral, and (iv) not to grant discounts, compromises, or extensions of Accounts except in the ordinary course of business.

         Collateral. To secure the payment and the punctual performance of all
         ----------
of the Obligations under the Credit Facility, the Company and each of the Subsidiary Guarantors granted to the Banks a general continuing lien upon and security interest in all the Collateral. The Collateral is defined as including all now-existing or hereafter acquired or arising (i) Accounts, (ii) General Intangibles, Chattel Paper, Instruments derived from or related to any Accounts,
(iii) guarantees of any Accounts and all other security held for the payment or satisfaction thereof, (iv) goods or services the sale or lease of which gave rise to any Account, including returned goods, (v) the balance of any deposit, agency or other account with any Bank, (vi) Discounted Treasuries delivered by the Company or the Subsidiary Guarantors to the Agent pursuant to the Credit Facility, and (vii) books, records and other property at any time evidencing or related to the foregoing, together with all products and Proceeds (including insurance Proceeds) of any of the foregoing.

         Financial Covenants. The Credit Facility contains financial covenants
         -------------------
that require the Company to maintain certain financial ratios above or below specified limits, including, but not limited to, those described below. The Company has agreed that it will not permit the ratios of (i) EBITDA less Capital Expenditures plus Consolidated Lease Expenses to Consolidated Fixed Charges (the "Fixed Charge Coverage Ratio") and (ii) EBITDA to Consolidated Interest Expense (the "Interest Coverage Ratio"), computed on a consolidated, rolling four quarters basis to be less than those set forth below:


                 Period Ending                    Fixed Charge Coverage Ratio          Interest Coverage Ratio
                 -------------                    ---------------------------          -----------------------
                 June 30, 1997                             1.15:1.00                          1.70:1.00
                 June 30, 1998                             1.20:1.00                          1.75:1.00

         The Company also covenanted that it will not permit the ratio of Senior Funded Indebtedness to EBITDA on the last day of any fiscal quarter, as of such day for the immediately preceding four fiscal quarters, to be greater than 2.5:1.0. Finally, the Company covenanted that it will not permit the ratio of Indebtedness for Borrowed Money to Total Capitalization on the last day of any fiscal quarter ending in the periods set forth below to be greater than the ratio set forth opposite such period:

                 Test Period                                    Ratio
                 -----------                                    -----
  May 7, 1996 through December 31, 1996                        .77:1.0
  January 1, 1997 through June 30, 1998                        .75:1.0

         Under the Credit Facility, the Company and its Subsidiaries agreed not to assume, incur, or create any Indebtedness for Borrowed Money except for (i) the loans and letters of credit under the Credit Facility, (ii) Subordinated Debt, (iii) Non-Recourse Indebtedness, (iv) up to $10 million in additional debt (to the extent the Company has unused borrowing availability), and (v) certain other Indebtedness for Borrowed Money specified in the Credit Facility.

         Restrictive Covenants. The Credit Facility contains other customary
         ---------------------
negative covenants and restrictions, including, without limitation, restrictions on (i) the creation of liens, (ii) mergers, consolidations, and other extraordinary transactions, (iii) guarantees, (iv) loans, and (v) transfers and sale of assets. Investments in project related joint ventures are limited to $500,000 in any 12-month period, and investments in project finance ventures are limited to an aggregate of $7.5 million. In addition, the Credit Facility limits Acquisitions to an aggregate of $5 million (excluding the value of the Company's Capital Stock used for Acquisitions), with any single Acquisition not to exceed $2 million.

         The Credit Facility also contains restrictions against the Company's making any redemptions, repurchases, dividends or distributions of any kind in respect of its Capital Stock, other than (a) pursuant to an Excluded Transaction, (b) dividends payable pursuant to the terms of the Company's Series 2D Senior Preferred Stock, and (c) redemptions, repurchases, dividends or distributions payable in the form of the Company's Capital Stock or with the net proceeds of the sale of the Company's Capital Stock (other than to a Subsidiary or employee stock ownership plan of the Company). The Credit Facility defines an Excluded Transaction as the redemption on or before January 13, 1997 of the Company's Series 2D Senior Preferred Stock from the proceeds of any one or more of (i) the issuance by the Company of shares of its common stock or preferred stock without mandatory dividend or redemption rights, plus, to the extent the proceeds of such issuance plus the proceeds of (ii), (iii) or (iv) below, if any, are insufficient to effect such redemption, up to twenty (20) percent of Consolidated Net Income for the period commencing December 31, 1995 through the date of such redemption; (ii) the creation by the Company of a series of preferred stock with mandatory dividend or redemption rights and issuance of and payments of dividends on shares of such series, as to which the Agent and the Required Banks shall have consented (which consent shall not be unreasonably withheld); (iii) the sale of some or all of the Company's interests in, or the sale of some or all of the assets of, Gary PCI Ltd. L.P.; and (iv) any other transaction with the consent of the Agent and all of the Banks (which consent shall not be unreasonably withheld). The Company is obligated to summarize the terms of transactions (i) through (iv) in an officer executed certificate and provide that certificate to the Agent and the Banks not later than 30 days prior to the proposed date of any such transaction. See "Description of the Credit Facility--Proposed Credit Facility Amendment."

         Events of Default. The Credit Facility provides for various events of
         -----------------
default, including, among others: (i) the failure to pay any principal or interest on, or any other amount owing in respect of any loans under the Credit Facility when due and payable, (ii) the breach of certain specified covenants and restrictive covenants contained in the Credit Facility; (iii) the failure by the Company or any Subsidiary to pay when due any Indebtedness for Borrowed Money in excess of $1 million (other than that incurred pursuant to the Credit Facility); (iv) the failure of the Company to observe or perform any agreement, term, condition, or covenant relating to Indebtedness for Borrowed Money in the aggregate that remains unpaid, undischarged, unbonded, in excess of $1 million, where such failure gives the holders the right to accelerate payment thereof;
(v) the occurrence of certain events of insolvency or bankruptcy (voluntary or involuntary); (vi) the entering of one or more judgments or decrees against the Company or any Subsidiary involving an aggregate liability in excess of $1 million in the aggregate that remains unpaid, undischarged, unbonded, undischarged or unstayed for 30 days; and (vii) the attachment of or levy or garnishment on assets of the Company or any Subsidiary in an aggregate amount in excess of $1 million which have not been dissolved or satisfied within 30 days.

         Other Provisions. Affirmative covenants of the Company and its
         ----------------
Subsidiaries include the obligations (i) to provide the Banks with financial statements, reports, and compliance certificates; (ii) to maintain their necessary and useful properties in good working order and condition; (iii) to comply in all material respects with ERISA provisions; (iv) to continue to engage in businesses of the same general type as now conducted; (v) to maintain insurance; and (vi) to promptly pay and discharge all of their debt, taxes, and lawful claims for labor, materials, and supplies.

         Proposed Credit Facility Amendment. The Company and the Banks are
         ----------------------------------
reviewing a proposed amendment to the Credit Facility that would permit the issuance of $15 million of New Units and the use of the net proceeds therefrom to partially redeem the Series 2D Senior Preferred Stock. The proposed amendment also would approve the Company's sale of its interest in entities owning and operating a coal pulverization facility in Indiana. Finally, the proposed amendment would provide for a term loan to be used to redeem the balance of the Series 2D Senior Preferred Stock.

 DESCRIPTION OF PROPOSED $15 MILLION OF 12% SENIOR SUBORDINATED NOTES DUE 2003

         The Company is considering a private placement of 15,000 Units consisting of $15,000,000 principal amount of 12% Senior Subordinated Notes due 2003 and 72,000 Warrants to purchase shares of Common Stock. The terms of these New Notes and New Warrants would be identical in all material respects to the terms of the Existing Notes and Senior Warrants, except that (i) the Existing Notes and Senior Warrants issued in 1994 were registered under the Securities Act and therefore do not have legends restricting their transfer and (ii) the rights of the Holders of the Existing Notes have priority over the rights of the Holders of the New Notes in the event of an Asset Sale (as defined in the Indenture) by the Company.

                          DESCRIPTION OF THE INDENTURE

         The $125,000,000 principal amount of 12% Senior Subordinated Notes due 2003 (the "Existing Notes") were issued in 1994 pursuant to an Indenture dated as of January 11, 1994, (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The following is a summary of the material terms and provisions of the Existing Notes. The terms of the Existing Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Existing Notes are subject to all such terms. The following summary does not purport to be a complete description of the Existing Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the Existing Notes. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture.

         General. The Existing Notes are general unsecured obligations of the
         -------
Company, subordinated in right of payment to all Senior Indebtedness of the Company as described in more detail below. The Existing Notes bear interest at 12% per annum, payable on June 30 and December 31 of each year, to holders of record at the close of business on June 15 or December 15, as the case may be, immediately preceding the relevant interest payment date. The Existing Notes mature on December 31, 2003. The Trustee is the Paying Agent and the Registrar under the Indenture.

         Interest Rate Increase. The Indenture provides that the interest rate
         ----------------------
on the Existing Notes will be increased by one percent (from 12% to 13%) until the Company achieves and maintains $36 million of earnings after deducting minority interests and before interest, taxes, depreciation, and amortization calculated in accordance with generally accepted accounting principles ("Earnings"). The Company will measure its Earnings for trailing twelve month periods, each period to end on the last day of a fiscal quarter and to extend no further than March 31, 1998 (each a "Quarterly Measurement Period"). If, during the two years from March 1996 to March 31, 1998, the Company's Earnings equal or exceed $36 million for two consecutive Quarterly Measurement Periods, then the interest will revert to 12% for so long as the Company maintains at least $36 million in Earnings. However, if the Company's Earnings fall below $36 million for any subsequent Quarterly Measurement Period, up to and including the Quarterly Measurement Period ending March 31, 1998, the interest will increase to 13% until the Company's Earnings again equal or exceed $36 million for one fiscal quarter on a trailing twelve month basis calculated quarterly. The Company's Earnings for the trailing twelve month period ended September 30, 1996, were approximately $31.3 million.

         Ranking. The Indebtedness represented by the Existing Notes is
         -------
subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Indenture defines Senior Indebtedness as all Indebtedness of the Company other than Indebtedness that is specifically designated by the terms of the instrument creating or evidencing it as not being senior in right of payment to the Existing Notes. All of the Company's outstanding Indebtedness under the Credit Facility is Senior Indebtedness under the Indenture. The Credit Facility is referred to as the Bank Credit Agreement in the Indenture. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and such Indebtedness may be Senior Indebtedness. The Indenture provides that the Company will not directly or indirectly issue, assume, guarantee, incur, or otherwise become liable for (collectively, "issue") any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is expressly subordinated in right of payment to the Existing Notes. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

         The Company is a holding company and derives substantially all of its income from its Subsidiaries. The Company must rely on dividends or other intercompany transfers from its Subsidiaries to generate the funds necessary to meet its debt service and other obligations, including payment of principal of and interest on the Existing Notes. The ability of its Subsidiaries to pay such dividends or other intercompany transfers is subject to applicable state laws. Claims of creditors of its Subsidiaries, including trade creditors, secured creditors, and creditors holding guarantees, generally will have priority as to the assets of the Subsidiaries over the equity interests of the Company and the holders of Indebtedness of the Company. If any Senior Indebtedness is disallowed, avoided, or subordinated pursuant to the provisions of Section 548 of the Bankruptcy Law or any applicable state fraudulent conveyance law, such Indebtedness nevertheless constitutes Senior Indebtedness for purposes of the Indenture.

         The Company may not pay the principal of, premium (if any), or interest on, the Existing Notes or make any deposit pursuant to the "Discharge of Indenture" provisions and may not repurchase, redeem, defease, or otherwise retire any Existing Notes (collectively, "pay the Existing Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full.

         During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately, the Company may not pay the Existing Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the holders of such Senior Indebtedness, the Agent under the Bank Credit Agreement, or the trustee for the holders of any other Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Notice") and ending 179 days thereafter. Such Payment Blockage Period could be terminated earlier (i) by written notice to the Trustee and the Company from the person or persons who gave such Payment Notice, (ii) by repayment in full of such Senior Indebtedness, or (iii) because the default giving rise to such Payment Notice is no longer continuing. Notwithstanding the provisions described in the immediately preceding sentence unless the holders of such Senior Indebtedness, the Agent under the Bank Credit Agreement, or the trustee for the holders of any other Senior Indebtedness have accelerated the maturity of such Senior Indebtedness, the Company may resume payments on the Existing Notes after such Payment Blockage Period expires. Not more than one Payment Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. No default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the holders of such Senior Indebtedness, the Agent under the Bank Credit Agreement, or the trustee for the holders of any other Senior Indebtedness whether or not within a period of 360 consecutive days unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

         Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership, or similar proceeding relating to the Company or its property (whether voluntary or involuntary), or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company, the holders of Senior Indebtedness are entitled to receive payment in full before the holders of the Existing Notes are entitled to receive any payment. If payment of the Existing Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Indebtedness, the Agent under the Bank Credit Agreement, and the trustee for the holders of any other Senior Indebtedness of the acceleration. If the Trustee provides such notice, the Trustee also will notify the Company of the acceleration.

         By reason of such subordination provisions contained in the Indenture, in the event of insolvency, Holders of the Existing Notes may recover less, ratably, than other creditors of the Company.

         Sinking Fund. There is no mandatory sinking fund for the Existing
         ------------
Notes.

         Mandatory Offers to Purchase the Existing Notes. The Indenture requires
         -----------------------------------------------
the Company to offer to purchase all of the outstanding Existing Notes upon the occurrence of a Change of Control and to offer to purchase a portion of the outstanding Existing Notes under certain other circumstances.

         Optional Redemption of the Existing Notes. The Existing Notes may not
         -----------------------------------------
be redeemed prior to December 31, 1998, but will be redeemable at the option of the Company, in whole or in part, at any time on or after December 31, 1998, at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest thereon to the redemption date, if redeemed during the 12-month period beginning December 31:

                                               Optional
                       Year                 Redemption Price
                       ----                 ----------------
                       1998                       108.0%
                       1999                       106.4
                       2000                       104.8
                       2001                       103.2
                       2002                       101.6

         If less than all of the Existing Notes are to be redeemed at any time, selection of the Existing Notes to be redeemed will be made by the Trustee from among the outstanding Existing Notes on a pro rata basis, by lot or by any other method permitted in the Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Existing Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Existing Notes or portions thereof called for redemption.

         Change of Control. Upon the occurrence of a Change of Control, the
         -----------------
Company will offer to purchase all outstanding Existing Notes at a purchase price equal to 101% of the aggregate principal amount of the Existing Notes, plus accrued and unpaid interest to the date of purchase. This is a Change of Control Offer under the Indenture.

         Within 30 days after any Change of Control, the Company, or the Trustee at the Company's request, will mail or cause to be mailed to all Holders on the date of the Change of Control a notice stating: (i) that a Change of Control has occurred and that the Holders have the right to require the Company to purchase any or all of the outstanding Existing Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the purchase date; and (iv) the instructions that Holders must follow in order to have their Existing Notes purchased. Any Change of Control Offer will be conducted in compliance with applicable tender offer rules, including Section 14(e) of the Securities Exchange Act of 1934, as amended, and Rule 14e-1 thereunder. The Change of Control purchase feature of the Existing Notes in certain circumstances may discourage a sale or takeover of the Company or make such a sale or takeover more difficult.

         Change of Control is defined to include the sale, lease, conveyance, or other disposition of all or "substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Existing Notes to require the Company to repurchase such Existing Notes as a result of a transfer or lease of the Company's assets to another person may be uncertain.

         There can be no assurance that, at the time of a Change of Control, the Company will have sufficient cash to repay all amounts due under the Existing Notes. If a Change of Control should occur, the rights of the Holders of the Existing Notes to receive payment for their Existing Notes upon a Change of Control Offer would be subject to the prior rights of holders of any Senior Indebtedness as discussed above.

Certain Covenants

     Limitations on Additional Indebtedness. The Indenture provides that the
     --------------------------------------
Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to (collectively, "incur"), any Indebtedness (including without limitation Acquired Indebtedness), other than
(i) Junior Subordinated Indebtedness incurred by the Company in compliance with the covenant described below or (ii) Indebtedness between the Company and its Wholly Owned Restricted Subsidiaries unless, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least:

                 (a) 2.25 to l, if such date is after February 29, 1996 and on or prior to February 28, 1998; and

                 (b)      2.50 to 1, if such date is after February 28, 1998.

The above ratios are to be determined on a pro forma basis as if the incurrence of such additional Indebtedness had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Fixed Charge Coverage Ratio. The Indenture also provides that the Company will not directly or indirectly incur any Junior Subordinated Indebtedness unless, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 1.50 to 1, in each case determined on a pro forma basis as if the incurrence of such additional Indebtedness had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Fixed Charge Coverage Ratio.

         Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries may:

           (i) incur Indebtedness under the Bank Credit Agreement in an amount not to exceed $60 million;

           (ii) incur Indebtedness not otherwise permitted by any other provision hereof, so long as the aggregate principal amount of Indebtedness incurred under this clause does not exceed 7.5% of the Consolidated Tangible Assets of the Company; and

           (iii) incur Refinancing Indebtedness.

In addition, notwithstanding the above limitations: (a) Subsidiaries of the Company that are not Wholly Owned Restricted Subsidiaries may incur Indebtedness to the Company or any of its Wholly Owned Restricted Subsidiaries in the amounts and subject to the restrictions described below in the "Limitations on Subsidiary Debt and Preferred Stock" subsection; and (b) Single Purpose Subsidiaries of the Company may incur Non-Recourse Indebtedness.

         If the Company agrees to incur Indebtedness that will be subordinate or junior in ranking in any respect to any Senior Indebtedness, the Indenture requires that such Indebtedness must be Junior Subordinated Indebtedness. In addition, the Company may not incur any secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Existing Notes equally and ratably with such secured Indebtedness for so long as such secured Indebtedness is secured by a Lien.

         Limitations on Subsidiary Debt and Preferred Stock. The Indenture
         --------------------------------------------------
provides that the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to (collectively, "incur"), any Indebtedness (including without limitation preferred stock of such Restricted Subsidiary) except:

             (i) guarantees by any Restricted Subsidiary of the payment of the principal of, premium (if any), and interest on the Indebtedness incurred pursuant to the Bank Credit Agreement and in compliance with the "Limitations on Additional Indebtedness" and "Limitations on Guarantees" provisions of the Indenture;

             (ii) Indebtedness issued to and held by the Company or a Wholly Owned Restricted Subsidiary of the Company;

             (iii) Indebtedness to the Company or any of its Wholly Owned Restricted Subsidiaries incurred by Subsidiaries of the Company that are not Wholly Owned Restricted Subsidiaries in an aggregate amount not to exceed 5% of Consolidated Tangible Assets; and

             (iv) Non-Recourse Indebtedness incurred by a Single Purpose Subsidiary.

         Limitations on Restricted Payments. The Indenture limits the ability of
         ----------------------------------
the Company and its Restricted Subsidiaries to make Restricted Payments. Under the Indenture Restricted Payments include without limitation (i) dividends on the Company's Capital Stock, (ii) all other payments or distribution of cash, securities, or other property or assets in respect of the Company's Capital Stock (excluding payments made solely in Qualified Capital

Stock), (iii) any payment on account of the purchase, redemption, retirement, or other acquisition for value of the Company's Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly (excluding payments made solely in Qualified Capital Stock), (iv) any Restricted Investment, and (v) any Restricted Debt Payment.

         Assuming (a) that no Default or Event of Default has occurred and is continuing and (b) that the Company meets the 2.25 to 1 Consolidated Fixed Charge Coverage Ratio set forth above for incurring Additional Indebtedness, then the Indenture permits the Company and its Restricted Subsidiaries to make Restricted Payments in an aggregate amount not to exceed 50% of the Company's accrued Consolidated Net Income during the period since August 31, 1993, minus
                                                                         -----
the aggregate amount used since January 11, 1994, for the following three purposes: (1) investments in Joint Ventures that are not controlled by the Company or by a Wholly Owned Restricted Subsidiary; (2) the final redemption payment of $799,400 made in 1994 on the remaining outstanding shares of ICF Kaiser Engineers Group, Inc. Series 1 Redeemable Preferred Stock; and (3) payment of regular quarterly dividends on the Company's Series 2D Senior Preferred Stock. In addition, if the aggregate Consolidated Net Income since August 31, 1993, is a deficit, then 100% of such deficit also must be subtracted from the amount available for Restricted Payments.

         The calculations described in the preceding paragraph have the effect of requiring the Company to "make up" any Consolidated Net Deficit before it has any amounts available for Restricted Payments. Because of the Company's Consolidated Net Deficit since August 31, 1993, the Company is not permitted to make any Restricted Payments unless such Restricted Payments are specifically permitted by other Indenture provisions. Section 5.06(b) of the Indenture permits certain Restricted Payments even if the Company has not met the tests described in the immediately preceding paragraph. These permitted Restricted Payments are:

             (A) the Company or any Wholly Owned Restricted Subsidiary can make Investments in Subsidiaries, in an aggregate amount not to exceed $4 million, pursuant to contractual obligations in existence on the date of the Indenture or directly related to projects in existence on January 11, 1994;

             (B) the Company can pay any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration without violation of this covenant;

             (C) the Company can purchase or redeem and retire any shares of Capital Stock of the Company, and pay accrued and unpaid dividends on such shares at the time of such repurchase or redemption, in exchange for, or out of the net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan) of, shares of Qualified Capital Stock of the Company;

             (D) the Company or any Subsidiary can make (1) Investments pursuant to the provisions of employee benefit plans of the Company or any of its Subsidiaries in an aggregate amount not to exceed $500,000 in a fiscal year or (2) make loans to officers of the Company in connection with any relocation of residence, approved by a majority of the independent members of the Board of Directors of the Company, provided that the aggregate amount of Investments and loans under this clause
                  (D) shall not exceed $1 million in any fiscal year;

             (E) the Company or any Wholly Owned Restricted Subsidiary can make Designated Investments

                        (1) in Subsidiaries that are not Wholly Owned Restricted
                            Subsidiaries in an aggregate amount (together with Indebtedness incurred by or on behalf of Subsidiaries that are not Wholly Owned Restricted Subsidiaries) not to exceed 5% of Consolidated Tangible Assets or

                        (2) in Joint Ventures in an aggregate amount not to
                            exceed 5% of Consolidated Tangible Assets, provided that (a) the Person in whom the Investment is made is engaged only in Permitted Businesses, (b) the Company, directly or through Wholly Owned Restricted Subsidiaries of the Company, controls, under an operating and management agreement or otherwise, the day to day management and operation of such Person or otherwise has the right to exercise significant influence over the management and operation of such Person in all material respects (including without limitation the right to control or veto any material act or decision), (c) and after giving effect to such Investment, the aggregate amount of Indebtedness and Investments made by the Company and its Subsidiaries in such Person does not exceed $5 million;

             (F) the Company or any Wholly Owned Restricted Subsidiary can make Designated Investments in Subsidiaries that are not Wholly Owned Restricted Subsidiaries or in Joint Ventures provided that such Designated Investments are made solely from (1) the net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan) of shares of Qualified Capital Stock of the Company, (2) 50% of the Company's Consolidated Net Income accrued during the period since August 31, 1993, or (3) the aggregate amount of Net Reductions in Investments (not to exceed the aggregate amount of such Designated Investments) made by the Company or any Subsidiary subsequent to the date of the Indenture;

             (G) the Company can redeem for cash all (but not less than all) of the outstanding shares of the Company's Series 2D Senior Preferred Stock; provided, however, that such redemption shall not exceed $20 million and such redemption shall not occur prior to January 13, 1997, unless the Company's earnings before interest and taxes for the most recent twelve month period equal or exceed $27 million; or

             (H) the Company can pay all regularly quarterly dividends on its Series 2D Senior Preferred Stock, each such quarterly dividend payment not to exceed $487,500 in the aggregate or $2,437.50 per share.

         Limitations on Restrictions on Distributions from Subsidiaries. The
         --------------------------------------------------------------
Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for (i) Payment Restrictions covering not more than $1 million in the aggregate of retained earnings of ICF Kaiser Servicios Ambientales, S.A. de C.V. (a two-thirds owned Mexican Restricted Subsidiary),
(ii) any such Payment Restriction contained in Existing Indebtedness or existing contracts to which the Company or any of its Restricted Subsidiaries are parties, (iii) any such Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, and (iv) any such Payment Restriction arising in connection with Refinancing Indebtedness.

         Limitations on Transactions with Affiliates. Except as provided below,
         -------------------------------------------
the Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer, or otherwise dispose of any of its properties or assets to or for the benefit of, or make any Investment in, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with or for the benefit of, any Affiliate of the Company or any of its Subsidiaries (each an "Affiliate Transaction"). The Company can engage in Affiliate Transactions in the ordinary course of business and consistent with past practice that are fair to the Company or such Restricted Subsidiary, and are on terms at least as favorable as would have been obtainable at such time from an unaffiliated party if the Board of Directors of the Company or such Restricted Subsidiary, pursuant to a Board Resolution reasonably and in good faith determines that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, and is on terms at least as favorable as would have been obtainable at such time from an unaffiliated party. However, the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Affiliate Transaction or series of Affiliate Transactions involving or having a value of more than $1 million unless a majority of the members of the Board of Directors of the Company who are not affiliated with any other party to such Affiliate Transaction reasonably and in good faith shall have determined that such Affiliate Transaction or series of Affiliate Transactions is fair to the Company and is on terms at least as favorable as would have been obtainable at such time from an unaffiliated party. If the Affiliate Transaction is valued at $5 million or more, the Company must have received an opinion from an Independent Financial Advisor to the effect that the financial terms of such Affiliate Transaction are fair to the Company from a financial point of view.

         The provisions of the foregoing paragraph shall not apply to: (i) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among any of the Company's Wholly Owned Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture; (ii) arms-length transactions between the Company or any of its Wholly Owned Restricted Subsidiaries and the other owners of any Subsidiary or Joint Venture that is not under the control of, owned by, or indebted to any other

Affiliate; and (iii) reasonable compensation, indemnification, and other benefits paid or made available to officers, directors and employees of the Company or any Subsidiary for services rendered in such Person's capacity as an officer, director or employee.

         Limitations on Asset Sales. The Indenture provides that the Company
         --------------------------
will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless: (i) the Company or its Restricted Subsidiaries receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Capital Stock included in such Asset Sale; (ii) the aggregate fair market value of the consideration from such Asset Sale (other than consideration in the form of assumption of Indebtedness of the Company or one or more of its Restricted Subsidiaries from which the Company or such Restricted Subsidiaries, are released) that is not in the form of cash or Cash Equivalents shall not, when aggregated with the fair market value of all other non-cash or non-Cash Equivalent consideration received by the Company and its Restricted Subsidiaries from Asset Sales since January 11, 1994, that have not yet been converted into cash or Cash Equivalents, exceed 5% of Consolidated Tangible Assets of the Company at the time of such Asset Sale; and (iii) if the aggregate fair market value of the assets or Capital Stock to be sold in such Asset Sale exceeds $3 million, such Asset Sale has been approved by the Company's Board of Directors.

         Within nine months after consummation of any such Asset Sale, the Company shall, or shall cause the applicable Restricted Subsidiary: (i) to reinvest the cash and Cash Equivalent portion of the Net Proceeds of such Asset Sale in a manner that would constitute a Related Business Investment; (ii) to apply or cause to be applied the cash and Cash Equivalent portion of the Net Proceeds of such Asset Sale to repay outstanding Senior Indebtedness of the Company or any Restricted Subsidiary, provided, however, that any such repayment of Indebtedness under any revolving credit facility or similar agreement must result in a permanent reduction in the lending commitment relating thereto in an amount equal to the principal amount so repaid; or (iii) the cash and Cash Equivalent portion of the Net Proceeds of such Asset Sale that is neither so reinvested nor so applied, must be applied to the purchase of Existing Notes tendered to the Company at a purchase price equal to 100% of the principal thereof, plus accrued interest thereon to the date of purchase, pursuant to an offer to purchase made by the Company (an "Asset Sale Offer"); provided, however, that the Company may defer the Asset Sale Offer until the amount subject thereto would be at least $5 million.

         Notwithstanding the provisions described in the preceding two paragraphs, to the extent that any or all of the Net Proceeds of any Foreign Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in the manner set forth in this covenant but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States. The Company has agreed to cause the applicable Foreign Subsidiary promptly to take all actions required by the applicable local law to permit such repatriation. Once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation must be immediately effected and such repatriated Net Proceeds must be applied in the manner set forth in this covenant. In addition, to the extent that the Board of Directors has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Asset Sale would have a material adverse tax consequence, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary for so long as such material adverse tax event would continue.

         Restrictions on Sale of Stock of Subsidiaries. The Indenture provides
         ---------------------------------------------
that the Company may not sell or otherwise dispose of any of the Capital Stock of any Restricted Subsidiary of the Company unless (i) the Company retains ownership of more than 50% of the Common Equity of such Restricted Subsidiary or
(ii) all of the Capital Stock of such Restricted Subsidiary is sold or otherwise disposed of. In addition, the Net Proceeds from any such sale or disposition must be applied in a manner consistent with the provisions described above in the "Limitations on Asset Sales" subsection. Alternatively, the Company may elect to treat the amount of its remaining investment in any such Restricted Subsidiary that has become a Joint Venture as a result of such sale or disposition as an Investment in such Joint Venture subject to the provisions described above in the "Limitations on Restricted Payments" subsection.

         Limitations on Mergers and Certain Other Transactions. The Indenture
         -----------------------------------------------------
provides that the Company, in a single transaction or a series of related transactions, will not (i) consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the Existing Notes or the Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, transfer conveyance, or other disposition or assignment shall be made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Existing Notes and the Indenture; (b) immediately prior to and immediately after and giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Tangible Net Worth of the Company or the Successor, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and (2) the Company or the Successor has a Consolidated Fixed Charge Coverage Ratio of at least 2.25 to 1. In addition, the Indenture provides that the Company will not permit any Single Purpose Subsidiary that has outstanding Indebtedness to consolidate or merge with any other Person other than a Person the activities of which are limited to ownership of a portion of the same project in which the referent Single Purpose Subsidiary owns an interest.

         Limitations on Guarantees. The Indenture provides that the Company will
         -------------------------
not permit any of its Restricted Subsidiaries to guarantee any Indebtedness (other than the guarantees permitted under the "Limitations on Subsidiary Debt and Preferred Stock" provisions described above and guarantees delivered pursuant to the Bank Credit Agreement by Subsidiaries of the Company who have delivered similar guarantees prior to January 11, 1994) unless the Company causes each such Subsidiary to unconditionally guarantee the payment of principal of, premium (if any), and interest on the Existing Notes. Any such guarantee shall be subordinated in right of payment to the guarantee by such Subsidiary pursuant to the Bank Credit Agreement. Four Wholly Owned Restricted Subsidiaries are guarantors under the Indenture.

Events of Default

         "Events of Default" are defined in the Indenture as:

             (i) failure by the Company to pay interest on any of the Existing Notes when it becomes due and payable and the continuance of any such failure for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking";

             (ii) failure by the Company to pay the principal or premium of any of the Existing Notes when they become due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise (including failure to make payment pursuant to a Change in Control Offer or an Asset Sale Offer), whether or not such payment is prohibited by the provisions described under "Ranking";

             (iii) failure by the Company to comply with any covenant in the Indenture and continuance of such failure for 60 days after notice of such failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Existing Notes then outstanding;

             (iv) failure by the Company or any of its Subsidiaries to make any payment when due or during any applicable grace period, and the continuation of such failure for seven days, in respect of any Indebtedness of the Company or any of its Subsidiaries that has an aggregate outstanding principal amount of $2 million or more, other than Non-Recourse Indebtedness of a Single Purpose Subsidiary;

             (v) a default under any Indebtedness, other than Non-Recourse Indebtedness of a Single Purpose Subsidiary, if such default results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregate $2 million or more at any one time outstanding;

             (vi) one or more final judgments or orders that exceed $2 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments have not been satisfied, stayed, annulled, or rescinded within 60 days of being entered; and

             (vii) certain events of bankruptcy, insolvency or reorganization involving the Company or any of its Subsidiaries.

         If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing under the Indenture, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Existing Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Existing Notes to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization involving the Company, all outstanding Existing Notes shall become due and payable without any further action or notice. In certain cases, the Holders of a majority in aggregate principal amount of the Existing Notes then outstanding may waive an existing Default or Event of Default and its consequences, except that a default in the payment of principal of, premium (if any), and interest on the Existing Notes cannot be so waived.

         The Holders may not enforce the provisions of the Indenture or the Existing Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Existing Notes then outstanding may direct the Trustee in its exercise of any trust or power; however, such direction may not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal of, premium (if any), or interest on the Existing Notes) if the Trustee determines that withholding such notice is in the Holders' interest.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Miscellaneous Provisions

         Discharge of Indenture. The Indenture permits the Company to terminate
         ----------------------
all of its obligations under the Indenture, other than the obligation to pay the principal of, premium (if any), and interest on the Existing Notes, and certain other obligations at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money, or U.S. government obligations in an amount sufficient to pay principal of, premium (if any), and interest on the Existing Notes to their maturity or redemption, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain, or loss for Federal income tax purposes as a result of the Company's exercise of such right and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

         Amendment, Supplement, and Waiver. Unless the consent of each Holder
         ---------------------------------
affected has been obtained, the Company may not: (i) extend the maturity of any Notes; (ii) affect the terms of any scheduled payment of interest on or principal of the Existing Notes (including without limitation any redemption provisions); (iii) modify or eliminate any of the provisions of the Indenture relating to a Change of Control; (iv) make any change in the subordination provisions of the Indenture that adversely affects the rights of any Holder; or
(v) reduce the percentage of Holders necessary to consent to an amendment, supplement, or waiver to the Indenture.

         Subject to certain exceptions, the Indenture or the Existing Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Existing Notes then outstanding. The Holders of a majority in principal amount of the Existing Notes then outstanding may waive any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium (if any), or interest on the Existing Notes or that resulted from the failure to comply with the covenant described under "Change of Control.")

         Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Existing Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Existing Notes in addition to or in place of certificated Existing Notes, to provide for the assumption of the Company's obligations to Holders in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any Holder.

         Concerning the Trustee. The Indenture contains certain limitations on
         ----------------------
the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions;

however, if it acquires any conflicting interest as defined in the Indenture, it must eliminate such conflict or resign. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

PRO FORMA FINANCIAL INFORMATION

        The following tables set forth historical financial information for the Company and pro forma financial information giving effect to the disposition of the investment in a coal pulverization facility and a related management operating contract, including assets associated with the contract (the Disposition), issuance of $15.0 million of Senior Subordinated Notes (New Notes), short-term borrowing of $6.1 million from a term loan (Term Loan) under the Credit Facility, and application of assumed proceeds. The pro forma income statement data are presented as if the transactions had occurred as of March 1, 1995, and the pro forma balance sheet is presented as if the transactions had occurred on September 30, 1996. The pro forma adjustments are described in detail in the accompanying notes. These pro forma results have been prepared for comparative purposes only and do not purport to indicate what would have occurred had the transactions actually occurred at the dates indicated, or of results which may occur in the future. This pro forma financial information should be read in conjunction with the notes thereto and the historical financial statements of the Company included elsewhere in the Prospectus.

                Pro Forma Consolidated Statement of Operations
                     Nine Months Ended September 30, 1996
                   (In thousands, except per share amounts)


                                                          (1)            (2)               (3)
                                                                         Pro Forma Adjustments                     (4)
                                                                         ---------------------                  Pro Forma
                                                       ICF Kaiser                         Other                   After
                                                       Historical      Disposition     Adjustments             Adjustments
                                                    -------------------------------------------------------------------------
                                                                               (Unaudited)

GROSS REVENUE                                       $   1,023,410    $      (3,453)  $         -             $      1,019,957
  Subcontract and direct material costs                  (592,295)             752             -                     (591,543)
  Equity in income of joint ventures and
   affiliated companies                                     2,532           (2,025)            -                          507
                                                    -------------    -------------   -------------           ----------------
SERVICE REVENUE                                           433,647           (4,726)            -                      428,921

OPERATING EXPENSES
  Direct cost of services and overhead                    354,658           (1,290)            -                      353,368
  Administrative and general                               49,979              -               -                       49,979
  Depreciation and amortization                             7,840             (355)             70  (a)                 7,555
                                                    -------------    -------------   -------------           ----------------
OPERATING INCOME                                           21,170           (3,081)            (70)                    18,019

OTHER INCOME (EXPENSE)
  Gain on sale of investment                                    -              -               -                            -
  Interest income                                             944              (12)            188  (d)                 1,120
  Interest expense                                        (12,829)             -            (1,519) (a)               (13,940)
                                                                                               408  (d)
                                                                -              -               -                            -
                                                    -------------    -------------   -------------           ----------------

INCOME BEFORE INCOME TAXES
  AND MINORITY INTERESTS                                    9,285           (3,093)           (993)                     5,199
  Income tax provision                                        840              -               720  (f)                 1,560
                                                                -              -               -                            -
                                                    -------------    -------------   -------------           ----------------
INCOME BEFORE MINORITY INTERESTS                            8,445           (3,093)         (1,713)                     3,639
  Minority interests in net income of subsidiaries          4,725              -               -                        4,725
                                                    -------------    -------------   -------------           ----------------
NET INCOME (LOSS)                                           3,720           (3,093)         (1,713)                    (1,086)
  Preferred stock dividends and accretion                   1,631              -            (1,631) (c)                     -
                                                    -------------    -------------   -------------           ----------------
NET INCOME (LOSS) AVAILABLE
  FOR COMMON SHAREHOLDERS                           $       2,089    $      (3,093)  $         (82)          $         (1,086)
                                                    =============    =============   =============           ================

Primary and Fully Diluted
  Net Income (Loss) Per common Share                $        0.10                                            $          (0.05)
                                                    =============                                            ================
Primary and Fully Diluted Weighted Average
  Common and Common Equivalent Shares Outstanding          21,955                                                      21,955
                                                    =============                                            ================

                 Pro Forma Consolidated Statement of Operations
                      Ten Months Ended December 31, 1995
                    (In thousands, except per share amounts)

--------------------------------------------------------------------------------------------------------------------------
                                                               (1)              (2)             (3)              (4)
                                                                              Pro Forma Adjustments
                                                                              ---------------------            Pro Forma
                                                            ICF Kaiser                         Other             After
                                                            Historical      Disposition     Adjustments       Adjustments
-------------------------------------------------------------------------------------------------------------------------
                                                                                             (Unaudited)
Gross Revenue                                             $    916,744     $    (4,004)     $        -      $    912,740
  Subcontract and direct material costs                       (493,971)            753               -          (493,218)
  Equity in income of joint ventures
    and affiliated companies                                     3,123          (1,240)              -             1,883
                                                          ------------     ------------     ------------     -----------

Service Revenue                                                425,896          (4,491)              -           421,405

Operating Expenses
  Direct cost of services and overhead                         359,887          (1,292)              -           358,595
  Administrative and general                                    40,647              -               250  (b)      40,897
  Depreciation and amortization                                  8,357            (433)              78  (a)       8,002
  Unusual items, net                                              (500)             -                -              (500)
                                                          ------------     ------------     ------------     -----------
Operating Income                                                17,505          (2,766)            (328)          14,411

Other Income (Expense)
  Gain on sale of investment                                        -           11,336               -            11,336
  Interest income                                                2,053             (10)             208  (d)       2,251
  Interest expense                                             (13,255)             -            (1,688) (a)     (14,580)
                                                                                                    363  (d)
                                                                    -               -                -                -
                                                          ------------     ------------     ------------     -----------

Income Before Income Taxes,
  Minority Interest, and Extraordinary Item                      6,303            8,560           (1,445)         13,418
  Income tax provision                                           2,091               -               593  (f)      2,684
                                                                    -                -                -               -
                                                          ------------     ------------     ------------     -----------

Income Before Minority Interests
  and Extraordinary Item                                         4,212            8,560           (2,038)         10,734
  Minority interests in net income of subsidiaries               1,960               -                -            1,960
                                                          ------------     ------------     ------------     -----------

Net Income Before Extraordinary Item                             2,252            8,560           (2,038)          8,774
  Extraordinary loss on early extinguishment of debt                -                -                -               -
                                                          ------------     ------------     ------------     -----------

Net Income                                                       2,252            8,560           (2,038)          8,774
  Preferred stock dividends and accretion                        1,803               -            (1,803)  (c)        -
  Redemption of redeemable preferred stock                          -                -                -               -
                                                          ------------     ------------     ------------     -----------

Net Income Available for Common Shareholders              $        449     $      8,560     $       (235)    $     8,774
                                                          ============     ============     ============     ===========



Primary and Fully Diluted Net Income
  Per Common Share:                                       $       0.02                                       $      0.41
                                                          ============                                       ===========

Primary and Fully Diluted Weighted Average
  Common and Common Equivalent
  Shares Outstanding                                            21,517                                            21,517
                                                          ============                                       ===========

                     Pro Forma Consolidated Balance Sheets
                             At September 30, 1996
                                (In thousands)

                                                              (1)         (2)           (3)             (4)
                                                                         Pro Forma Adjustments
                                                                    -----------------------------    Pro Forma
                                                        ICF Kaiser                     Other           After
                                                        Historical    Disposition   Adjustments     Adjustments
                                                      ------------------------------------------------------------
                                                                                   (Unaudited)
ASSETS
Current Assets
           Cash and cash equivalents                  $   21,022     $       -    $   13,650  (a) $        30,922
                                                                                        (250) (b)
                                                                                     (20,000) (c)
                                                                                      16,500  (e)

           Contract receivables, net                     234,168             -           -               234,168
           Prepaid expenses and other current assets      10,780             -           -                10,780
           Deferred income taxes                          11,938             -            23  (b)         14,574
                                                               -             -         2,613  (e)              -
                                                      ----------     -----------  ----------      --------------
            Total Current Assets                         277,908             -        12,536             290,444
                                                      ----------     -----------  ----------      --------------
Fixed Assets
           Furniture, equipment, and leasehold
           improvements                                   48,839          (1,365)        -                47,474
           Less depreciation and amortization            (36,595)            852         -               (35,743)
                                                      ----------     -----------  ----------      --------------
                                                          12,244            (513)        -                11,731
                                                      ----------     -----------  ----------      --------------
Other Assets
           Goodwill, net                                  50,510             -           -                50,510
           Investments in and advances to affiliates      12,168          (4,651)        -                 7,517
           Due from officers and employees                   986             -           -                   986
           Other                                          20,719             -           750  (a)         21,469
                                                      ----------     -----------  ----------      --------------
                                                          84,383          (4,651)        750              80,482
                                                      ----------------------------------------------------------
                                                      $  374,535     $    (5,164) $   13,286      $      382,657
                                                      ==========================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
           Accounts payable and subcontractors
           payable                                    $   76,304     $       -    $      -        $       76,304
           Accrued salaries and employee benefits         59,721             -           -                59,721
           Accrued interest                                4,061             -           -                 4,061
           Other accrued expenses                         14,869             -           -                14,869
           Income taxes payable                              399             -           -                   399
           Deferred revenue                               14,648             -           -                14,648
           Other                                           5,897             -         3,633  (e)          9,530
                                                      ----------     -----------  ----------      --------------
            Total Current Liabilities                    175,899             -         3,633             179,532
                                                      ----------     -----------  ----------      --------------
Long-term Liabilities
           Long-term debt, less current portion          133,384             -        14,400  (a)        147,784
           Other                                           5,679             -           -                 5,679
                                                      ----------     -----------  ----------      --------------
                                                         139,063             -        14,400             153,463
                                                      ----------     -----------  ----------      --------------
Commitments and Contingencies

Minority Interests in Subsidiaries                         6,441             -           -                 6,441

Redeemable Preferred Stock                                19,940             -       (19,940)  (c)             -
Common Stock                                                 224             -           -                   224
Additional Paid-In Capital                                67,158             -           -                67,158
Notes Receivable Related to Common Stock                  (1,732)            -           -                (1,732)
Retained Earnings (Deficit)                              (30,805)         (5,164)       (227)  (b)       (20,776)
                                                                                         (60)  (c)
                                                                                      15,480   (e)
Cumulative Translation Adjustment                         (1,653)            -           -                (1,653)
                                                      ----------------------------------------------------------
                                                      $  374,535     $    (5,164) $   13,286      $      382,657
                                                      ==========================================================

NOTE A--BASIS OF PRESENTATION

        Column 1 has been prepared from the historical financial statements of the Company included elsewhere in this Prospectus.

        Column 2 has been prepared from the Company's accounts and represents activity of the Disposition; this activity is reversed to derive the pro forma results.

        Column 3 represents unaudited pro forma adjustments which the Company considers necessary to give effect to the transactions described above.

        Column 4 represents the unaudited pro forma results of operations and financial position of the Company after giving effect to the adjustments in column 2 and 3.

NOTE B--OTHER PRO FORMA ADJUSTMENTS

        (a) The results of a proposed issuance of New Notes which will be used to partially redeem the 200 shares of Series 2D Senior Preferred Stock which has a mandatory redemption date of January 13, 1997, is being recorded to show the effect of issuance of New Notes. Estimated professional fees and discount associated with the issuance of New Notes are shown as if they were amortized over 96 months. Annual interest expense on the New Notes is assumed to be 13%.

        (b) The borrowing and subsequent repayment of the Term Loan and associated expenses are being recorded to show the effects of the Term Loan. The Term Loan will be used to redeem the balance of the Series 2D Senior Preferred Stock and will be repaid out of the proceeds from the Disposition.

        (c) To record the result of redeeming the Series 2D Senior Preferred Stock and reversing the effects of its dividends and accretion.

        (d) To record effects of investment of excess cash at an assumed annual interest rate of 5% and reduction in interest expense as a result of assumed lower borrowings under the Credit Facility due to the Disposition and issuance of New Notes.

        (e) To record the net cash received from the Disposition and the effect on tax-related balance sheet accounts.

        (f) To record net effect of above transactions on the income tax provision.

                                  LEGAL MATTERS

         Matters relating to the legality of the 1,533,212 shares of Common Stock being offered by this Prospectus have been passed upon for the Company by Paul Weeks, II, Esq., Senior Vice President, General Counsel, and Secretary of the Company.

         As of October 31, 1996, Mr. Weeks owned 36,011 shares of Common Stock, of which 6,474 are held by the Company's ESOP and allocated to his ESOP account and 862 of which are held in a directed investment account under the Company's Retirement Plan. As of October 31, 1996, Mr. Weeks had options to purchase 26,667 shares of Common Stock (11,667 of which are exercisable during the 60-day period beginning October 31, 1996).

                                     EXPERTS

         The ICF Kaiser International, Inc. and Subsidiaries consolidated balance sheets as of December 31, 1995, and February 28, 1995, and the consolidated statements of operations, shareholders' equity, and cash flows for the ten months ended December 31, 1995, and for each of the two years in the period ended February 28, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                        ICF KAISER INTERNATIONAL, INC.

                                     INDEX


Consolidated Balance Sheets -
September 30, 1996 and December 31, 1995 ....................................F-2

Consolidated Statements of Operations -
Nine Months Ended September 30, 1996 and 1995................................F-3

Consolidated Statements of Cash Flows -
Nine Months Ended September 30, 1996 and 1995................................F-4

Notes to Consolidated Financial Statements.................................F-5-6

Report of Independent Accountants............................................F-7

Consolidated Balance Sheets as of December 31, 1995, and
     February 28, 1995.......................................................F-8

Consolidated Statements of Operations for the ten months ended
     December 31, 1995, and for the years ended February 28, 1995 and February 28, 1994...................................................F-9

Consolidated Statements of Shareholder's Equity for the ten months ended December 31, 1995, and for the years ended February 28, 1995 and February 28, 1994..................................................F-10

Consolidated Statements of Cash Flows for the ten months ended
     December 31, 1995, and for the years ended February 28, 1995 and February 28, 1994..................................................F-11

Notes to Consolidated Financial Statements...............................F-12-26

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (In thousands, except shares)

                                             September 30,    December 31,
                                                 1996            1995
                                             -------------    ------------
                                              (Unaudited)
ASSETS
Current Assets
  Cash and cash equivalents                   $ 21,022          $ 16,357
  Contract receivables, net                    234,168           228,239
  Prepaid expenses and other current assets     10,780            20,911
  Deferred income taxes                         11,938            11,934
                                              --------          --------
    Total Current Assets                       277,908           277,441
                                              --------          --------
Fixed Assets
  Furniture, equipment, and leasehold
   improvements                                 48,839            42,909
  Less depreciation and amortization           (36,595)          (33,369)
                                              --------          --------
                                                12,244             9,540
                                              --------          --------
Other Assets
  Goodwill, net                                 50,510            49,259
  Investments in and advances to affiliates     12,168            10,213
  Due from officers and employees                  986             1,053
  Other                                         20,719            22,011
                                              --------          --------
                                                84,383            82,536
                                              --------          --------
                                              $374,535          $369,517
                                              ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt           $      -          $  5,041
  Accounts payable and subcontractors payable   76,304            86,429
  Accrued salaries and employee benefits        59,721            53,060
  Accrued interest                               4,061             7,414
  Other accrued expenses                        14,869            18,594
  Income taxes payable                             399               801
  Deferred revenue                              14,648            14,327
  Other                                          5,897             7,186
                                              --------          --------
    Total Current Liabilities                  175,899           192,852
                                              --------          --------
Long-term Liabilities
  Long-term debt, less current portion         133,384           120,112
  Other                                          5,679             5,706
                                              --------          --------
                                               139,063           125,818
                                              --------          --------
Commitments and Contingencies

Minority Interests in Subsidiaries               6,441             2,633

Redeemable Preferred Stock, Liquidation
 value $20,000                                  19,940            19,787
Common Stock, par value $.01 per share:
  Authorized - 90,000,000 shares
  Issued and outstanding - 22,351,209
   and 21,263,828 shares                           224               213
Additional Paid-in Capital                      67,158            64,654
Notes Receivable related to Common Stock        (1,732)           (1,732)
Retained Earnings (Deficit)                    (30,805)          (32,894)
Cumulative Translation Adjustment               (1,653)           (1,814)
                                              --------          --------
                                              $374,535          $369,517
                                              ========          ========

See notes to consolidated financial statements

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)



                                                     Nine Months Ended
                                                        September 30,
                                                   ----------------------
                                                       1996       1995
                                                   -----------  ---------
                                                         (Unaudited)
GROSS REVENUE                                      $1,023,410   $ 731,795
  Subcontract and direct material costs              (592,295)   (377,281)
  Equity in income of joint ventures and
    affiliated companies                                2,532       3,068
                                                   -----------  ---------
SERVICE REVENUE                                       433,647     357,582

OPERATING EXPENSES
  Direct cost of services and overhead                354,658     298,466
  Administrative and general                           49,979      38,619
  Depreciation and amortization                         7,840       7,326
                                                   -----------  ---------
OPERATING INCOME                                       21,170      13,171

OTHER INCOME (EXPENSE)
  Interest income                                         944       1,488
  Interest expense                                    (12,829)    (12,117)
                                                   -----------  ---------

INCOME BEFORE INCOME TAXES AND
  MINORITY INTERESTS                                    9,285       2,542
  Income tax provision                                    840       1,300
                                                   -----------  ---------
INCOME BEFORE MINORITY INTERESTS                        8,445       1,242
  Minority interests in net income of
   subsidiaries                                         4,725       1,315
                                                   -----------  ---------
NET INCOME (LOSS)                                       3,720         (73)
  Preferred stock dividends and accretion               1,631       1,616
                                                   -----------  ---------
NET INCOME (LOSS) AVAILABLE
  FOR COMMON SHAREHOLDERS                          $    2,089   $  (1,689)
                                                   ===========  =========

Primary and Fully Diluted
  Net Income (Loss) Per Common Share               $     0.10   $   (0.08)
                                                   ===========  =========
Primary and Fully Diluted Weighted Average
  Common and Common Equivalent Shares
  Outstanding                                          21,955      21,427
                                                   ===========  =========


See notes to consolidated financial statements.

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                          Nine Months Ended
                                                                             September 30,
                                                                   ------------------------------
                                                                       1996              1995
                                                                   ------------       -----------
                                                                             (Unaudited)
OPERATING ACTIVITIES:
Net income (loss)                                                      $  3,720         $     (73)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization                                           7,840             7,326
  Provision for losses on contract receivables                            1,255             1,382
  Provision for deferred income taxes                                      (386)              916
  Earnings in excess of cash distributions from
    joint ventures and affiliated companies                                (282)           (1,547)
  Unusual items, net                                                      1,498                 -
  Minority interests in net income of subsidiaries                        4,725             1,315
  Changes in operating assets and liabilities,
    net of acquisitions:
    Contract receivables, net                                            (7,379)         (105,645)
    Prepaid expenses and other current assets                             2,139           (10,885)
    Other assets                                                         (1,293)           (3,841)
    Accounts payable and accrued expenses                                (4,698)          101,017
    Income taxes payable                                                   (402)           (1,210)
    Deferred revenue                                                        546             2,350
    Other liabilities                                                    (1,510)              380
  Other operating activities                                                156                 -
                                                                   ------------       -----------
       Net Cash Provided by (Used in) Operating Activities                5,929            (8,515)
                                                                   ------------       -----------
INVESTING ACTIVITIES:
Purchase of fixed assets                                                 (4,905)           (1,720)
Sale of fixed assets                                                         22               768
Sale of subsidiaries and subsidiary assets                                    -               735
Investments in subsidiaries and affiliates, net of cash acquired         (1,241)           (2,240)
                                                                   ------------       -----------
       Net Cash Used in Investing Activities                             (6,124)           (2,457)
                                                                   ------------       -----------
FINANCING ACTIVITIES:
Borrowings under credit facility agreement                               65,000            13,000
Principal payments on credit facility agreement                         (57,000)          (13,000)
Principal payments on other borrowings                                        -            (1,238)
Reacquisition of senior subordinated notes and related warrants             (46)                -
Distribution of income to minority interest                                (823)                -
Subsidiary capital contribution from minority interest                        -               500
Proceeds from issuances of common stock                                     313               383
Repurchases of common stock                                                   -              (256)
Preferred stock dividends                                                (1,965)             (975)
Debt issuance costs                                                        (449)                -
Other financing activities                                                 (247)               55
                                                                   ------------       -----------
       Net Cash Provided by (Used in) Financing Activities                4,783            (1,531)
                                                                   ------------       -----------
Effect of Exchange Rate Changes on Cash                                      77              (863)
                                                                   ------------       -----------
Increase (Decrease) in Cash and Cash Equivalents                          4,665           (13,366)
Cash and Cash Equivalents at Beginning of Period                         16,357            27,967
                                                                   ------------       -----------
Cash and Cash Equivalents at End of Period                         $     21,022       $    14,601
                                                                   ============       ===========
SUPPLEMENTAL INFORMATION:
Cash payments for interest                                         $     16,182       $    15,712
Cash payments (refunds) for income taxes                           $        945       $       (28)

NON-CASH TRANSACTIONS:
Issuance of common stock in connection with acquisitions           $      1,600       $       765
Issuance of common stock pursuant to an agreement
  with a former employee                                           $        500       $         -

See notes to consolidated financial statements.

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


Note A - Basis of Presentation

The accompanying consolidated financial statements of ICF Kaiser International, Inc. and subsidiaries (the Company) (including Kaiser-Hill Company, LLC, effective July 1, 1995), except for the December 31, 1995 balance sheet, are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. These statements should be read in conjunction with the Company's audited consolidated financial statements and footnotes thereto for the ten months ended December 31, 1995 and the information included in the Company's Transition Report to the Securities and Exchange Commission on Form 10-K for the ten months ended December 31, 1995. Certain reclassifications have been made to the prior period financial statements to conform to the presentation used in the September 30, 1996 financial statements.

Note B - Significant Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (see Note F) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In 1996, the Company accelerated the procedures for obtaining approval from the U.S. government for the Company's actual costs incurred in current periods. As a result, in the third quarter of 1996, the Company's consulting group was able to accelerate its process of billing on certain cost-reimbursement contracts. The net effect of this accelerated process is the recognition of an additional $2.3 million of operating income in the third quarter of 1996.

Note C - Minority Interests in Subsidiaries

Certain of the Company's subsidiaries are partially owned by outside parties. For financial reporting purposes, the assets, liabilities, results of operations, and cash flows of these subsidiaries are included in the Company's consolidated financial statements and the outside parties' interests are reflected as minority interests.

Note D - Net Income (Loss) Per Common Share

Net income (loss) per common share is computed using net income (loss) available for common shareholders, as adjusted under the modified treasury stock method, and the weighted average number of common stock and common stock equivalents outstanding during the periods presented. Common stock equivalents include stock options and warrants and additional shares which will be or may be issued in connection with acquisitions. The adjustments required by the modified treasury stock method and for acquisition-related contingencies were anti-dilutive for the loss period presented and immaterial to the income periods presented. Therefore, the adjustments were excluded from earnings per share computations.

Note E - Long-term Debt

The Company's $40 million revolving credit facility became effective May 7, 1996, replacing the former credit facility which was due to expire October 31, 1996. The new credit facility expires June 30, 1998 and is provided by CoreStates Bank, as agent bank, and two other banks (the Banks) with terms and covenants similar to those under the former credit facility. ICF Kaiser International, Inc. and certain of its subsidiaries, which are guarantors of the new credit facility, have granted the Banks a security interest in their accounts receivable and certain other assets. The new credit facility limits the payments of cash dividends on common stock and requires the maintenance of specified financial ratios. Total available credit is determined from a borrowing base calculation based on eligible accounts receivable (billed and unbilled).

Note F - Contingencies

In the course of the Company's normal business activities, various claims or charges have been asserted and litigation commenced against the Company arising from or related to properties, injuries to persons, and breaches of contract, as well as claims related to acquisitions and dispositions. Claimed amounts may not bear any reasonable relationship to the merits of the claim or to a final court award. In the opinion of management, an adequate reserve has been provided for final judgments, if any, in excess of insurance coverage, that might be rendered against the Company in such litigation.

The Company may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other federal laws and regulations. The Company currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against the Company by these agencies. Management does not believe that there will be any material adverse effect on the Company's financial position, results of operations, or cash flows as a result of these investigations.

The Company has a substantial number of cost-reimbursement contracts with the U.S. government, the costs of which are subject to audit by the U.S. government. As a result of pending audits relating to fiscal years 1986 forward, the government has asserted, among other things, that certain costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with federal procurement regulations. The Company is actively working with the government to resolve these issues. Management has provided for the potential effect of disallowed costs for the periods currently under audit and for periods not yet audited, although the amounts at issue have not been quantified by the government or the Company. This provision will be reviewed periodically as discussions with the government progress. Based on the information currently available, management believes the potential effects of these pending audits will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

Note G - Unusual Items

During the ten months ended December 31, 1995, the Company recorded $0.5 million in additional income (net), consisting of the following unusual items: income in settlement of litigation against the IRS, associated with an affiliate of an acquired company, net of an accrual for related expenses ($6.8 million); a charge to accrue the net settlement cost and legal expenses of other litigation ($4.6 million); a charge to accrue for severance for the termination of 110 employees in the engineering and international groups ($1.0 million); and a charge to accrue for consolidation of office space ($0.7 million). During the nine months ended September 30, 1996, the net litigation income was received and $4.2 million of net settlement costs and legal expenses were paid. As of September 30, 1996, the Company had substantially completed its termination of employees in the Company's engineering group and its consolidation of office space. The termination of employees in several foreign offices within the international group is approximately 50% complete as of September 30, 1996 and management expects that all actions will be completed by December 31, 1996. As of September 30, 1996, a $0.1 million accrual remains outstanding associated with the termination of employees in the international group.

                       Report of Independent Accountants
                       ---------------------------------



To the Board of Directors and Shareholders
ICF Kaiser International, Inc.


          We have audited the consolidated balance sheets of ICF Kaiser International, Inc. and subsidiaries as of December 31, 1995 and February 28, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994, and the related financial statement Schedule II Valuation and Qualifying Accounts. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ICF Kaiser International, Inc. and subsidiaries as of December 31, 1995 and February 28, 1995, and the consolidated results of their operations and their cash flows for the ten months ended December 31, 1995, and for each of the two years in the period ended February 28, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



                                                        COOPERS & LYBRAND L.L.P.

Washington, D.C.
March 8, 1996

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (In thousands, except shares)

--------------------------------------------------------------------------------

                                                      December 31, February 28,
                                                          1995         1995
                                                      -----------  -----------
 ASSETS
 Current Assets
     Cash and cash equivalents                          $ 16,357     $ 28,233
     Contract receivables, net                           228,239      139,860
     Prepaid expenses and other current assets            20,911       10,872
     Deferred income taxes                                11,934       13,553
                                                        --------     --------
             Total Current Assets                        277,441      192,518
                                                        --------     --------

 Fixed Assets
     Furniture, equipment, and leasehold improvements     42,909       42,557
     Less depreciation and amortization                  (33,369)     (29,648)
                                                        --------     --------
                                                           9,540       12,909
                                                        --------     --------

 Other Assets
     Goodwill, net                                        49,259       47,945
     Investments in and advances to affiliates            10,213        8,022
     Due from officers and employees                       1,053        1,826
     Other                                                22,011       18,202
                                                        --------     --------
                                                          82,536       75,995
                                                        --------     --------
                                                        $369,517     $281,422
                                                        ========     ========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities
     Current portion of long-term debt                  $  5,041     $    578
     Accounts payable and subcontractors payable          86,429       33,452
     Accrued salaries and employee benefits               53,060       30,549
     Accrued interest                                      7,414        2,528
     Other accrued expenses                               18,594       13,359
     Income taxes payable                                    801          644
     Deferred revenue                                     14,327       11,013
     Other                                                 7,186        8,755
                                                        --------     --------
             Total Current Liabilities                   192,852      100,878
                                                        --------     --------

 Long-term Liabilities
     Long-term debt, less current portion                120,112      126,733
     Other                                                 5,706        6,397
                                                        --------     --------
                                                         125,818      133,130
                                                        --------     --------

 Commitments and Contingencies

 Minority Interests in Subsidiaries                        2,633          173

 Redeemable Preferred Stock,
     liquidation value $20,000                            19,787       19,617
 Common Stock, par value $.01 per share:
     Authorized-90,000,000 shares
     Issued and outstanding-21,263,828 and
      21,011,369 shares                                      213          210
 Additional Paid-in Capital                               64,654       63,786
 Notes Receivable Related to Common Stock                 (1,732)      (1,732)
 Retained Earnings (Deficit)                             (32,894)     (33,343)
 Cumulative Translation Adjustment                        (1,814)      (1,297)
                                                        --------     --------
                                                        $369,517     $281,422
                                                        ========     ========

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)

--------------------------------------------------------------------------------

                                                         Ten Months
                                                            Ended      Year Ended February 28,
                                                         December 31,  -----------------------
                                                             1995           1995         1994
-----------------------------------------------------------------------------------------------
 Gross Revenue                                          $    916,744   $   861,518   $  651,657
   Subcontract and direct material costs                    (493,971)     (405,819)    (272,169)
   Equity in income of joint ventures
       and affiliated companies                                3,123         4,087        3,220
                                                        ------------   -----------   ----------
 Service Revenue                                             425,896       459,786      382,708

 Operating Expenses
   Direct cost of services and overhead                      359,887       393,096      323,828
   Administrative and general                                 40,647        43,770       45,842
   Depreciation and amortization                               8,357         9,232        9,559
   Unusual items, net                                           (500)            -        8,709
                                                        ------------   -----------   ----------
 Operating Income (Loss)                                      17,505        13,688       (5,230)

 Other Income (Expense)
   Gain (loss) on sale of investment                               -           551         (925)
   Interest income                                             2,053         1,799        1,490
   Interest expense                                          (13,255)      (14,799)      (8,212)
                                                        ------------   -----------   ----------
 Income (Loss) Before Income Taxes,
   Minority Interests, and Extraordinary Item                  6,303         1,239      (12,877)
   Income tax provision (benefit)                              2,091         2,900         (349)
                                                        ------------   -----------   ----------
 Income (Loss) Before Minority Interests
   and Extraordinary Item                                      4,212        (1,661)     (12,528)
   Minority interests in net income of subsidiaries            1,960             -            -
                                                        ------------   -----------   ----------

 Net Income (Loss) Before Extraordinary Item                   2,252        (1,661)     (12,528)
   Extraordinary loss on early extinguishment of debt              -             -       (5,969)
                                                        ------------   -----------   ----------

 Net Income (Loss)                                             2,252        (1,661)     (18,497)
   Preferred stock dividends and accretion                     1,803         2,154        4,896
   Redemption of redeemable preferred stock                        -             -        1,929
                                                        ------------   -----------   ----------

 Net Income (Loss) Available for Common Shareholders    $        449   $    (3,815)  $  (25,322)
                                                        ============   ===========   ==========


 Primary and Fully Diluted Net Income (Loss)
   Per Common Share:
   Before extraordinary item                            $       0.02   $     (0.18)  $    (0.92)
   Extraordinary loss on early extinguishment of debt              -             -        (0.29)
                                                        ------------   -----------   ----------
       Total                                            $       0.02   $     (0.18)  $    (1.21)
                                                        ============   ===========   ==========


 Primary and Fully Diluted Weighted Average
   Common and Common Equivalent
   Shares Outstanding                                         21,517        20,957       20,886
                                                        ============   ===========   ==========

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                         (In thousands, except shares)

--------------------------------------------------------------------------------

                                  Series 1 Junior                                      Notes
                                    Convertible                                      Receivable
                                  Preferred Stock        Common Stock     Additional   Related   Retained   Cumulative   ESOP
                                 -----------------  ---------------------   Paid-in   to Common  Earnings  Translation Guaranteed
                                 Shares  Par Value    Shares    Par Value   Capital     Stock    (Deficit)  Adjustment Bank Loan
                                 ------  ---------  ----------  --------- ---------- ---------- ---------- ----------- ----------
 Balance, March 1, 1993              69  $   6,900  21,303,807  $   213   $  65,040  $ (2,725)  $  (4,206) $   (1,701) $  (5,000)
   Net loss                           -          -           -        -           -         -     (18,497)          -          -
   Preferred stock dividends          -          -           -        -           -         -      (4,670)          -          -
   Preferred stock accretion          -          -           -        -           -         -        (226)          -          -
   Redemption of redeemable
      preferred stock                 -          -           -        -           -         -      (1,929)          -          -
   Repurchase of preferred stock    (69)    (6,900)          -        -       2,050         -           -           -          -
   Issuances of common stock          -          -     231,249        2       1,056         -           -           -          -
   Repurchases of
      common stock                    -          -    (610,468)      (6)     (3,716)        -           -           -          -
   Issuance of warrants               -          -           -        -         900         -           -           -          -
   Repurchase of warrants             -          -           -        -      (1,909)        -           -           -          -
   Payments received on notes
      receivable                      -          -           -        -           -       993           -           -          -
   Decrease in loan balance           -          -           -        -           -         -           -           -      5,000
   Foreign currency translation
      adjustment                      -          -           -        -           -         -           -         (40)         -
   Other                              -          -           -        -         151         -           -           -          -
                                 ------  ---------  ----------  --------- ---------- ---------- ---------- ----------- ----------

 Balance, February 28, 1994           -          -  20,924,588      209      63,572    (1,732)    (29,528)     (1,741)         -

   Net loss                           -          -           -        -           -         -      (1,661)          -          -
   Preferred stock dividends          -          -           -        -           -         -      (1,950)          -          -
   Preferred stock accretion          -          -           -        -           -         -        (204)          -          -
   Issuances of common stock          -          -     161,781        2         393         -           -           -          -
   Repurchases of
      common stock                    -          -     (75,000)      (1)       (179)        -           -           -          -
   Foreign currency translation
      adjustment                      -          -           -        -           -         -           -         444          -
                                 ------  ---------  ----------  --------- ---------- ---------- ---------- ----------- ----------

 Balance, February 28, 1995           -          -  21,011,369      210      63,786    (1,732)    (33,343)     (1,297)         -

   Net income                         -          -           -        -           -         -       2,252           -          -
   Preferred stock dividends          -          -           -        -           -         -      (1,633)          -          -
   Preferred stock accretion          -          -           -        -           -         -        (170)          -          -
   Issuances of common stock          -          -     314,422        4       1,167         -           -           -          -
   Repurchases of
      common stock                    -          -     (61,963)      (1)       (256)        -           -           -          -
   Foreign currency translation
      adjustment                      -          -           -        -           -         -           -        (517)         -
  Other                               -          -           -        -         (43)        -           -           -          -
                                 ------  ---------  ----------  --------- ---------- ---------- ---------- ----------- ----------
 Balance, December 31, 1995           -  $       -  21,263,828  $   213   $  64,654  $ (1,732) $  (32,894) $   (1,814)  $      -
                                 ======  =========  ==========  ========= ========== ========== ========== =========== ==========

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

--------------------------------------------------------------------------------

                                                                           Ten Months
                                                                              Ended           Year Ended February 28,
                                                                           December 31,     --------------------------
                                                                               1995            1995            1994
                                                                           ------------      ---------       ---------
 OPERATING ACTIVITIES
 Net income (loss)                                                             $  2,252      $ (1,661)       $(18,497)
 Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
   Depreciation and amortization                                                  8,357         9,232           9,559
   Provision for losses on contract receivables                                     601         1,320           2,241
   Provision for deferred income taxes                                            1,253         2,500            (714)
   Earnings less than (in excess of) cash distributions from
      joint ventures and affiliated companies                                    (1,105)          972          (1,708)
   Minority interests in net income of subsidiaries                               1,960            --              --
   (Gain) loss on sale of investment                                                 --          (551)            925
   Unusual items, net of cash                                                      (500)           --           7,786
   Extraordinary loss on early extinguishment of debt                                --            --           5,969
   Premium paid on reacquisition of senior subordinated notes                        --            --          (4,250)
   Changes in operating assets and liabilities, net of acquisitions:
      Contract receivables, net                                                 (88,743)      (13,014)         26,292
      Prepaid expenses and other current assets                                  (3,826)        4,471           4,614
      Other assets                                                               (4,953)       (1,268)           (745)
      Accounts payable and accrued expenses                                      78,801         2,218         (10,233)
      Income taxes payable                                                          157           297          (2,478)
      Deferred revenue                                                            3,314         2,551          (2,412)
      Other liabilities                                                          (3,625)       (5,103)         (2,660)
   Other operating activities                                                        --           219             418
                                                                               --------      --------        --------
      Net Cash Provided by (Used in) Operating Activities                        (6,057)        2,183          14,107
                                                                               --------      --------        --------
 INVESTING ACTIVITIES
 Investments in subsidiaries and affiliates, net of cash acquired                (2,010)         (622)         (2,755)
 Sales of subsidiaries and subsidiary assets                                        735         2,600              --
 Purchases of fixed assets                                                       (1,759)       (2,426)         (1,388)
 Proceeds from sales of fixed assets                                              1,035            --              --
 Other investing activities                                                          --          (600)             --
                                                                               --------      --------        --------
      Net Cash Used in Investing Activities                                      (1,999)       (1,048)         (4,143)
                                                                               --------      --------        --------

 FINANCING ACTIVITIES
 Borrowings under credit facility agreement                                      16,000         5,000          10,000
 Principal payments on credit facility agreement and other borrowings           (17,173)       (1,172)        (47,010)
 Proceeds from issuance of senior subordinated notes and related warrants            --            --         121,488
 Reacquisition of senior subordinated notes and related warrants                 (1,363)           --         (31,559)
 Repurchases of redeemable preferred stock and related warrants                      --          (799)        (27,363)
 Repurchase of preferred stock                                                       --            --          (4,850)
 Subsidiary capital contribution from minority interest                             500            --              --
 Proceeds from issuances of common stock                                            406           395             640
 Repurchases of common stock                                                       (257)         (180)         (3,722)
 Principal payments from notes receivable related to common stock                    --            --             993
 Preferred stock dividends                                                       (1,471)       (1,950)         (5,321)
 Debt issuance costs                                                                 --          (149)         (6,307)
 Other financing activities                                                          55            --             151
                                                                               --------      --------        --------
      Net Cash Provided by (Used in) Financing Activities                        (3,303)        1,145           7,140
                                                                               --------      --------        --------
 Effect of Exchange Rate Changes on Cash                                           (517)          444             (40)
                                                                               --------      --------        --------
 Increase (Decrease) in Cash and Cash Equivalents                               (11,876)        2,724          17,064
 Cash and Cash Equivalents, Beginning of Period                                  28,233        25,509           8,445
                                                                               --------      --------        --------
 Cash and Cash Equivalents, End of Period                                      $ 16,357      $ 28,233        $ 25,509
                                                                               --------      --------        --------

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE A--ORGANIZATION AND NATURE OF OPERATIONS

          ICF Kaiser International, Inc. (ICF Kaiser or the Company) was formed on October 19, 1987, as a holding company for the ICF Kaiser family of companies developed and acquired. These companies provide engineering, construction, program management, and consulting services primarily to the public and private environmental, infrastructure, industry, and energy markets domestically and internationally.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

          Principles of Consolidation: The consolidated financial statements include all subsidiaries (including Kaiser-Hill Company, LLC, effective July 1,
1995) that are controlled by ICF Kaiser. Certain of ICF Kaiser's subsidiaries are partially owned by outside parties. For financial reporting purposes, the assets, liabilities, results of operations, and cash flows of these subsidiaries are included in ICF Kaiser's consolidated financial statements and the outside parties' interests are reflected as minority interests. Investments in unconsolidated joint ventures and affiliated companies are accounted for using the equity method. The difference between the carrying value of investments accounted for under the equity method and the Company's underlying equity is amortized on a straight-line basis over the lives of the underlying assets. All significant intercompany balances and transactions have been eliminated.

          Significant Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Change in Fiscal Year: The Company changed from a fiscal year ending February 28 to a fiscal year ending December 31, effective December 31, 1995. As a result, the accompanying financial statements include consolidated operations for the ten months ended December 31, 1995 and for the years ended February 28, 1995 and 1994.

          Revenue Recognition: Revenue is recorded on cost-type contracts as costs are incurred. Revenue on time-and-materials contracts is recognized to the extent of billable rates times hours delivered plus materials expense incurred. Revenue on long-term, fixed-price contracts is recognized generally using the percentage-of-completion method and, therefore, includes a proportion of expected earnings based on costs incurred to total estimated costs.

          Foreign Currency Translation: Results of operations for foreign entities are translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in shareholders' equity as cumulative translation adjustment.

          Cash Equivalents and Restricted Cash: ICF Kaiser considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. Other assets as of December 31, 1995 and February 28, 1995 included $600,000 of restricted cash and short-term investments, which supported a letter of credit for one of ICF Kaiser's subsidiaries.

          Fixed Assets: Furniture and equipment are carried at cost, or fair value at acquisition if acquired through a purchase of a business, and are depreciated using the straight-line method over their estimated useful lives ranging from three to ten years. Leasehold improvements are carried at cost and are amortized using the straight-line method over the remaining lease term.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

          Goodwill: Goodwill represents the excess of cost over the fair value of the net assets of acquired businesses and is amortized using the straight-line method over periods ranging from five to 40 years. The Company evaluates the recoverability of goodwill on an annual basis by examining undiscounted operating income. Accumulated amortization was $12,785,000 and $11,148,000 at December 31, 1995 and February 28, 1995, respectively.

          Income Taxes: The Company provides for deferred income taxes using the liability method on temporary differences between financial reporting and income tax reporting, which primarily relate to reserves for adjustments and allowances. If necessary, management records a valuation allowance for deferred tax assets. The most significant permanent differences between book and taxable income are nondeductible goodwill amortization, minority interest earnings of a consolidated subsidiary, the effect of foreign taxes, and differences between the book and tax basis of businesses sold.

          Income taxes have not been provided for the undistributed earnings of the Company's foreign subsidiaries, because the Company intends to continue the operations and reinvest the undistributed earnings indefinitely. Undistributed earnings of foreign subsidiaries for which income taxes have not been provided amounted to approximately $5.7 million at December 31, 1995.

          Net Income (Loss) Per Common Share: Net income (loss) per common share is computed using net income (loss) available for common shareholders, as adjusted under the modified treasury stock method, and the weighted average number of common stock and common stock equivalents outstanding during the periods presented. Common stock equivalents include stock options and warrants and additional shares which will be or may be issued in connection with acquisitions. The adjustments required by the modified treasury stock method and for acquisition-related contingencies were anti-dilutive for all loss periods presented and immaterial to the income period presented. Therefore, the adjustments were excluded from earnings per share computations.

          Concentrations of Credit Risk: The Company maintains cash balances primarily in overnight Eurodollar deposits, investment-grade commercial paper, bank certificates of deposit, and U.S. government securities. ICF Kaiser grants uncollateralized credit to its customers. Approximately 64% of ICF Kaiser's contract receivables at December 31, 1995 are from the U.S. government (see Note
D). When practical and in order to mitigate its credit risk to commercial customers, ICF Kaiser obtains advance funding of costs for industrial construction work.

          Long-Lived Assets: The Financial Accounting Standards Board (FASB) recently issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, effective for financial statements for fiscal years beginning after December 15, 1995. It is the Company's current policy to evaluate all long-lived assets on a periodic basis for asset impairment. Therefore, upon formal adoption of this statement in 1996, management does not expect that there will be a material adverse effect on the Company's financial position or operations.

          Stock-Based Compensation: The FASB also recently issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which encourages companies to adopt a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date based on the value of the award and is recognized over the service period. Alternatively, SFAS No. 123 requires the provision of pro forma disclosures of net income and earnings per share as if the fair value method had been adopted when the fair value method is not reflected in the financial statements. The Company has not yet determined whether it will adopt a fair value method of accounting for stock-based compensation or provide pro forma disclosures. The impact of the adoption of this statement on the financial statements cannot be reasonably estimated at this time. The requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

          Reclassifications: Certain reclassifications have been made to the prior period financial statements to conform to the presentation used in the December 31, 1995 financial statements.

NOTE C--DIVESTITURES

          The Company sold a 20% interest in a subsidiary during the year ended February 28, 1995, resulting in a $551,000 pretax gain. During the year ended February 28, 1994, ICF Kaiser sold a portion of its energy engineering business, resulting in a $925,000 pretax loss.

NOTE D--CONTRACT RECEIVABLES

     Contract receivables consist of the following (in thousands):

--------------------------------------------------------------------------------

                                 December 31,  February 28,
                                     1995          1995
                                 ------------  ------------
U.S. government agencies:
   Currently due                   $ 26,162      $ 36,752
   Retention                          1,870         2,026
   Unbilled                         123,890        34,273
                                   --------      --------

                                    151,922        73,051
                                   --------      --------
Commercial clients and state
   and municipal governments:
   Currently due                     64,121        69,317
   Retention                          5,361         4,522
   Unbilled                          16,270         2,834
                                   --------      --------

                                     85,752        76,673
                                   --------      --------

                                    237,674       149,724
Less allowances for
   uncollectible receivables          9,435         9,864
                                   --------      --------

                                   $228,239      $139,860
                                   ========      ========

--------------------------------------------------------------------------------

     U.S. government receivables arise from U.S. government prime contracts and subcontracts. The significant increase in the unbilled U.S. government receivables is due primarily to a contract between the U.S. Department of Energy
(DOE) and Kaiser-Hill Company, LLC (Kaiser-Hill) to perform services at DOE's Rocky Flats Environmental Technology Site in Colorado. Unbilled receivables result from revenue that has been earned but was not billed as of the end of the period. The unbilled receivables can be invoiced at contractually defined intervals and milestones, as well as upon completion of the contract or the federal government cost audit. Generally, retention is not expected to be realized within one year; consistent with industry practice, these receivables are classified as current. Management anticipates that the remaining unbilled receivables will be substantially billed and collected within one year.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE E--JOINT  VENTURES AND AFFILIATED COMPANIES

   ICF Kaiser has ownership interests in certain unconsolidated corporate joint ventures and affiliated companies. The Company's net investments in and advances to these corporate joint ventures and affiliated companies are summarized as follows (in thousands):

--------------------------------------------------------------------------------

                              Ownership
                             Interest at
                             December 31,     December 31,  February 28,
                                 1995             1995          1995
                             ------------     ------------  ------------
Gary PCI Ltd. L.P.                50%           $ 5,257       $ 4,315
LIFAC North America               50%             1,535         1,914
Other                         20% to 50%          3,421         1,793
                                                -------       -------

                                                $10,213       $ 8,022
                                                =======       =======

--------------------------------------------------------------------------------

   Combined summarized financial information of all of ICF Kaiser's corporate joint ventures and affiliated companies is as follows (in thousands):

--------------------------------------------------------------------------------

                             December 31,     February 28,  February 28,
                                 1995             1995          1994
                             ------------     ------------  ------------
Current assets                  $19,082         $15,103       $27,041
Non-current assets               42,400          12,723         6,608
Current liabilities              31,703          15,875        19,034
Non-current  liabilities            446              55           455
Gross revenue                    41,262          52,616        51,282
Net income                        6,606           8,430         8,908

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE F--LONG-TERM DEBT

     ICF Kaiser's long-term debt is as follows (in thousands):

--------------------------------------------------------------------------------

                                                      December 31,  February 28,
                                                          1995          1995
                                                      ------------  ------------
12% senior subordinated notes due 2003                  $123,550      $125,000
Revolving credit facility (interest at 9.0% at
 December 31, 1995)                                        5,000         5,000
Other notes, with interest at varying rates,
 payable in installments through 1998                         92         1,209
                                                        --------      --------


                                                         128,642       131,209
Less unamortized discount on 12%  senior                   3,489         3,898
 subordinated notes                                     --------      --------

                                                         125,153       127,311
Less current maturities                                    5,041           578
                                                        --------      --------

  Long-term debt                                        $120,112      $126,733
                                                        ========      ========

--------------------------------------------------------------------------------

     Scheduled maturities of long-term debt outstanding at December 31, 1995, are as follows: $5,041,000 in 1996, $21,000 in 1997, $30,000 in 1998, and
$123,550,000 in 2003.

     On January 11, 1994, ICF Kaiser issued 125,000 Units, each Unit consisting of $1,000 principal amount of the Company's 12% Senior Subordinated Notes due 2003 (12% Notes) and 4.8 warrants, each to purchase one share of the Company's common stock at an exercise price of $5.00 per share. The warrants expire on December 31, 1998, and additional warrants may be issued under certain anti-dilution provisions. Of the net issue price of $121,487,500 ($125,000,000 less a $3,512,500 discount), $900,000 was allocated to the value of the 600,000 warrants and $120,587,500 to the 12% Notes. The net proceeds were used, in part, to retire the Company's 13.5% Senior Subordinated Notes due 1999 (13.5% Notes), to repurchase preferred stock, to repay the outstanding balance on the Company's then-existing revolving credit facility, and to repurchase warrants associated with the 13.5% Notes and preferred stock. The recapitalization resulted in a $6.0 million extraordinary charge (net of $0 tax benefit due to the unanticipated decline in fiscal 1994's fourth-quarter results) for the early extinguishment of debt and a $1.9 million charge to net income available for common shareholders to repurchase the Series 2C Senior Preferred Stock. In November 1995, the Company's insurance subsidiary repurchased 1,450 of the Units for $1.4 million. In March 1996, the interest rate on the 12% Notes was increased by one percent until the Company achieves and maintains a specified level of earnings (see Note I).

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

  The Company's obligations under the 12% Notes are subordinate to its obligations under the Company's revolving credit facility. Interest payments are due semiannually. The 12% Notes may not be prepaid at the Company's option prior to December 31, 1998. Subsequent to that date, the Company may prepay the 12% Notes at a premium. In addition, the Company agreed to certain business and financial covenants, including restrictions on indebtedness, dividends, acquisitions, and certain types of investments and asset sales. At December 31, 1995, the fair value of the 12% Notes was approximately $116.4 million. The fair value was computed using an average of recently quoted market prices obtained from financial institutions. Net debt issuance costs of $3.8 million and $4.2 million associated with the 12% Notes are classified as other assets at December 31, 1995 and February 28, 1995, respectively, in the accompanying balance sheets. These costs and the discount on the 12% Notes are being amortized over the life of the notes.

  The Company has a $60 million revolving credit facility (the Credit Facility) provided by a consortium of banks (the Banks). ICF Kaiser International, Inc. and certain of its subsidiaries, which are guarantors of the Credit Facility, granted the Banks a security interest in their accounts receivable and certain other assets. The Credit Facility limits the payment of cash dividends, requires the maintenance of specified financial ratios, and has a $20 million limitation on cash borrowings. Total available credit is determined from a borrowing base calculation based on accounts receivable. ICF Kaiser and the Banks entered into amendments in 1995 that modified financial ratios and other terms of the Credit Facility. As of December 31, 1995, there were $5.0 million in borrowings outstanding under the Credit Facility, in addition to letters of
credit, and the Company had $23.5    million of available credit under the
Credit Facility. The Credit Facility contains Eurodollar and alternate base interest rate alternatives with margins dependent upon the Company's financial operating results, and expires on October 31, 1996. The outstanding letters of credit were $7.1 million at December 31, 1995, and issued principally to support performance guarantees under certain contracts.

  One of the Company's subsidiaries has a $50 million receivables purchase facility to support the working capital requirements of the subsidiary under its contract. The receivables purchase facility requires the subsidiary to maintain a specified tangible net worth and contains certain default provisions for delinquent receivables. Program fees consist of 0.30% per annum of the unused portion of the facility and 0.45% per annum of the used portion of the facility. The receivables purchase facility is non-recourse to ICF Kaiser International, Inc. and expires on June 30, 1998.

  There are 275,088 common stock warrants that were issued with the 13.5% Notes that remained outstanding following the repurchase of the other warrants in January 1994. The warrants expire on May 15, 1999, and are exercisable at any time for shares of ICF Kaiser Common Stock at $6.87 per share. Additional warrants may be required to be issued under certain anti-dilution provisions.

NOTE G--CONTINGENCIES

  In the course of the Company's normal business activities, various claims or charges have been asserted and litigation commenced against the Company arising from or related to properties, injuries to persons, and breaches of contract, as well as claims related to acquisitions and dispositions. Claimed amounts may not bear any reasonable relationship to the merits of the claim or to a final court award. In the opinion of management, an adequate reserve has been provided for final judgments, if any, in excess of insurance coverage, that might be rendered against the Company in such litigation.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

  The Company may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other federal laws and regulations. The Company currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against the Company by these agencies. Management does not believe that there will be any material adverse effect on the Company's financial position, operations, or cash flows as a result of these investigations.

  The Company has a substantial number of cost-reimbursement contracts with the U.S. government, the costs of which are subject to audit by the U.S. government. As a result of such audits, the government asserts, from time to time, that certain costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with federal procurement regulations. Management believes that the potential effect of disallowed costs, if any, for the periods currently under audit and for periods not yet audited, has been provided for adequately and will not have a material adverse effect on the Company's financial position, operations, or cash flows.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE H--INCOME TAXES

  The components of income (loss) before income taxes and minority interests and the related provision (benefit) for income taxes are as follows (in thousands):

--------------------------------------------------------------------------------

                                      Ten Months
                                        Ended       Year Ended February 28,
                                     December 31,   ----------------------
                                         1995          1995       1994
                                       -------        ------    --------

Income (loss) before income
 taxes, minority interests, and
 extraordinary item:
  Domestic                             $ 7,419        $1,217    $(11,894)
  Foreign                               (1,116)           22        (983)
                                       -------        ------    --------

                                       $ 6,303        $1,239    $(12,877)
                                       =======        ======    ========
Provision (benefit) for income
 taxes:
  Federal:
    Current                            $   171        $  120    $      -
    Deferred                             2,020         2,328        (652)
                                       -------        ------    --------

                                         2,191         2,448        (652)
                                       -------        ------    --------
  State:
    Current                                258           100           -
    Deferred                               293           172         (62)
                                       -------        ------    --------

                                           551           272         (62)
                                       -------        ------    --------
  Foreign:
    Current                                409           180         365
    Deferred                            (1,060)            -           -
                                       -------        ------    --------

                                          (651)          180         365
                                       -------        ------    --------

                                       $ 2,091        $2,900    $   (349)
                                       =======        ======    ========

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

    The tax effects of the principal temporary differences and carryforwards that give rise to the Company's deferred tax asset are as follows (in thousands):

--------------------------------------------------------------------------------

                                                  December 31,   February 28,
                                                     1995            1995
                                                  ------------   ------------
Reserves for adjustments and allowances             $ 8,984        $ 8,507
Vacation and incentive compensation accruals          6,655          5,443
Litigation settlement                                (2,676)             -
Joint ventures                                       (1,969)        (1,610)
Net operating loss carryforwards                        711          2,247
Tax credit carryforwards                              2,077          1,063
Other                                                 1,482          1,233
                                                    -------        -------

Deferred income tax asset                            15,264         16,883
Valuation allowance                                  (3,330)        (3,330)
                                                    -------        -------

  Deferred income tax asset, net                    $11,934        $13,553
                                                    =======        =======

--------------------------------------------------------------------------------

    Because of the reported losses for the year ended February 28, 1994, a $3.3 million valuation allowance was established in that year for deferred tax assets. Although the level of pretax income has increased substantially since that period (with a corresponding increase in taxable income), the Company has maintained the valuation allowance. At December 31, 1995, the Company had deferred tax assets of $0.7 million related to net operating loss carryforwards, of which $0.5 million expire within the next five years and $0.2 million expire in 2008. Additionally, the Company has deferred tax assets of $2.1 million related to tax credit carryforwards, the majority of which expire in 1998 to 2009. Management believes that the Company's expected levels of pretax earnings, when adjusted for nondeductible expenses such as goodwill amortization, will generate sufficient future taxable income to realize the $11.9 million deferred tax asset (net) within the next five years.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

    The effective income tax (benefit) rate varied from the federal statutory income tax rate because of the following differences:

--------------------------------------------------------------------------------

                                          Ten Months
                                            Ended       Year Ended February 28,
                                         December 31,   -----------------------
                                             1995          1995        1994
                                         -----------    ----------  -----------
Statutory tax rate (benefit)                 34.0%         34.0%      (34.0)%
                                            -----         -----      ------
Changes in tax rate (benefit) from:
  Goodwill amortization                      11.7          69.9         9.9
  Minority interest earnings of a
    consolidated subsidiary                 (11.0)            -           -
  Differences between book and tax basis
    of businesses sold                          -           7.4         7.3
  State income taxes                          5.8          14.5        (0.3)
  Foreign taxes (benefit)                    (9.2)         67.8         4.8
  Valuation allowance                           -             -         9.2
  Business meals, entertainment, and dues     5.1          30.9         1.4
  R&D credits                                (5.5)            -           -
  Subsidiary preferred dividends                -           1.9         0.1
  Adjustment of prior years' accruals         2.1           3.8        (2.4)
  Other                                       0.2           3.8         1.3
                                            -----         -----      ------

                                             (0.8)        200.0        31.3
                                            -----         -----      ------

                                             33.2%        234.0%      (2.7)%
                                            =====         =====      ======

--------------------------------------------------------------------------------

    One of the Company's consolidated subsidiaries, Kaiser-Hill, is a flow-through entity for tax purposes and is partially owned by an outside party. Accordingly, the provision for income taxes in the accompanying financial statements was computed based on the Company's taxable share of Kaiser-Hill's income. The tax rate effect of the outside party's share of income is reflected above as minority interest earnings of a consolidated subsidiary. Kaiser-Hill began operations during the ten months ended December 31, 1995.

    The tax provision for the year ended February 28, 1995 reflects the deemed dividend from the repatriation of overseas funds to the United States that currently could not be offset by foreign tax credits. For the past several years, the Company has had ongoing negotiations, filings, and litigation with the Internal Revenue Service (IRS) related to settlement of its tax liabilities and the liabilities associated with affiliates of acquired companies. During the year ended February 28, 1995, ICF Kaiser's 1989-1992 tax returns were accepted as filed, resulting in the receipt of refunds from the IRS with interest. An agreement also was reached with the IRS as to the amount of interest owed in connection with previously settled years (1977-1986). The overall impact on pretax earnings for the year ended February 28, 1995 was a reduction of net interest expense of $1.3 million related to interest refunds.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE I--PREFERRED STOCK

     Preferred Stock of the Company is as follows (in thousands):

--------------------------------------------------------------------------------

                                                   December 31,   February 28,
                                                       1995           1995
                                                   ------------   ------------
Series 2D Senior Preferred Stock, par value
 $0.01 per share; liquidation value
 $20,000,000; 200 shares designated, issued,
 and outstanding                                      $20,000        $20,000
Less unamortized discount, warrant value, and
 issue costs                                             (213)          (383)
                                                      -------        -------
 Redeemable Preferred Stock                           $19,787        $19,617
                                                      =======        =======

--------------------------------------------------------------------------------

     Series 2D Senior Preferred Stock: The Series 2D Senior Preferred Stock (Series 2D Preferred Stock) together with five-year detachable warrants (Series 2D Warrants) were issued in fiscal 1992 for a price of $20,000,000 (less a discount of $100,000). Of the net price of $19,900,000, $400,000 was allocated to the value of the warrants and $19,500,000 was allocated to the value of the stock. The value of the Series 2D Preferred Stock was reduced further by issue costs.

     Dividends on the Series 2D Preferred Stock are $9,750 per share per annum, cumulative. Each of the shares has a liquidation preference of $100,000 ($20 million in the aggregate). The issue carries voting rights equal to 2,380,952 shares of ICF Kaiser Common Stock. The Series 2D Preferred Stock may be redeemed at ICF Kaiser's option at 106.25% of the original price and is subject to mandatory redemption at liquidation value on January 13, 1997. Because of technical limitations on the payment of dividends contained in the Indenture governing the Company's 12% Notes (see Note F), the Company did not pay the November 30, 1995 and February 29, 1996 accrued dividends in the aggregate amount of $975,000. Dividends in arrears at December 31, 1995 were $487,500.
If dividends are in arrears in excess of 100 days or redemption does not occur in January 1997, the holder of the Series 2D Preferred Stock will have the exclusive right to elect two additional directors and to prohibit or limit the Company from taking certain specified extraordinary actions without the holder's consent. In March 1996, the Company and the holders of the 12% Notes amended the Indenture to permit payment of all accrued but unpaid dividends (which were then paid) and all future dividends. As consideration for this amendment, the interest rate on the 12% Notes was increased by one percent from March 1996 until the Company achieves and maintains a specified level of earnings.

     The Series 2D Warrants expire in November 1997 and may be exercised for 2,680,952 shares of ICF Kaiser Common Stock at an exercise price of $6.90 per share. In lieu of exercising the warrants, the holder may, at the holder's option, require the Company to pay it cash or issue shares of ICF Kaiser's Common Stock equal to the difference between the current market price of the Company's common stock and 90% of the warrants' current exercise price. In the event that the Company cannot make a cash payment to the holder of the warrants without violating certain covenants contained in the Company's agreements relating to certain indebtedness, the Company will make such payment in common stock. Additional warrants may be issued under certain anti-dilution provisions.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

     Junior Preferred Stock: The Company has authorized 200 shares of Series 1 Junior Convertible Preferred Stock, par value $0.01 per share, with a liquidation value of $20,000,000 and 500,000 shares of Series 4 Junior Preferred Stock, par value $0.01 per share, with a liquidation value of $500,000. There were no shares issued or outstanding on either series as of December 31, 1995 and February 28, 1995.

NOTE J--COMMON STOCK

     Notes Receivable Related to Common Stock: Notes receivable related to ICF Kaiser Common Stock pertain to promissory notes from certain current and former members of senior management in accordance with their compensation agreements collateralized by shares of ICF Kaiser Common Stock.

     Shareholder Rights Plan: The Shareholder Rights Plan (Rights Plan) is designed to provide the Board of Directors (the Board) with the ability to negotiate with a person or group that might, in the future, make an unsolicited attempt to acquire control of ICF Kaiser, whether through the accumulation of shares in the open market or through a tender offer that does not offer an adequate price. The Rights Plan provides for one Right (Right) for each outstanding share of ICF Kaiser Common Stock. Each Right entitles the holder to purchase 1/100 of a share of Series 4 Junior Preferred Stock at a purchase price of $50. The Rights generally may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board because the Board may, at its option, following the acquisition by any person or group of 20% of the outstanding shares of ICF Kaiser Common Stock, redeem the Rights upon payment of the redemption price of $0.01 per Right. The Rights are not triggered by the acquisition of beneficial ownership of more than 20% of ICF Kaiser Common Stock by the initial holder of the Series 2D Preferred Stock. Unless redeemed earlier by the Board, unexercised Rights expire on January 13, 2002.

     Other: At December 31, 1995, ICF Kaiser was obligated to issue 396,167 shares of the Company's common stock pursuant to an agreement with a former employee. Accordingly, this liability has been recognized in the accompanying financial statements. The shares were issued in March 1996. 275,000 of these shares are being held by the Company pursuant to a pledge agreement as security for an amount receivable from the former employee.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE K--LEASES

     Future minimum payments on noncancelable operating leases for office space and on other noncancelable operating leases with initial or remaining terms in excess of one year are as follows on December 31, 1995 (in thousands):

--------------------------------------------------------------------------------

                          1996            $  24,066
                          1997               19,949
                          1998               17,366
                          1999               15,701
                          2000               12,586
                       Thereafter            20,312
                                          ---------
                                          $ 109,980
                                          =========

--------------------------------------------------------------------------------

     The total rental expense for all operating leases was $24,950,000, $31,176,000, and $30,833,000 for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994, respectively. Sublease rental income was $3,189,000, $3,944,000, and $2,225,000, for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994, respectively. Minimum future sublease rentals to be received under noncancelable subleases during 1996 are approximately $1,967,000.

NOTE L--STOCK OPTIONS

     The ICF Kaiser Stock Incentive Plan provides for the issuance of options, stock appreciation rights, restricted shares, and restricted stock units of up to an aggregate of 6,000,000 shares of ICF Kaiser Common Stock. Awards are made to employees of ICF Kaiser at the discretion of the Compensation Committee of the Board. The plan provides that the option price is not to be less than the fair market value on the date of grant.

       Stock option activity under this plan and other options granted for the periods indicated is as follows:

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                            Shares         Option Price
                                          ---------      ---------------

Balance, March 1, 1993                    1,946,000      $5.99 to $17.00

Granted                                     390,000      $4.17 to $ 6.79
Canceled                                    (10,000)     $8.25 to $12.83
Expired                                     (30,000)     $5.04 to $12.83
                                          ---------

Balance, February 28, 1994                2,296,000      $4.17 to $17.00

Granted                                     824,000      $2.34 to $ 4.41
Canceled                                   (453,000)     $2.64 to $16.23
Expired                                    (250,000)     $4.41 to $16.23
                                          ---------

Balance, February 28, 1995                2,417,000      $2.34 to $17.00

Granted                                     678,000      $3.50 to $ 4.42
Canceled                                   (257,000)     $8.25
Expired                                    (382,000)     $2.64 to $16.23
Exercised                                    (4,000)     $2.64 to $ 2.68
                                          ---------

Balance, December 31, 1995                2,452,000      $2.34 to $17.00
                                          =========

Exercisable at December 31, 1995          1,090,000      $2.34 to $17.00
                                          =========

--------------------------------------------------------------------------------

     At December 31, 1995, 1,985,835 shares were available for the granting of options. There were 242,000 exercisable options outstanding at an option price below the fair market value of ICF Kaiser Common Stock at December 31, 1995. In March 1995, the Company canceled 257,000 options granted to employees at an exercise price of $8.25 and granted 86,000 options to them at an exercise price of $4.09.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE M--EMPLOYEE BENEFIT PLANS

     ICF Kaiser and certain of its subsidiaries sponsor a number of benefit plans covering substantially all employees who meet minimum length of service requirements. These plans include the ICF Kaiser International, Inc. Retirement Plan (Retirement Plan), a defined-contribution profit sharing plan that provides for contributions by the Company based on a percentage of covered compensation; the ICF Kaiser International, Inc. Section 401(k) Plan (401(k) Plan), a cash or deferred-compensation arrangement that allows employees to defer portions of their salary, subject to certain limitations; and the ICF Kaiser International, Inc. Employee Stock Ownership Plan (ESOP) under which the Company made contributions based on a percentage of covered compensation. Effective March 1, 1993, the Company made contributions equal to 20% of the first 4% of employee contributions to the 401(k) Plan and 2% of covered compensation to the ESOP. Effective March 1, 1994, the Company increased its matching contribution to the 401(k) Plan to 50% of the first 4% of employee contributions and discontinued contributions to the ESOP. Total expense for these plans for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994 was $5,711,000, $6,466,000, and $8,041,000, respectively. As of December 31, 1995, the Retirement Plan, 401(k) Plan, and ESOP owned 1,036,437, 175,937, and 2,104,240 shares, respectively, of ICF Kaiser Common Stock.

     Certain of the Company's employees are covered by union-sponsored, collectively bargained, multi-employer pension plans. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. Pension expense for these plans was $3,676,000, $2,525,000, and $2,150,000 for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994, respectively.

NOTE N--OTHER POSTRETIREMENT BENEFITS

     The Company provides certain postretirement benefits to a limited group of retirees. The cost of these benefits is funded when paid and limited to a fixed amount per participant. The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of March 1, 1993, and recorded the transition obligation on the delayed recognition basis.

     The funded status of the plan is as follows (in thousands):

--------------------------------------------------------------------------------

                                                   December 31,   February 28,
                                                       1995           1995
                                                   ------------   ------------
Accumulated postretirement benefit obligation
 (APBO)                                              $  7,843       $  9,537
Unamortized  transition obligation                    (11,427)       (12,257)
Unrecognized net gain                                   5,554          4,121
                                                     --------       --------

Accrued postretirement benefit cost                  $  1,970       $  1,401
                                                     ========       ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

     The net periodic postretirement benefit cost consists of the following (in thousands):

--------------------------------------------------------------------------------

                                         Ten Months
                                           Ended       Year Ended February 28,
                                        December 31,   -----------------------
                                            1995        1995            1994
                                        ------------   ------          ------

Interest cost                              $  541      $  920          $  938
Amortization of transition obligation         830         980             981
Amortization of unrecognized net gain        (214)          -               -
                                           ------      ------          ------

  Net periodic postretirement benefit
   cost                                    $1,157      $1,900          $1,919
                                           ======      ======          ======

--------------------------------------------------------------------------------

     All service cost related to the participants' benefits was included in the transition obligation.

     The discount rate at both December 31, 1995 and February 28, 1995 was 7%. The 1995 health care cost trend rate is 5%, effective until 2008 when the cost will be in excess of the Company's maximum obligation. If the trend rate was increased by 1% for each year, the APBO as of December 31, 1995 would increase by approximately 3%. Due to changes in assumptions made, including reductions in premiums paid by the Company, the APBO was reduced by approximately $1.6 million during the ten months ended December 31, 1995. These reductions in the APBO will be amortized over the average remaining life expectancy of the plan's participants.

NOTE O--BUSINESS SEGMENT, MAJOR CUSTOMERS, AND FOREIGN OPERATIONS

     Business Segment: ICF Kaiser operates predominantly in one industry segment in which it provides engineering, construction, program management, and consulting services.

     Major Customers: Gross revenue from major customers is as follows (in thousands):

--------------------------------------------------------------------------------

                                         Ten Months
                                           Ended      Year Ended February 28,
                                        December 31,  -----------------------
                                            1995         1995         1994
                                        ------------  ----------     --------

U.S. Department of Energy                 $623,149     $517,478      $312,889
U.S. Environmental Protection Agency        55,527       62,783        63,109
Other U.S. government agencies              41,182       44,969        49,105
                                          --------     --------      --------

  Total U.S. government                   $719,858     $625,230      $425,103
                                          ========     ========      ========

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

     Foreign Operations: Gross revenue and operating income from foreign operations and foreign assets of all consolidated subsidiaries and branches were as follows (in thousands):

--------------------------------------------------------------------------------

                                     Ten Months
                                       Ended          Year Ended February 28,
                                    December 31,     ------------------------
                                        1995           1995            1994
                                      --------       --------        --------
Foreign gross revenue:
  Europe                              $ 14,237       $ 16,758        $ 11,600
  Pacific                               28,002         35,189          21,997
  Other                                  1,189          2,122           2,793
                                      --------       --------        --------
                                        43,428         54,069          36,390
Domestic gross revenue                 873,316        807,449         615,267
                                      --------       --------        --------

  Total gross revenue                 $916,744       $861,518        $651,657
                                      ========       ========        ========

Foreign operating income (loss):
  Europe                              $  1,426       $  2,600        $  1,742
  Pacific                                2,511           (350)         (1,899)
  Other                                     20            (44)           (255)
                                      --------       --------        --------
                                         3,957          2,206            (412)
Domestic operating income (loss)        13,548         11,482          (4,818)
                                      --------       --------        --------

  Total operating income (loss)       $ 17,505       $ 13,688        $ (5,230)
                                      ========       ========        ========
Foreign assets:
  Europe                              $ 12,905       $  9,950        $  6,410
  Pacific                               11,024         14,813          14,626
  Other                                    137            182              14
                                      --------       --------        --------
                                        24,066         24,945          21,050
Domestic assets                        345,451        256,477         260,148
                                      --------       --------        --------

  Total assets                        $369,517       $281,422        $281,198
                                      ========       ========        ========

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE P--UNUSUAL ITEMS

     During the ten months ended December 31, 1995, the Company recorded $0.5 million in additional income (net), consisting of the following unusual items: income in settlement of litigation against the IRS, associated with an affiliate of an acquired company, net of an accrual for related expenses ($6.8 million); a charge to accrue the net settlement cost and legal expenses of other litigation ($4.6 million); a charge to accrue for severance for the termination of 110 employees in the engineering and international groups ($1.0 million); and a charge to accrue for consolidation of office space ($0.7 million). As a part of management's continuing efforts to identify areas in which costs can be reduced, the Company has chosen to terminate a group of underutilized employees and consolidate office space. Management expects that all actions associated with the termination of employees and office space consolidation will be completed by December 31, 1996.

     During the year ended February 28, 1994, the Company completed a corporate reorganization, performed a comprehensive review of its key business lines and its cost structure, and designed and implemented action plans intended to return the Company to long-term profitability. As a result, the Company recorded an $8.7 million pretax charge to cover the cost of downsizing the work force ($2.5 million), consolidating office space and renegotiating significant leases ($5.1 million), and restructuring certain international operations ($1.1 million).
All actions have been completed, and there is no further liability outstanding as of December 31, 1995 associated with this plan.

NOTE Q--SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is as follows (in thousands):

--------------------------------------------------------------------------------

                                     Ten Months
                                       Ended          Year Ended February 28,
                                    December 31,     ------------------------
                                        1995           1995            1994
                                      --------       --------        --------
Cash payments for interest            $  7,898       $ 14,961        $ 10,565
Cash payments (refunds) for
 income taxes                            1,306         (1,026)           (106)

Non-cash transactions:
  Issuance of common stock in
   connection with an acquisition          765              -               -
  Decrease of ESOP guaranteed
   bank loan                                 -              -          (5,000)
  Sale of investment                         -            735           2,600

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE R--SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for full fiscal quarters for the ten months ended December 31, 1995 and the year ended February 28, 1995 is presented in the following tables (in thousands, except per share amounts):

--------------------------------------------------------------------------------

  Ten Months Ended December 31, 1995:
                                                 Third      Second     First
                                                 Quarter    Quarter    Quarter
                                                 --------   --------   -------
Gross revenue                                    $319,870   $268,274   $192,983
Service revenue                                  $147,391   $117,645   $105,498
Operating income                                 $  5,815   $  5,497   $  3,762
Net income                                       $    896   $    575   $    163
Primary and fully diluted
  net income (loss) per common share             $   0.02   $   0.00   $  (0.02)
Market price per share:
  High                                           $   4.75   $   4.63   $   5.00
  Low                                            $   3.25   $   3.75   $   3.75

  Year Ended February 28, 1995:

                                      Fourth     Third      Second     First
                                      Quarter    Quarter    Quarter    Quarter
                                      --------   --------   --------   --------
Gross revenue                         $206,154   $235,912   $208,961   $210,491
Service revenue                       $111,372   $125,345   $109,919   $113,150
Operating income                      $  3,234   $  2,962   $  3,273   $  4,219
Net income (loss)                     $   (943)  $   (323)  $   (613)  $    218
Primary and fully diluted
  net income (loss) per common share  $  (0.07)  $  (0.04)  $  (0.05)  $  (0.02)
Market price per share:
  High                                $   4.38   $   4.13   $   2.63   $   3.88
  Low                                 $   2.63   $   2.38   $   2.00   $   2.25

--------------------------------------------------------------------------------

     At February 29, 1996 there were 21,398,053 shares of common stock outstanding held by 1,356 holders of record.

--------------------------------------------------------------------------------

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------

NOTE S--COMPARATIVE STATEMENT OF OPERATIONS INFORMATION (UNAUDITED)

     Unaudited operating results for the ten months ended December 31, 1994 are as follows (in thousands):

--------------------------------------------------------------------------------

GROSS REVENUE                                                         $ 732,370
  Subcontract and direct material costs                                (343,369)
  Equity in income of joint ventures and
    affiliated companies                                                  2,995
                                                                      ---------

SERVICE REVENUE                                                         391,996

OPERATING EXPENSES
  Direct cost of services and overhead                                  337,120
  Administrative and general                                             34,292
  Depreciation and amortization                                           7,688
                                                                      ---------

OPERATING INCOME                                                         12,896

OTHER INCOME (EXPENSE)
  Gain on sale of investment                                                551
  Interest income                                                         1,492
  Interest expense                                                      (12,138)
                                                                      ---------

INCOME BEFORE INCOME TAXES                                                2,801
  Income tax provision                                                    2,962
                                                                      ---------

NET LOSS                                                              $    (161)
                                                                      =========

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
         -------------------------------------------

         The following table sets forth the estimated expenses payable by the Registrant with respect to the offering described in this Registration
Statement:

           Securities and Exchange Commission registration fee        $249.66*

           Legal fees and expenses                                    $1,000

           Accounting fees and expenses                               $1,000

           Miscellaneous expenses                                     $5,000
                                                                      ---------
           Total                                                      $7,249.66*


* An aggregate SEC registration fee of $1,471.28 was paid in connection with the registration of 1,078,667 shares of Common Stock included in this Registration Statement but initially registered on Form S-1 (No. 33-64655) declared effective March 6, 1996.

Item 14. Indemnification of Directors and Officers
         -----------------------------------------

         Under the Delaware General Corporation Law ("Delaware Law"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the person's past or present service as a director, officer, employee, or agent of the corporation or of the person's past or present service, at the corporation's request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Under the Delaware Law, a corporation may indemnify such persons against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement that are actually and reasonably incurred by that person in connection with such action. The Delaware Law provides, however, that such person must have acted in good faith and in a manner that such person reasonably believed to be in (or not opposed to) the corporation's best interests. In respect of any criminal action or proceeding, an indemnifiable person must have no reasonable cause to believe such conduct to be unlawful. In addition, the Delaware Law permits no indemnification in any action by or in the right of the corporation where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in spite of liability adjudication.

         The sections of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws relating to indemnification of directors and officers provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware Law.

Item 15. Recent Sales of Unregistered Securities
         ---------------------------------------

         On March 21, 1995, in connection with the termination of the employment of Mr. John G. Balch from the employ of a subsidiary of the Registrant, the Registrant agreed to issue 396,167 shares of Common Stock to Mr. Balch; all of the 396,167 shares were issued on November 15, 1995. All of the shares are restricted and legended against transfer. The issuance of the shares was effected without registration, in reliance upon the exemption available under Section 4(2) of the Securities Act. The shares subsequently were registered for resale (No. 33-64655).

         On July 28, 1995, in connection with the acquisition of EDA Incorporated, the Registrant issued an aggregate of 722,500 shares of Common Stock to a total of five former shareholders of such company, each of whom gave an investment representation with respect to the Registrant's shares acquired by him. All of the shares are restricted and legended against transfer. The issuance of the shares was effected without registration, in reliance upon the exemption available under Section 4(2) of the Securities Act. The shares subsequently were registered for resale (No. 33-64655).

         On January 31, 1996, in connection with the acquisition of The IPC Company, the Registrant issued an aggregate of 100,000 shares of Common Stock to The IPC Company which indicated an intent subsequently to distribute all of the 100,000 shares to five of its shareholders. The IPC Company and the five IPC shareholders each gave an investment representation with respect to the Registrant's shares acquired by it or him. All of the shares are restricted and legended against transfer. The issuance of the shares was effected without registration, in reliance upon the exemption available under Section 4(2) of the Securities Act. The shares subsequently were registered for resale (No. 33-64655).

         On July 1, 1996, in connection with the acquisition of Georgia A. Wilson & Associates, Inc., the Registrant issued an aggregate of 454,545 shares of Common Stock to a total of three former shareholders of such company, each of whom gave an investment representation with respect to the Registrant's shares acquired by her or him. All of the shares are restricted and legended against transfer. The issuance of the shares was effected without registration, in reliance upon the exemption available under Section 4(2) of the Securities Act. These shares are being registered for resale pursuant to the instant Registration Statement.

Item 16. Exhibits and Financial Statement Schedules
         ------------------------------------------

         The following exhibits and financial statement schedule are filed as part of this Registration Statement.

                                 (a) Exhibits

Exhibit No. 3 -- Articles of Incorporation and By-laws

    3(a) Certificate of Incorporation of ICF Kaiser International, Inc. (restated through June 26, 1993) (Incorporated by reference to Exhibit No. 3(a) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

    3(b) Amended and Restated By-laws of ICF Kaiser International, Inc. (as amended through June 23, 1995) (Incorporated by reference to Exhibit No. 3(b) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the second quarter of fiscal 1995 filed with the Commission on October 13, 1995)

Exhibit No. 4 -- Instruments Defining the Rights of Security Holders, including Indentures

    4(a) Indenture dated as of January 11, 1994, between the Registrant and The Bank of New York, as Trustee (Incorporated by reference to Exhibit No. 4(a) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)
         1. First Supplemental Indenture dated as of February 17, 1995. (Incorporated by reference to Exhibit No. 4(a)(1) to Annual Report on Form 10-K Registrant No. 1-12248 for fiscal year 1995 filed with the Commission on May 23, 1995)
         2. Second Supplemental Indenture dated September 1, 1995 (Incorporated by reference to Exhibit No. 4(a) (2) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30, 1995)
         3. Third Supplemental Indenture dated October 20, 1995 (Incorporated by reference to Exhibit No. 4(a)(3) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30, 1995)
         4. Fourth Supplemental Indenture dated as of March 8, 1996 (Incorporated by reference to Exhibit No. 4 (a) (4) to Transition Report on Form 10-K Registrant No. 1-12248 for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)
         5.   Fifth Supplemental Indenture dated as of June 24, 1996

    4(b) Form of 12% Senior Subordinated Note due 2003 (Incorporated by reference to Exhibit No. 4(b) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

    4(c) Form of Common Stock Purchase Warrant expiring May 15, 1999 (as amended and restated through January 11, 1994) (Incorporated by reference to Exhibit No. 4(e) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

    4(d) ICF Kaiser International, Inc. Series 2D Warrant, No. 2D-2, dated January 11, 1994 (Incorporated by reference to Exhibit No. 4(f) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the third quarter of fiscal 1994 filed with the Commission on January 14,
              1994)

    4(e) Securities Purchase Agreement by and among ICF Kaiser International, Inc., IFINT-USA Inc., and FIMA Finance Management Inc., B.V.I. dated as of December 20, 1990 (Incorporated by reference to Exhibit No. 4(b) to Quarterly Report on Form 10-Q Registrant No. 0-18025 for the third quarter of fiscal 1991 filed with the Commission on January 14, 1991)
         1. Amendment No. 1 to Securities Purchase Agreement dated as of January 13, 1992 (Incorporated by reference to Exhibit No. 4(e)(1) to Quarterly Report on Form 10-Q Registrant No. 0-18025 for the third quarter of fiscal 1992 filed with the Commission on January 14, 1992)
         2. Amendment No. 2 to Securities Purchase Agreement (Incorporated by reference to Exhibit 4(g)(2) to Amendment No. 2 to Registration Statement on Form S-1 (No. 33-70986) filed with the Commission on December 23, 1993)

    4(f) Amended and Restated Registration Rights Agreement dated as of January 13, 1992, between ICF Kaiser International, Inc. and FIMA Finance Management Inc., (Incorporated by reference to Exhibit No. 4(f) to Quarterly Report on Form 10-Q Registrant No. 0-18025 for the third quarter of fiscal 1992 filed with the Commission on January 14, 1992)

    4(g) Rights Agreement, dated as of January 13, 1992, between ICF Kaiser International, Inc. and Office of the Secretary, ICF Kaiser International, Inc. as Rights Agent, including
         1.   Form of Certificate of Designations of Series 4 Junior Preferred
              Stock
         2.   Form of Rights Certificate
         3. Summary of Rights to Purchase Preferred Stock (Incorporated by reference to Exhibit No. 4(h) to Quarterly Report on Form 10-Q Registrant No. 0-18025 for the third quarter of fiscal 1992 filed with the Commission on January 14, 1992)

    4(h) Warrant Agreement dated as of January 11, 1994, between the Registrant and The Bank of New York, as Warrant Agent (Incorporated by reference to Exhibit No. 4(c) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

    4(i) Form of Warrant expiring December 31, 1998 (Incorporated by reference to Exhibit No. 4(d) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

Exhibit No. 5 -- Opinion and Consent of Paul Weeks, II

Exhibit No. 10 -- Material Contracts

    10(a) Credit Agreement dated as of May 6, 1996, with CoreStates N.A., as agent (Incorporated by reference to Exhibit No. 10(r) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the second quarter of fiscal 1996 filed with the Commission on August 14, 1996)

    10(b) ICF Kaiser International, Inc. Employee Stock Ownership Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(c) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)
         1. Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(l)(1) to Annual Report on Form 10-K Registrant No. 1-12248 for fiscal 1995 filed with the Commission on May 23, 1995)
         2. Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(b)(2) to Transition Report on Form 10-K Registrant No. 1-12248 for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29,
              1996)

    10(c) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International Employee Stock Ownership Plan (Incorporated by reference to Exhibit No. 10(c) to Registration Statement on Form S-1 Registrant No. 33-64655 filed with the Commission on November 30, 1995)

    10(d) ICF Kaiser International, Inc. Retirement Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(d) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)
         1. Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(d)(1) to Annual Report on Form 10-K Registrant No. 1-12248 filed with the Commission on May 23, 1995.)
         2. Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(d)(2) to Transition Report on Form 10-K Registrant No. 1-12248 for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29,
              1996)

    10(e) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International, Inc. Retirement Plan (Incorporated by reference to Exhibit No. 10(e) to Registration Statement on Form S-1 (Registrant No. 33-64655) filed with the Commission on November 30, 1995)

    10(f) Lease Agreement between HMCE Associates (as Landlord) and ICF Kaiser Incorporated (as Tenant), dated January 30, 1987, for the lease of the Registrant's headquarters in Fairfax, Virginia (Incorporated by reference to Exhibit No. 10(a) to Registration Statement on Form S-1 (No. 33-31473) filed with the Commission on October 6, 1989)
         1. First Amendment entered into August 31, 1987 (Incorporated by reference to Exhibit No. 10(a) to Registration Statement on Form S-1 (No. 33-31473) filed with the Commission on October 6, 1989)
         2. Second Amendment entered into September 23, 1987 (Incorporated by reference to Exhibit No. 10(a) to Registration Statement on Form
              S-1 (No.33-31473) filed with the Commission on October 6, 1989)
         3.   Third Amendment entered into as of February 12, 1990 (Incorporated by reference to Exhibit No. 10(a) to Annual Report on Form 10-K
              Registrant No. 0-18025 filed with the Commission on April 25,
              1990)

    10(g) Lease Agreement between HMCE Associates Limited Partnership (as Landlord) and American Capital and Research Corporation (as Tenant), dated April 27, 1988, for the lease of space in the building adjacent to the Registrant's headquarters in Fairfax, Virginia (Incorporated by reference to Exhibit No. 10(b) to Registration Statement on Form S-1 (No. 33-31473) filed with the Commission on October 6, 1989)
         1. First Amendment entered into July 29, 1988. (Incorporated by reference to Exhibit No. 10(b) to Annual Report on Form 10-K (Registrant No. 0-18025) filed with the Commission on April 25,
              1990)
         2. Second Amendment entered into as of February 12, 1990 (Incorporated by reference to Exhibit No. 10(b) to Annual Report on Form 10-K Registrant No. 0-18025 filed with the Commission on April 25, 1990)
         3. Third Amendment entered into as of December 22, 1992 (Incorporated by reference to Exhibit No. 10(h)(3) to Annual Report on Form 10-K Registrant No. 1-12248 for the fiscal year ended February 28, 1993 filed with the Commission on May 21, 1993)

    10(h) Amended and Restated Lease Agreement by and between Kaiser Engineers, Inc. and 1800 Harrison Limited Partnership, dated as of July 1, 1988, for the lease of the Registrant's offices in Oakland, California (Incorporated by reference to Exhibit No. 10(c) to Registration Statement on Form S-1 (No. 33-31576) filed with the Commission on October 13, 1989)
         1. First Amendment made as of March 27, 1991 (Incorporated by reference to Exhibit No. 10(a)(1) to Quarterly Report on Form 10-Q (Registrant No. 0-18025) for the first quarter of fiscal 1993 filed with the Commission on July 10, 1992)
         2. Second Amendment made as of June 1992 (Incorporated by reference to Exhibit No. 10(a)(2) to Quarterly Report on Form 10-Q (Registrant No. 0-18025) for the first quarter of fiscal 1993 filed with the Commission on July 10, 1992)
         3. Third Amendment made as of April 27, 1993 (Incorporated by reference to Exhibit No. 10(i)(3) to Annual Report on Form 10-K (Registrant No. 1-12248) for the fiscal year ended February 28, 1993 filed with the Commission on May 21, 1993)

    10(i) Guaranty provided by American Capital and Research Corporation to 1800 Harrison Limited Partnership, dated as of March 27, 1991, and First Amendment thereto dated as of June 1992, guaranteeing the performance of Kaiser Engineers, Inc. under an Amended and Restated Lease Agreement by and between Kaiser Engineers, Inc. and the California Public Employee's Retirement System, dated as of July 1, 1988, for the lease of the Registrant's offices in Oakland, California (Incorporated by reference to Exhibit No. 10(b) to Quarterly Report on Form 10-Q Registrant No. 0-18025 for the first quarter of fiscal 1993 filed with the Commission on July 10, 1992)

    10(j) ICF Kaiser International, Inc. Stock Incentive Plan (as amended and restated through March 1, 1996)

    10(l) Purchase Order dated March 8, 1995 (WHC-380393, Mod. 1) issued by Westinghouse Hanford Company to ICF Kaiser Hanford Company (DOE Reference No. DE-AC06-87RL1930) (Incorporated by reference to Exhibit No. 10(m) to Annual Report on Form 10-K Registrant
              No. 1-12248 for fiscal year 1995 filed with the Commission on May 23, 1995)

    10(m) Assignment Agreement between the U.S. Department of Energy, Kaiser Engineers Hanford Company, and Westinghouse Hanford Company, with an effective date of October 1, 1993 (Contract No. DE-A06-93RL12359) (Incorporated by reference to Exhibit No. 10(a) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

         1. Modification No. 1 dated October 25, 1993 (Incorporated by reference to Exhibit No. 10(n)(1) to Annual Report on Form 10-K Registrant No. 1-12248 filed with the Commission on May 25, 1994).

    10(n) Hanford Termination Notice effective October 1, 1996, from the U.S. Department of Energy.

    10(o) Massachusetts Water Resources Authority Agreement with ICF Kaiser Engineers, Inc. through its wholly owned subsidiary of ICF Kaiser Engineers of Massachusetts, Inc. for construction management services for Boston Harbor Project--Deer Island Related Facilities, Contract No. 5622 (June 1990) (Incorporated by reference to Exhibit No. 10(h) to Quarterly Report on Form 10-Q Registrant No. 0-18025 for the second quarter of fiscal 1991 filed with the Commission on October 12, 1990) (Amendment Nos. 1-3 incorporated by reference to Exhibit No. 10(n)(1-3) to Annual Report on Form 10-K Registrant No. 0-18025 for the fiscal year ended February 28, 1993 filed with the Commission on May 21,
              1993).
              1. Amendment No. 4 and Amendment No. 4A each dated December 2,
                 1993
                 [IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(n)(1) to Annual Report on Form 10-K Registrant No. 1-12248 for fiscal 1994 FILED IN PAPER ON MAY 20, 1994, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION is incorporated herein by reference thereto]
              2. Amendment No. 5 dated December 6, 1994 [IN ACCORDANCE WITH RULE
                 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(n)(2) to Annual Report on Form 10-K Registrant No.

                 1-12248 for fiscal 1995 FILED IN PAPER ON MAY 23, 1995, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION is incorporated herein by reference thereto]
              3. Amendment No. 6 to the Agreement with the Massachusetts Water
                 Resources Authority for Construction Management Services (January 1996) (Amendment No. 6 incorporated by reference to Exhibit No. 10(n)(3) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the fiscal quarter ended March 31, 1996 filed with the Commission on May 15, 1996).

    10(p) Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated as of April 4, 1995. [IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(o) WAS FILED IN PAPER ON MAY 23, 1995, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION is incorporated herein by reference thereto]
        1.    Modifications to Contract #DE-AC3495RF00825.

    10(q) ICF Kaiser International, Inc. Section 401(k) Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(f) to Quarterly Report on Form 10-Q Registrant No. 1-12248 (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)
        1. Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(p)(1) to Annual Report on Form 10-K Registrant No. 1-12248 for fiscal 1995 filed with the Commission on May 23,
              1995).
        2. Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(p)(2) to Transition Report on Form 10-K Registrant No. 1-12248 for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29,
              1996).

    10(r) Trust Agreement with Vanguard Fiduciary Trust Company dated as of March 1, 1989, for the ICF Kaiser International, Inc. Section 401(k) Plan (Incorporated by reference to Exhibit No. 28(b) to Registration Statement on Form S-8 (Registration No. 33-51460) filed with the Commission on August 31, 1992).

Exhibit No. 10 -- Material Contracts (management contracts, compensatory plans, or arrangements.)

    10(aa) Employment Agreement with James O. Edwards dated as of December 31, 1994 (Incorporated by reference to Exhibit No. 10 (bb) to Annual Report on Form 10-K for fiscal 1995 Registrant No. 1-12248 filed with the Commission on May 23, 1995).

    10(bb)    ICF Kaiser International, Inc. Corporate Incentive Compensation
              Plan: Annual Incentive Plan (dated as of September 29, 1993) (Incorporated by reference to Exhibit No. 10(aa) to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993).

    10(cc) ICF Kaiser International, Inc. Non-employee Director Stock Option Plan (as amended and restated as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(bb) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993).

    10(dd) Agreement with Alvin S. Rapp, Executive Vice President of the Registrant, dated November 1, 1993 (Incorporated by reference to Exhibit No. 10(ll) to Amendment No. 1 to Registration Statement on Form S-1 (No. 33-70986) filed with the Commission on November 22,
              1993).

    10(ee) Employment Agreement with Marc Tipermas, Executive Vice President of the Registrant, effective as of March 1, 1994 (Incorporated by reference to Exhibit No. 10(ll) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on May 25,
              1994).

    10(ff) Employment Agreement with Stephen W. Kahane, Executive Vice President of the Registrant, effective as of March 1, 1994 (Incorporated by reference to Exhibit No. 10(mm) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on May 25, 1994).

    10(gg) ICF Kaiser International, Inc. Senior Executive Officers Severance Plan as approved by the Compensation Committee of the Board of Directors on April 4, 1994, and adopted by the Board of Directors on May 5, 1994 (Incorporated by reference to Exhibit No. 10(nn) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on May 25, 1994).

    10(hh) Employment Agreement with Michael K. Goldman, Executive Vice President of the Registrant, effective as of February 28, 1994. (Incorporated by reference to Exhibit No. 10(jj) to Annual Report on Form 10-K Registrant No. 1-12248 for fiscal 1995 filed with the Commission on May 23, 1995).

    10(ii) Employment Agreement dated May 17, 1993, and February 1, 1995, with Richard K. Nason, Executive Vice President and Chief Financial Officer of the Registrant (Incorporated by reference to Exhibit No. 10(ii) to Transition Report on Form 10-K Registrant No. 1-12248 for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996).

Exhibit No. 11 -- Computation of Primary and Fully Diluted Earnings Per Share
              (Incorporated by reference to Exhibit No. 11 to (a) Transition Report on Form 10-K Registrant No. 1-12248 for the transition period from March 1, 1995 to December 31, 1995, filed with the Commission on March 29, 1996, and (b) Quarterly Report on Form 10-Q Registrant No. 1-12248 for the third quarter ended September 30, 1996 filed with the Commission on November 14, 1996).

Exhibit No. 21 -- Subsidiaries of the Registrant as of  July 4, 1996
              (Incorporated by reference to Exhibit No. 21 to Quarterly Report on Form 10-Q Registrant No. 1-12248 for the second quarter of fiscal 1996 filed with the Commission on August 14, 1996).

Exhibit No. 23 -- Consents

    23(a) Consent of Coopers & Lybrand L.L.P.

    23(b) Consent of Paul Weeks, II, is contained in Exhibit No. 5

Exhibit No. 24 -- Powers of Attorney (see pages II-9 and II-10).


                       (b) Financial Statement Schedule

         The following Supplemental Schedule Relating to the Consolidated Financial Statements of ICF Kaiser International, Inc. and Subsidiaries for each of the ten months ended December 31, 1995 and for the two years in the period ended February 28, 1995.

              a.  Schedule II: Valuation and qualifying accounts..........S-1

         All Schedules except the one listed above have been omitted because they are not applicable or not required or because the required information is included elsewhere in the financial statements in this filing.

Item 17. Undertakings
         ------------

         The undersigned Registrant hereby undertakes:

         (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include a prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (l)(i) and
--------  -------
(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, the Commonwealth of Virginia, on this 27 day of November, 1996.


        ICF Kaiser International, Inc.
                                          (Registrant)



Date:  November 27, 1996                  By   /s/ James O. Edwards
                                             ----------------------
                                             James O. Edwards,
                                          Chairman of the Board and
                                            Chief Executive Officer



-------------------------------------------------------------------------------
                               POWER OF ATTORNEY
     Each of the undersigned hereby appoints James O. Edwards, Marc Tipermas, Richard K. Nason, Paul Weeks, II, and Cynthia L. Hathaway, and each of them severally, his or her true and lawful attorneys to execute (in the name of and on behalf of and as attorneys for the undersigned) this Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.
-------------------------------------------------------------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        (1) Principal executive officer


Date: November 27, 1996                       By  /s/ James O. Edwards
                                                ----------------------------
                                                 James O. Edwards,
                                        Chairman and Chief Executive Officer



                (2) Principal financial and accounting officer



Date: November 27, 1996                       By   /s/ Richard K. Nason
                                                ----------------------------
                                                    Richard K. Nason,
                                               Executive Vice President and
                                                 Chief Financial Officer

-------------------------------------------------------------------------------
                               POWER OF ATTORNEY
     Each of the undersigned hereby appoints James O. Edwards, Marc Tipermas, Richard K. Nason, Paul Weeks, II, and Cynthia L. Hathaway, and each of them severally, his or her true and lawful attorneys to execute (in the name of and on behalf of and as attorneys for the undersigned) this Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.
-------------------------------------------------------------------------------

                          (3)  The Board of Directors

  Date: November 27, 1996              By    /s/ Gian Andrea Botta
                                         --------------------------------
                                              Gian Andrea Botta,
                                                 Director

  Date: November 27, 1996              By
                                         --------------------------------
                                              Tony Coelho,
                                                 Director

  Date: November 27, 1996              By    /s/ James O. Edwards
                                         --------------------------------
                                              James O. Edwards,
                                                 Director

  Date: November 27, 1996              By    /s/ Maynard H. Jackson
                                         --------------------------------
                                              Maynard H. Jackson
                                                 Director

  Date: November 27, 1996              By    /s/ Thomas C. Jorling
                                         --------------------------------
                                              Thomas C. Jorling
                                                 Director

  Date: November 27, 1996              By    /s/ Frederic V. Malek
                                         --------------------------------
                                              Frederic V. Malek,
                                                 Director

  Date: November 27, 1996              By    /s/ Rebecca P. Mark
                                         --------------------------------
                                              Rebecca P. Mark,
                                                 Director

  Date: November 27, 1996              By    /s/ Richard K. Nason
                                         --------------------------------
                                              Richard K. Nason,
                                                 Director

  Date: November 27, 1996              By    /s/ Robert W. Page, Sr.
                                         --------------------------------
                                              Robert W. Page, Sr.,
                                                 Director

  Date: November 27, 1996              By    /s/ Marc Tipermas
                                         --------------------------------
                                              Marc Tipermas,
                                                 Director